As filed with the Securities and Exchange Commission on August 8, 2011
Registration No. 333-175711

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-1
Amendment No. 1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
VICOR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)
Delaware	3841	20-2903491
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)
2300 NW Corporate Boulevard
Suite 123
Boca Raton, Florida 33431
(561) 995-7313
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
David H. Fater
Chief Executive Officer
Vicor Technologies, Inc.
2300 NW Corporate Boulevard
Suite 123
Boca Raton, Florida 33431
(561) 995-7313
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies To:
Leonard H. Bloom, Esq.
Laura M. Holm, Esq.
Akerman Senterfitt
One Southeast Third Avenue, 25th Floor
Miami, Florida 33131
(305) 374-5600

Approximate date of commencement of proposed sale to public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
			Proposed Maximum		Proposed Maximum		Amount of
Title of Each Class of		Amount to be	Offering Price		Aggregate		Registration
Securities to be Registered		Registered	per Share (1)		Offering Price(1)		Fee
Common stock	Common stock, $0.0001 par value	(1)(2)
Common Stock issuable pursuant to the SPA	Common stock, $0.0001 par value	15,000,000	$0.15	(3)	$2,250,000	(4)	$262
Common Stock issued upon execution of the Equity Financing Agreement	Common stock, $0.0001 par value	140,000	$0.15	(3)	$21,000	(4)	$2

(1)
We are registering 15,000,000 shares of our common stock, par value $0.0001 per share (the "Put Shares") which will be put to Centaurian Fund LP ("CENTAURIAN") pursuant to the Securities Purchase Agreement ("SPA"), dated July 14, 2011 between CENTAURIAN and the Registrant. The SPA will be effective upon the date that the Securities and Exchange Commission declares effective this registration statement. The price per share will vary based on the volume-weighted average daily price of Company's common stock during the drawdown periods described in this registration statement. The purchase price will be equal to 93% of the lesser of (i) the volume-weighted average daily price for each trading day within such drawdown pricing period and (ii) the closing price on the trading day immediately prior to each such trading day within such drawdown pricing period. The agreement allows for draws over a period of 36 months for amounts up to the lesser of (i) $250,000, or (ii) 300% of the 10-day volume weighted average price multiplied by the 3 day trading volume-weighted average, per draw.

(2)	We are also registering 140,000 shares of our common stock (the "Commitment Shares") that we issue to CENTAURIAN upon execution of the SPA as additional consideration for entering into the SPA.
(3)
Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(o) under the Securities Act on the basis of the average of the high and low bid prices of common stock of the Registrant as reported on the Over-the-Counter Bulletin Board on July 12, 2011.

(4)	This amount represents the maximum aggregate value of common stock which may be put to CENTAURIAN by the Registrant pursuant to the terms and conditions of the SPA.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 8, 2011

PROSPECTUS

This prospectus relates to the sale of up to 15,140,000 shares of our common stock, par value $0.0001 per share, by the selling stockholder Centaurian Fund LP (“CENTAURIAN”), of which (i) up to 15,000,000 will be put (the “Put Shares”) to CENTAURIAN pursuant to the Securities Purchase Agreement (“SPA”) and (ii) 140,000 were issued to CENTAURIAN as additional consideration for executing the SPA. The SPA with CENTAURIAN provides that CENTAURIAN is committed to purchase up to $10,000,000 of our common stock. We may draw on the facility from time to time, as and when we determine appropriate, in accordance with the terms and conditions of the SPA. Please refer to the section of this prospectus entitled “The CENTAURIAN Transaction” for a description of the SPA and the section entitled “Selling Stockholder” for additional information.

CENTAURIAN is an “underwriter” within the meaning of the Securities Act, as amended (the “Securities Act”), in connection with the resale of our common stock under the SPA. No other underwriter or person has been engaged to facilitate the sale of shares of our common stock in this offering.

We will not receive proceeds from the sale of our shares by CENTAURIAN. However, we will receive proceeds from the sale of our Put Shares under the SPA. The proceeds will be used for working capital or general corporate purposes, including the payment of the fees and commissions incurred from entering into and consummating the transactions contemplated by the SPA. We will bear all costs associated with this registration.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board, or OTC Bulletin Board, under the symbol “VCRT.OB”. The shares of our common stock registered hereunder are being offered for sale by CENTAURIAN at prices established on the OTC Bulletin Board during the term of this offering, and CENTAURIAN may sell the shares determined by the prevailing market price for the shares or in negotiated transactions. On July 12, 2011, the last reported sale price of our common stock on the OTC Bulletin Board was $0.15. These prices will fluctuate based on the demand for our stock.

Investing in the offered securities involves risks, including those set forth in the “Risk Factors” section of this prospectus beginning on page 9 as well as those set forth in any prospectus supplement.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is August __, 2011.

TABLE OF CONTENTS
ABOUT THIS PROSPECTUS	4
FORWARD-LOOKING STATEMENTS	5
PROSPECTUS SUMMARY	6
SUMMARY FINANCIAL DATA	7
THE OFFERING	8
RISK FACTORS	9
USE OF PROCEEDS	17
DILUTION	18
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	18
DIVIDEND POLICY	18
CAPITALIZATION	19
OUR BUSINESS	20
DESCRIPTION OF PROPERTY	29
LEGAL PROCEEDINGS	29
OUR MANAGEMENT	30
DIRECTOR COMPENSATION	33
EXECUTIVE COMPENSATION	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	36
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	43
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	44
DESCRIPTION OF SECURITIES	45
SECURITIES PURCHASE AGREEMENT WITH CENTAURIAN	46
SELLING STOCKHOLDER	50
PLAN OF DISTRIBUTION	50
LEGAL MATTERS	52
EXPERTS	52
WHERE YOU CAN FIND ADDITIONAL INFORMATION	52

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the placement agents have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the placement agents, and neither we nor the placement agents accept any liability in relation thereto.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our units. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus.

FORWARD-LOOKING STATEMENTS

Some of the statements included in this prospectus and any prospectus supplement contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts contained in this prospectus and any prospectus supplement, including statements regarding our plans, objectives, goals, strategies, future events, capital expenditures, future results, our competitive strengths, our business strategy and the trends in our industry are forward-looking statements. The words “believe,” “may,” “could,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “appear,” “future,” “likely,” “probably,” “suggest,” “goal,” “potential” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

Forward-looking statements reflect only our current expectations. In any forward-looking statement, where we express an expectation or belief as to future results or events, such expectation or belief is expressed in good faith as of the date of such statement and believed to have a reasonable basis, but the statement of expectation or belief may not be achieved or accomplished. Our actual results, performance or achievements could differ materially from those expressed in, or implied by, the forward-looking statements due to a number of factors, many of which may be unforeseen, including:

•	our history of operating losses and low cash position relative to our anticipated cash needs;

•	our ability to obtain funds to sustain our business on acceptable terms or at all;

•	our ability to obtain FDA approval for specific medical claims for our products;

•	our ability to achieve broad market acceptance of our technology;

•	our ability to manufacture, market and sell our products effectively;

•	our ability to protect our proprietary technology;

•	the ability of others to develop, obtain approval of and commercialize products quicker or more successfully than us;

•	technological changes impacting our industry that may lead to our technologies becoming obsolete;

•	any future litigation regarding our business, including intellectual property and product liability claims;

•	legal and regulatory changes affecting the medical device industry, including changes impacting reimbursement for medical devices; and

•	general economic and business conditions.

In addition, you should refer to the “Risk Factors” section of this prospectus beginning on page 9 for a discussion of other factors that may cause our actual results to differ materially from those implied by our forward-looking statements. As a result of these factors, the forward-looking statements in this prospectus and any prospectus supplement may not prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, you should not regard any forward-looking statement as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, if at all. Accordingly, you should not place undue reliance on these forward-looking statements. We undertake no obligation to update any of these forward looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law or regulation.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Individuals who participate in this offering are urged to read this entire prospectus carefully. An investment in the units offered hereby involves a high degree of risk. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the projected results discussed in these forward-looking statements. Factors that may cause such a difference include, but are not limited to, those discussed in “Risk Factors.” “We”, “our”, “ours”, “us”, “Vicor” or “the Company”, when used herein, refer to Vicor Technologies, Inc., including subsidiaries and predecessors, except where it is clear that the term refers only to Vicor Technologies, Inc.

Overview

Our Business

We are a medical diagnostics company, originally incorporated in the State of Delaware on May 24, 2005 as SRKP 6, Inc., focused on commercializing noninvasive diagnostic technology products based on our patented, proprietary point correlation dimension algorithm (the “PD2i® Algorithm”). The PD2i® Algorithm and software facilitates the ability of physicians to accurately risk stratify a specific target population to predict future pathological events, such as cardiac mortality (either from arrhythmic death or congestive heart failure), autonomic nervous system dysfunction and imminent death from trauma. We believe that the PD2i® Algorithm and software represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign. We are currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithim: the PD2i Analyzertm (sometimes referred to as the PD2i Cardiac Analyzertm) and the PD2i-VSTM (Vital Sign). It is also anticipated that the PD2i® Algorithm and software applications will allow for the early detection of cerebral disorders as well as other disorders and diseases.

Our first product, the PD2i Analyzertm, received 510(k) marketing clearance from the Food and Drug Administration, or FDA, on December 29, 2008. It displays and analyzes electrocardiographic (“ECG”) information and measures heart rate variability (“HRV”) in patients at rest and in response to controlled exercise and paced respiration. The PD2i Analyzertm applies patented and proprietary technology to analyze a high resolution electrocardiograph signal and measure R-wave intervals. The clinical significance of HRV and other parameters must be determined by a physician.

On April 14, 2011 we received a second 510(k) marketing clearance from the FDA for the PD2i Analyzer. This marketing clearance allows us to market the PD2i Analyzer for the display and analysis of electrocardiographic information and to measure heart rate variability at rest, and in response to controlled exercise and paced respiration in patients undergoing cardiovascular disease testing. The results are to be interpreted by a qualified healthcare practitioner and are not intended for any specific clinical diagnosis. The clinical significance of HRV and other parameters must be determined by a physician.

This second clearance should broaden our markets dramatically by enabling the physician to use the PD2i Analyzer™ to identify patients at elevated risk of mortality for aggressive treatment and life-saving interventions as well as patients at lower risk of mortality for less costly and more conservative patient care. This second clearance should also lead to wider adoption and broader usage by physicians.

Revenues commenced in 2010. In September 2010, we hired a National Sales Manager and as of May 31, 2011 we had entered into agreements with independent sales representatives in over 30 states including the District of Columbia. We have also begun the selected hiring of sales personnel in selected states to supplement our independent sales representatives.

The PD2i Analyzertm consists of a private-label digital ECG device that incorporates automated blood pressure recording and a laptop computer which utilizes proprietary collection software. The PD2i Analyzertm accesses the internet and sends recorded ECG files to our remote server where the files are analyzed by our proprietary algorithm and software. The analyzed results are then returned to the laptop in the form of an electronic health record together with a report for the physician to interpret and make a diagnosis, as well as information which the physician can use to bill both public and private insurers. Established Current Procedural Terminology Codes, known as CPT Codes, allow the physician to currently bill and collect from public and private insurers. Vicor bills the physician monthly for the number of tests performed, thus enabling us to realize revenue from the recurring use of the PD2i Analyzertm in addition to revenue realized from the sale of the device.

We anticipate obtaining additional marketing clearances from the FDA for the PD2i Analyzertm for medical claims which could include trauma triage and the diagnosis of diseases related to autonomic nervous system dysfunction. Some additional marketing clearances from the FDA are not required for us to generate revenue from our existing product(s), but would allow us to accelerate our marketing efforts.

SUMMARY FINANCIAL DATA

Because this is only a summary of our financial information, it does not contain all of the financial information that may be important to you. Therefore, you should carefully read all of the information in this prospectus, including the financial statements and their explanatory notes and the section entitled, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before making a decision to invest in the units. The consolidated statement of operations data for the two years ended December 31, 2010 and 2009 and consolidated balance sheet data as of December 31, 2010 and 2009 is derived from our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. Our historical results presented below are not necessarily indicative of results to be expected in future periods.

	Years ended December 31,
	2009	2010
Statement of Operations Data:
Revenue	$-	$189,000
Cost of revenue	-	131,000
Operating expenses	7,321,000	8,855,000
Gain on derivative financial instruments	2,157,000	3,991,000
Net loss	$(5,164,000)	$(4,806,000)

Balance Sheet Data:
Cash	$544,000	$1,119,000
Total assets	1,997,000	10,087,000
Total liabilities	8,607,000	18,515,000
Net capital deficiency	(6,610,000)	(8,428,000)

	Quarters ended March 31,		Period from August 4, 2000 (Inception) to March 31,
	2010	2011	2011
Statement of Operations Data:
Revenue	$100,000	$168,000	1,201,000
Cost of revenue	85,000	84,000	215,000
Operating expenses	1,971,000	2,608,000	64,978,000
Gain (loss) on derivative financial instruments	(117,000)	3,211,000	9,359,000
Net income (loss)	$(2,073,000)	$687,000	(54,633,000)

Balance Sheet Data:
Cash	$308,000	$121,000
Total assets	946,000	8,244,000
Total liabilities	8,900,000	15,932,000
Net capital deficiency	(7,954,000)	(7,688,000)

THE OFFERING

On July 14, 2011, we entered into a Securities Purchase Agreement (the “SPA”) with Centaurian Fund LP (“CENTAURIAN”), pursuant to which we may, from time to time, issue and sell to CENTAURIAN up to ten million dollars ($10,000,000) of our common stock over a 3-year period. The SPA provides that we may from time to time deliver a drawdown notice to CENTAURIAN, and CENTAURIAN is obligated to purchase the dollar amount of common stock set forth in the notice.  The maximum amount of each drawdown shall be (A) 300% of the total trading volume during the 10 trading days prior to the applicable drawdown pricing period, multiplied by the average of the volume-weighted average price (VWAP)’s during the 3 trading day period immediately prior to the delivery of a drawdown notice or (B) $250,000.

Further, as additional consideration for CENTAURIAN entering into the SPA, we issued to CENTAURIAN, upon execution of the SPA, 140,000 shares of our common stock. This registration statement includes all of the total Commitment Shares. See "Our Securities Purchase Agreement with CENTAURIAN" on page 46.

CENTAURIAN has agreed that neither it nor its affiliates will engage in any short selling of the common stock. However, CENTAURIAN is deemed to beneficially own the shares of common stock corresponding to a particular advance on the date which we deliver a drawdown notice to them, which is prior to the date the shares are delivered to CENTAURIAN. Accordingly, CENTAURIAN may sell shares any time after we deliver a drawdown notice. This will likely have the effect of putting downward pressure on our stock price during the pricing period for such advance.

Common Stock to be offered by selling stockholder CENTAURIAN:	Up to 15,140,000 shares of the Company's common stock
Common Stock Outstanding
Before the Offering:	52,607,036 shares(1)
Common Stock Outstanding
After the Offering (after giving effect to the issuance of up to 15,140,000 shares under the SPA):	67,747,036 shares(1)
Use of Proceeds:
We will not receive any proceeds from the sale of shares of common stock offered by CENTAURIAN. However, we will receive proceeds from the sale of our common stock under the SPA, which we will use for working capital or general corporate purposes. See “Use of Proceeds” for additional information.

Risk Factors:	See “Risk Factors” beginning on page 9 and the other information in this prospectus for a discussion of the factors you should consider before you decide to invest in the units.
____________
(1) Excludes the following:
•	3,390,000 shares of common stock issuable upon exercise of outstanding stock options;
•	24,415,820 shares of common stock issuable upon exercise of outstanding warrants;
•	5,185,101 shares of common stock reserved for issuance upon conversion of the Series B Junior Convertible Cumulative Preferred Stock;
•	6,590,881 shares of common stock reserved for issuance upon conversion of the 8% Subordinated Convertible Notes;
•	386,111 shares of common stock reserved for issuance upon conversion of the 12% Convertible Notes; and
•	22,400,000 shares of common stock issuable upon the conversion of the 10% Notes.

Unless otherwise specifically stated, information throughout this prospectus does not assume the exercise of outstanding options or warrants to purchase shares of our common stock.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, and all information contained in this prospectus, before you decide whether to purchase our securities. Additional risks and uncertainties not currently known to us that we currently do not deem material may also become important factors that may materially and adversely affect our business. The occurrence of any of the following risks could cause our business, results of operations, financial condition and prospects to materially suffer and the market price of our stock to decline, and you may lose part or all of your investment.

Risks related to our business

Our cash position is very low relative to our anticipated cash needs.

As of July 12, 2011, we had a negligible cash balance. This is substantially less than our projected short-term cash requirements (including fixed costs and projected future costs). There can be no guaranty that we can raise  funds from sales of our equity or debt securities on terms that are acceptable to us or otherwise generate sufficient revenue to maintain our operations. Our inability to obtain such funds would have a material adverse effect on the Company’s financial condition and operations.

We have incurred significant operating losses since inception that raise doubts about our ability to continue as a going concern.

We have a history of operating losses. We are a developmental stage company that is still in the process of developing new and unproved technologies. We have incurred significant net losses since our inception, including net losses applicable to common stock of approximately $7.3 million in 2002, $9.2 million in 2003, $3.4 million in 2004, $4.2 million in 2005, $4.6 million in 2006, $6.1 million in 2007, $8.5 million in 2008, $6.6 million in 2009 and $6.2 million for the year ended December 31, 2010; for the three months ended March 31, 2011 we had net income of $687,000. As of March 31, 2011, we had an accumulated deficit of approximately $59.4 million. The extent of our future operating losses and the timing of our profitability are highly uncertain, and we may never generate sufficient revenues to achieve or sustain profitability. Based on funds available to us as of December 31, 2010 our independent auditors expressed doubt about our ability to continue as a going concern if we are unable to raise additional funds. If we are unable to successfully implement our financing strategy and develop commercially successful products, we will not generate sufficient revenues to achieve profitability and may be forced to cease operations.

We are a development stage company and we may be unable to successfully commercialize any products.

Our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies engaged in the development and commercialization of new technologies, particularly companies targeting markets characterized by complex regulatory issues. In particular, medical devices, such as the PD2i Analyzertm, require CPT codes and agreed-upon reimbursement levels in order to achieve widespread physician use and drive significant revenue. While established CPT codes with adequate levels of reimbursement exist, we still may not generate significant revenues or achieve and sustain profitability because our products may not be accepted in the marketplace. Our limited operating history in new product areas makes the prediction of future results of operations extremely difficult.

We have never generated, and we may never generate, positive operating cash flow.

Our business operations do not generate positive cash flow, and we do not currently receive revenues from other sources such as licensing fees, revenues from grants or consulting fees. Depending upon the extent of revenue derived from these sources, if any, as well as revenues generated from the sale of the PD2i Analyzertm and related test fees, we may not be able to generate sufficient cash flow to cover operating expenses. We cannot predict or guarantee when our products will generate sufficient revenue to achieve positive operating cash flow.

We may be unable to obtain additional funds necessary to sustain our business on acceptable terms or at all, which would harm our business and may require us to significantly curtail or cease our operations.

We need substantial capital to fund our business operations and finance our working capital requirements for the long-term. We have experienced significant negative cash flow from operations to date and expect to continue to experience significant negative cash flow in the future. We need additional funds to sustain and expand our research and development activities, our collaborative arrangements and expand our sales and marketing activities. Adequate funds for these and other purposes on acceptable terms, whether through additional equity financing, debt financing or other sources, may not be available when needed, or may result in significant dilution to existing stockholders. Our inability to obtain sufficient funds from operations and external sources will have a material adverse effect on our business, results of operations and financial condition. If we are unable to raise additional funds, we will be forced to significantly curtail or cease our operations. Our ability to issue debt securities or to service any debt may also be limited by our inability to generate cash flow.

We are developing and attempting to commercialize new and unproven technologies.

We primarily work with and develop new technologies that have not been proven for commercial application. The validation of these technologies for commercial application will require substantial additional capital investment and a significant amount of work. Additionally, many of the products and services that we contemplate developing may prove unsuitable for commercial application. We cannot be certain that any such products or services will be able to be commercialized and sold successfully, or at all.

The results of clinical studies may not support the usefulness of our technology.

Conducting clinical trials is a long, expensive and uncertain process that is subject to delays and failure at any stage. Clinical trials can take months or years. The commencement or completion of any of our clinical trials may be delayed or halted for numerous reasons, including, (1) the FDA may not approve a clinical trial protocol or a clinical trial, or may place a clinical trial on hold; (2) subjects may not enroll in clinical trials at the rate we expect and subjects may not be followed up at the rate we expect; (3) subjects may experience events unrelated to our products; (4) third-party clinical investigators may not perform our clinical trials on our anticipated schedule or consistent with the clinical trial protocol and good clinical practices, or other third-party organizations may not perform data collection and analysis in a timely or accurate manner; (5) interim results of any of our clinical trials may be inconclusive or negative; (6) regulatory inspections of our clinical trials may require us to undertake corrective action or suspend or terminate them if investigators find us not to be in compliance with regulatory requirements; or (7) governmental regulations or administrative actions may change and impose new requirements, particularly on reimbursement.

Results of pre-clinical studies do not necessarily predict future clinical trial results and previous clinical trial results may not be repeated in subsequent medical trials. We may experience delays, cost overruns and project terminations despite achieving promising results in pre-clinical testing or early clinical testing. In addition, the data obtained from clinical trials may be inadequate to support approval or clearance of a submission. The FDA may disagree with our interpretation of the data from our clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate the safety and effectiveness of the product candidate. The FDA may also require us to conduct additional clinical trials which could further delay approval. If we are unsuccessful in receiving FDA approval, we would not be able to sell or promote the product for certain intended uses in the United States, which could seriously harm our business. Moreover, we face similar risks in other jurisdictions in which we may sell or propose to sell our products.

If third-party contract research organizations do not perform their responsibilities in an acceptable and timely manner, our pre-clinical testing or clinical trials could be delayed or prove unsuccessful.

We do not have the ability to conduct all aspects of pre-clinical testing or clinical trials ourselves. We rely and will continue to rely on clinical investigators, third-party contract research organizations and consultants to perform some or all of the functions associated with pre-clinical testing or clinical trials. The failure of any of these vendors to perform in an acceptable and timely manner in the future, including in accordance with any applicable regulatory requirements, such as good clinical and laboratory practices, or pre-clinical testing or clinical trial protocols, could cause a delay or otherwise adversely affect our pre-clinical testing or clinical trials and, ultimately, the timely advancement of our development programs.

Our ability to operate effectively could be impaired if we were to lose the services of our key personnel, or if we were unable to recruit key personnel in the future.

Our success will depend to a significant extent on the skills and efforts of David H. Fater, Dr. Jerry M. Anchin, Dr. James Skinner, Dr. Daniel Weiss, Mr. Thomas J. Bohannon and Mr. Gary Schwartz. We have entered into employment agreements with each of these individuals. Nevertheless, employment agreements do not assure the services of such personnel. Despite employment and noncompetition agreements, our employees may voluntarily terminate their employment with us at any time. Our success also depends on our ability to attract and retain additional qualified employees in the future. Competition for such personnel is intense and we will compete for qualified personnel with numerous other employers, many of whom have greater financial and other resources than we do. In addition, we may incur significantly increased costs in order to attract and retain skilled employees. The loss of one or more key employees could have a material adverse effect on our business.

We are subject to evolving and expensive corporate governance regulations and requirements. Our failure to adequately adhere to these requirements or the failure or circumvention of our controls and procedures could seriously harm our business.

As a publicly traded company, we are subject to certain federal, state and other rules and regulations, including applicable requirements of the Sarbanes-Oxley Act of 2002. Compliance with these evolving regulations is costly and requires a significant diversion of management time and attention, particularly with regard to disclosure controls and procedures and internal controls over financial reporting. Although we have reviewed our disclosure controls and internal controls and procedures in order to determine whether they are effective, our controls and procedures may be unable to prevent errors or frauds in the future. Faulty judgments, simple errors or mistakes, or the failure of our personnel to adhere to established controls and procedures make it difficult for us to ensure that their objectives are met. A failure of our controls and procedures to detect material errors or fraud could seriously harm our business and results of operations.

We are subject to risks in connection with the impact of changes in international, national and local economic and market conditions.

Our business is subject to risks in connection with the impact of changes in international, national and local economic and market conditions. Beyond the risks of doing business internationally, there is also the potential impact of changes in the international, national and local economic and market conditions, including the effects of a global financial or credit crisis, and the effects of terrorist acts and the war on terrorism, which could impact customers’ ability to pay for our products.

If we sell our products in international markets, we will experience additional risks associated with these sales, which include:

•	political and economic instability;

•	export controls;

•	changes in legal and regulatory requirements;

•	United States and foreign government policy changes affecting the markets for our products; and

•	changes in tax laws and tariffs.

Any of these factors could have a material adverse effect on our business, results of operations and financial condition. We may choose to sell our products in international markets through independent distributors. If a distributor fails to meet annual sales goals, it may be difficult and costly to locate an acceptable substitute distributor. If a change in our distributors becomes necessary, we may experience increased costs, as well as a substantial disruption in operations and a resulting loss of revenue.

Risks Related To Regulatory Matters

The medical device and pharmaceutical industries are subject to stringent regulation and failure to obtain regulatory approval will prevent commercialization of our products.

Our Diagnostic Platform. Our PD2i Analyzertm received 510(k) marketing clearance from the FDA on December 29, 2008. A second 510(k) marketing clearance was received from the FDA on April 14, 2011. These clearances enable us to market this product and generate revenue. Our products for specific medical claims, however, can only be directly marketed to physicians by submitting additional 510(k) applications to the FDA, supported by satisfactory clinical trial results. However, the results of our clinical trials may not provide sufficient evidence to allow the FDA to grant us such additional marketing clearances. The failure to obtain FDA marketing clearance for these specific medical claims would have a material adverse effect on our business.

Medical devices are subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (FDCA), by comparable agencies in foreign countries and by other regulatory agencies and governing bodies. Under the FDCA and associated regulations, manufacturers of medical devices must comply with certain regulations that cover the composition, labeling, testing, clinical study, manufacturing, packaging and distribution of medical devices. In addition, medical devices must receive FDA clearance or approval before they can be commercially marketed in the United States, and the FDA may require testing and surveillance programs to monitor the effects of approved products that have been commercialized and can prevent or limit further marketing of a product based on the results of these post-market evaluation programs. The process of obtaining marketing clearance from the FDA for new products could take a significant period of time, require the expenditure of substantial resources, involve rigorous pre-clinical and clinical testing, require changes to the products and result in limitations on the indicated uses of the product.

Our Drug Platform. None of our drug product candidates have been approved by any governmental regulatory agency, including the FDA. Our research, development, pre-clinical and, to the extent that we undertake the New Drug Application process (“NDA”) itself, clinical trial activities, are subject to an extensive regulatory approval process by the FDA. The process of obtaining required regulatory approvals for drugs is lengthy, expensive and uncertain, and any regulatory approvals may contain limitations on the indicated usage of a drug, distribution restrictions or may be conditioned on burdensome post-approval study or other requirements, including the requirement that we or our pharmaceutical licensees institute and follow a special risk management plan to monitor and manage potential safety issues, all of which may eliminate or reduce the drug’s market potential. Post-market evaluation of a product could result in marketing restrictions or withdrawal from the market. Any or all of our drug product candidates may not receive FDA approval, even if we resume research and development activities.

If we seek to market our products in foreign jurisdictions, we may need to obtain regulatory approval in these jurisdictions.

In order to market our products in the European Union and many other foreign jurisdictions, we may need to obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval procedures vary among countries (except with respect to the countries that are part of the European Economic Area) and can involve additional clinical testing. The time required to obtain approval may differ from that required to obtain FDA approval. Should we decide to market our products abroad, we may fail to obtain foreign regulatory approvals on a timely basis, if at all. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one foreign regulatory authority does not ensure approval by regulatory authorities in other foreign countries or by the FDA. We may be unable to file for, and may not receive, necessary regulatory approvals to commercialize our products in any foreign market, which could adversely affect our business prospects.

Changes in healthcare reimbursement systems in the U.S. and abroad could affect our revenues and profitability.

The Federal government is considering ways to change, and has changed, the manner in which healthcare services are provided and paid for in the United States. Occasionally, the U.S. Congress passes laws that impact reimbursement for healthcare services, including reimbursement to hospitals and physicians. States may also enact legislation that impacts Medicaid payments to hospitals and physicians. In addition, Centers For Medicare and Medicaid Services, the federal agency responsible for administering the Medicare program, establishes payment levels for hospitals and physicians on an annual basis, which can increase or decrease payments to such entities.

In particular, the Patient Protection and Affordable Care Act and the American Recovery and Reinvestment Act of 2009 (also known as the Stimulus Package) affects funding for and in many instances regulates healthcare treatment and strategies. It is unclear what effect, if any, these pieces of legislation or any other future legislation would have on our business.

Internationally, medical reimbursement systems vary significantly from country to country, with some countries limiting medical centers’ spending through fixed budgets, regardless of levels of patients and treatment, and other countries requiring application for, and approval of, government or third-party reimbursement. Even if we succeed in bringing our products to market, uncertainties regarding future healthcare policy, legislation and regulation, as well as private market practices, could affect our ability to sell our products in commercially acceptable quantities and at profitable prices.

If we promote the off-label use of the PD2i AnalyzerTM, we could be subject to fines and penalties from the FDA or other regulatory agencies.

If the FDA or another regulatory agency determines that we have promoted off-label use of our products, we may be subject to various penalties, including civil and/or criminal penalties. The FDA and other regulatory agencies actively enforce regulations prohibiting promotion of off-label uses and the promotion of products for which marketing clearance has not been obtained. If the FDA or another regulatory agency determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory enforcement actions, including the issuance of a warning letter, injunction, seizure, civil fine and criminal penalties. Although our policy is to refrain from statements that could be considered off-labeled promotion of our products, the FDA or another regulatory agency could disagree and conclude that we have engaged in off-label promotion.

We must comply with healthcare “fraud and abuse” laws, and we could face substantial penalties for noncompliance and be excluded from government healthcare programs, which would adversely affect our business, financial condition and results of operations.

Our business is regulated by laws pertaining to healthcare fraud and abuse, including:

•
the Federal Anti-Kickback Statute, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration directly or indirectly, in cash or in kind, in exchange for or to induce either the referral of an individual for, or the furnishing, recommending, or arranging for, a good or service for which payment may be made under a federal healthcare program such as Medicare and Medicaid; and

•	state law equivalents to the Anti-Kickback Statute, which may not be limited to government-reimbursed items.

If our operations are found to be in violation of any of these or similar laws or regulations, we or our officers may face significant civil and criminal penalties, damages, fines, imprisonment and exclusions from the Medicare and Medicaid programs. Any violations may lead to curtailment or restructuring of our operations which could adversely affect our ability to operate our business and our financial results. The risk of being found in violation of these laws is increased by the fact that many of these laws are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our managements' attention from the operation of our business and damage our reputation. If enforcement action were to occur, our reputation and our business and financial condition may be harmed, even if we were to prevail or settle the action. Similarly, if the physicians or other providers or entities with whom we do business are found not to comply with applicable laws, they may be subject to sanctions, which could also have a negative impact on our business.

Risks Related to the Market for Our Products

Our ability to compete successfully and achieve future revenue will depend on our ability to protect our proprietary technology.

It is possible that no further patents will be issued for our potential applications and that any issued patent, may not provide any competitive advantage to us or will be successfully challenged, invalidated or circumvented in the future. In addition, many potential competitors have substantial resources and could make significant investments in competing technologies, may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets.

In addition to patents, we rely on trade secrets and proprietary know-how, which we seek to protect in part through confidentiality and proprietary information agreements and limit access to and distribution of our proprietary information. Such measures may not provide adequate protection for our trade secrets or other proprietary information. In addition, our trade secrets or proprietary technology may become known or be independently developed by competitors. Our failure to protect our proprietary technology could have a material adverse effect on our business, financial condition and results of operations.

Any future litigation over intellectual property rights would likely involve significant expense on our part and distract our management.

Our ability to compete successfully and achieve future revenue will depend in part on our ability to operate without infringing on the rights of others and our ability to enforce our own intellectual property rights. Litigation or claims could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition, and results of operations. Although there are no pending lawsuits against us regarding our technology or notices that we are infringing on the intellectual property rights of others, litigation or infringement claims may arise in the future.

The success of our various products will depend on our ability to obtain and maintain adequate levels of third-party reimbursement for our products.

Our ability to sell our various products will depend on our ability to maintain adequate levels of third-party reimbursement for use of these products by our customers. The amount of reimbursement in the United States that is available for clinical use of these products is expected to vary. In the United States, the cost of medical care is funded in substantial part by government insurance programs such as Medicare and Medicaid, and by private and corporate health care plans. Third-party payors may seek to deny reimbursement if they determine that a prescribed device is not used in accordance with cost-effective treatment methods as determined by the payors, or is experimental, unnecessary or inappropriate. Difficulties in obtaining reimbursement for each of our products, or the inadequacy of the reimbursement obtained could materially decrease any demand for our products.

The commercial viability of our products is uncertain.

To date we have sold only a limited number of one of our products. It is therefore possible that products developed by us may not achieve widespread market acceptance. The degree of market acceptance will depend upon a number of factors, including the receipt and timing of regulatory approvals and the establishment and demonstration in the medical community of the clinical safety, efficacy and cost-effectiveness of our products and their advantages over existing technologies, as well as approved reimbursement for physicians. We may be unable to successfully manufacture and market our products even if they perform successfully in clinical applications. Furthermore, physicians and the medical community in general may not accept and utilize any products that we develop.

We will depend on third parties to manufacture our products and the unavailability of qualified manufacturers could restrict our ability to obtain and sell our products.

We do not manufacture our products and we anticipate that we will not manufacture any of our products at any time. Products will be manufactured by either unrelated parties or strategic partners. We may be unable to locate a suitable source to manufacture our products, and even if one is found, we will be dependent upon its performance. Delays in the manufacture of our products or defects arising from manufacturing could have a material adverse effect on our business.

We will depend on third parties to market and sell our products.

We do not plan on establishing a large in-house sales force and we intend to primarily enter into agreements with independent sales representatives and international distributors, as well as co-marketing, sales and/or licensing agreements with medical device, biotechnology and pharmaceutical companies to take advantage of their marketing and sales expertise and to utilize their personnel. Accordingly, we may become dependent on the efforts of others to obtain widespread acceptance of our products. No assurances can be given that such parties will perform satisfactorily.

We may be unable to keep pace with the rapid technological changes in the biotechnology/medical device industry and as a result, our technologies may become obsolete.

The field of biotechnology/medical devices is characterized by significant and extremely rapid technological change. Companies with significantly greater resources than us may compete with our technology and products. Research and discoveries by others may result in medical insights or breakthroughs, which may render our technologies obsolete even before they generate any revenue. These factors could have a material adverse effect on our business.

Product liability claims may have a material adverse effect on our financial condition and results of operations.

We may be held liable if any product we develop or any product that is made with the use of any of our technologies causes injury or is found otherwise unsuitable. We currently have limited product liability insurance that may not fully cover our potential liabilities. If we attempt to obtain additional product liability insurance coverage, this additional insurance may be prohibitively expensive, or may not fully cover our potential liabilities. The inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or inhibit the commercialization of products developed by us or our collaborative partners. Any adverse judgments against us which exceed our insurance coverage would have a material adverse effect on our financial condition and results of operations.

We face competition in the market for diagnostic devices, including from substantially larger companies with greater resources, which may result in others discovering, developing or commercializing competing products quicker or more successfully than us.

Although our direct competition in the area of noninvasive diagnostic tools for cardiology and the autonomic nervous system is currently limited, we face competition from companies who develop medical devices or screening tests that diagnose cardiac disease and this competition is likely to increase. Our success will depend on our ability to establish and maintain a market for our products as well as keep pace with technological changes affecting our industry. Many of our current as well as prospective competitors have substantially greater capital resources, name recognition, research and development, regulatory, manufacturing and marketing capabilities which may lead to their discovering, developing or commercializing competing products faster or more effectively than us. Many of these competitors offer broad, well-established product lines and ancillary services not offered by us. Some of our competitors or prospective competitors also enjoy long-term or preferential supply arrangements with physicians and hospitals which may act as a barrier to our market entry.

Risks Related to our Common Stock

The trading of our common stock on the OTCBB and the designation of our common stock as a “penny stock” could impact the trading market for our common stock.

Our securities, traded on the Over-the-Counter Bulletin Board (“OTC Bulletin Board”), are subject to SEC rules that impose special sales practice requirements on broker-dealers who sell these securities to persons other than established customers or accredited investors. For the purposes of the rule, the phrase “accredited investors” means, in general terms, institutions with assets in excess of $5,000,000, or individuals having a net worth in excess of $1,000,000, excluding the value of the investor’s residence and treating any mortgage debt secured by the investor’s residence in excess of the value of the home as a liability and deducting it from the investor’s net worth, or having an annual income that exceeds $200,000 (or that exceeds $300,000 when combined with a spouse’s income). For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser’s written agreement to the transaction before the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities and also may affect the ability of purchasers to sell their securities in any market that might develop.

In addition, the SEC has adopted a number of rules to regulate “penny stock” that restrict transactions involving these securities, including Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges) if current price and volume information with respect to transactions in such securities is provided by the exchange. Because our common stock may constitute “penny stock” within the meaning of the rules, the rules would apply to us and to our securities. If our securities are subject to the penny stock rules, stockholders may find it more difficult to sell their securities. Stockholders should be aware that, according to the SEC, the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii)“boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker- dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses.

Substantial future sales of shares of our common stock in the public market could cause our stock price to fall.

If our stockholders sell substantial amounts of our common stock or the public market perceives that stockholders might sell substantial amounts of our common stock, the market price of our common stock could decline significantly. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that our management deems appropriate. As of July 12, 2011 we have outstanding 52,607,036 shares of common stock and we are required to issue additional shares upon (i) the exercise of outstanding options and warrants, and (ii) the conversion of outstanding Series B Junior Convertible Cumulative Preferred Stock, 8% Subordinated Convertible Notes, the 12% Convertible Promissory Notes and the 10% Convertible Promissory Notes into shares of our common stock, which could exceed 75,000,000 shares depending upon the price of our common stock.

We do not pay cash dividends to our stockholders and have no plans to pay cash dividends in the future.

We plan to retain earnings, if any, to finance future growth and have no plans to pay cash dividends to stockholders. Because we do not pay cash dividends, holders of our securities will experience a gain on their investment in our securities only in the case of an appreciation of value of our securities.

The sale of securities by us in any equity or debt financing could result in dilution to our existing stockholders.

Any sale of common stock by us in a future private placement offering could result in dilution to the existing stockholders as a direct result of our issuance of additional shares of our capital stock. In addition, our business strategy may include expansion through internal growth, by acquiring complementary businesses, by acquiring or licensing additional brands, or by establishing strategic relationships with targeted customers and suppliers. In order to do so or to finance the cost of our other activities, we may issue additional equity securities that could also dilute our stockholders’ ownership.

Our officers and  directors collectively control approximately 20% of our outstanding common stock can exert significant influence over us and may make decisions that are not in the best interests of all stockholders.

Our officers and directors collectively control approximately 20% of our outstanding common stock, exclusive of outstanding options and warrants. As a result, these stockholders may be able to affect the outcome of or exert significant influence over all matters requiring stockholder approval, including the election and removal of directors and any change in control. In particular, this concentration of ownership of our common stock could have the effect of delaying or preventing a change of control or otherwise discouraging or preventing a potential acquirer from attempting to obtain control of the Company. This in turn could have a negative effect on the market price of our common stock. It could also prevent our stockholders from realizing a premium over the market prices for their shares of common stock. Moreover, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders and, accordingly, they could cause us to enter into transactions or agreements that we would not otherwise consider.

Anti-takeover provisions may limit the ability of another party to acquire us, which could negatively affect our stock price.

Provisions of our certificate of incorporation and bylaws, including three classes of directors, could make it more difficult for a third party to acquire us, even if doing so would be perceived to be beneficial to our stockholders. The combination of these provisions, as well as Delaware law, effectively inhibits a nonnegotiated merger or other business combination, which in turn could adversely affect the market price of our common stock. In addition, these provisions could limit the price investors would be willing to pay in the future for shares of our common stock.

The market of our common stock could vary significantly based on market perceptions of the status of our development efforts.

The perception of the investing public and securities analysts regarding our product development efforts could significantly affect our stock price. As a result the market price of our common stock has and could in the future change substantially when we or our competitors make product announcements. Many factors affecting our stock price are industry related and beyond our control.

Risks Related to this Offering

We are registering an aggregate of 15,140,000 shares of common stock to be issued under the Securities Purchase Agreement. The sale of such shares could depress the market price of our common stock.

We are registering an aggregate of 15,140,000 shares of common stock under the registration statement of which this prospectus forms a part for issuance pursuant to the Securities Purchase Agreement. The sale of these shares into the public market by CENTAURIAN could depress the market price of our common stock. As of July 12, 2011, there were 52,607,036 shares of our common stock issued and outstanding.

Assuming we are able to utilize the maximum amount available under the Securities Purchase Agreement, existing stockholders could experience substantial dilution upon the issuance of common stock.

Our Securities Purchase Agreement contemplates the potential future issuance and sale of up to $10,000,000 of our common stock to CENTAURIAN subject to certain conditions and limitations. The following table is an example of the number of shares that could be issued at various prices assuming we utilize the maximum amount available under the Securities Purchase Agreement. These examples assume issuances at a market price of $0.50 per share and at 5%, 10%, 25% and 50% below the discounted $0.50 per share. The following table should be read in conjunction with the footnotes immediately following the table.

Percent below assumed market price	Price per share (1)	Number of shares issuable (2)	Shares Outstanding (3)	Percent of outstanding shares (4)
0%	$0.47	21,276,596	73,883,632	29%
5%	$0.45	22,222,222	74,829,258	30%
10%	$0.42	23,809,524	76,416,560	31%
25%	$0.35	28,571,429	81,178,465	35%
50%	$0.24	41,666,667	94,273,703	44%

(1)	Represents purchase prices equal to 93% of $0.50 and potential reductions thereof of 5%, 10%, 25% and 50%.
(2)	Represents the number of shares issuable if the entire $10,000,000 under the Securities Purchase Agreement were drawn down at the indicated purchase prices.
(3)	Based on 52,607,036 shares of common stock outstanding at July 12, 2011.
(4)
Percentage of the total outstanding shares of common stock after the issuance of the shares indicated, without considering any contractual restriction on the number of shares the selling shareholder may own at any point in time or other restrictions on the number of shares we may issue.

The perceived risk of dilution may cause our stockholders to sell their shares, which would contribute to a downward movement in the stock price of our common stock.  Moreover, the perceived risk of dilution and the resulting downward pressure on our stock price could encourage investors to engage in short sales of our common stock.  By increasing the number of shares offered for sale, material amounts of short selling could further contribute to progressive price declines in our common stock.

In addition, from time to time, we issue guidance to analysts and the financial community regarding our projected results for future periods and revisions to guidance previously issued.  The dissemination of guidance or revisions to guidance previously issued may increase the volatility of our stock price.

We may not have access to the full amount under the Securities Purchase Agreement.

During fiscal year 2010, the average market price of our common stock was $0.66 and the average trading volume per day was 48,974 shares. There is no assurance that the market price and/or trading volume of our common stock will be maintained or will increase substantially in the near future. Assuming the market price of our common stock is maintained at $0.15, after the 7% discount we will need to issue 71,684,588 shares of common stock to CENTAURIAN in order to have access to the full amount under the Securities Purchase Agreement.

CENTAURIAN will pay less than the then-prevailing market price for our common stock.

The common stock to be issued to CENTAURIAN pursuant to the Securities Purchase Agreement will be purchased at a 7% discount to the lesser of the average daily volume weighted average price of our common stock for the drawdown date or the closing price of the immediately preceding trading date. CENTAURIAN has a financial incentive to sell our common stock immediately upon receiving the shares to realize the profit equal to the difference between the discounted price and the market price. If CENTAURIAN sells the shares, the price of our common stock could decrease. If our stock price decreases, CENTAURIAN may have a further incentive to sell the shares of our common stock that it holds. These sales may put further downward pressure on our stock price.

Our shares of common stock are very thinly traded, and the price may not reflect our value; there can be no assurance that there will be an active market for our shares now or in the future.

The market price for our common stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, limited operating history and lack of revenues, which could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. During the period from January 1, 2010 until July 12, 2011, the high and low sale prices of a share of our common stock were $1.06 and $0.08, respectively. The volatility in our share price is attributable to a number of factors. First, as noted above, the shares of our common stock are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our shareholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of shares of our common stock are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price.

Secondly, we are a speculative or “risky” investment due to our limited operating history and lack of meaningful revenues and profits to date, and uncertainty of future market acceptance for our products and services. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer.

You may be unable to sell your common stock at or above your purchase price, which may result in substantial losses to you.

The following factors may add to the volatility in the price of our common stock: uncertainty regarding the amount and price of sales of our common stock to CENTAURIAN under the SPA; actual or anticipated variations in our quarterly or annual operating results; government regulations, announcements of significant acquisitions, strategic partnerships or joint ventures; our capital commitments; and additions or departures of our key personnel. Many of these factors are beyond our control and may decrease the market price of our common stock, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common stock will be at any time, including as to whether our common stock will sustain its current market price, or as to what effect that the sale of shares or the availability of common stock for sale at any time will have on the prevailing market price.

The SPA limits the number of shares of common stock CENTAURIAN is required to hold at any one time to 4.99%, which may further limit our ability to draw down amounts that we request and which may cause us to significantly curtail the scope of our operations and alter our business plan.

The SPA provides that we may not sell shares of our common stock pursuant to our drawdown right under SPA if such sale would cause CENTAURIAN to beneficially own more than 4.99% of our issued and outstanding common stock at any one time. Accordingly, we may have to significantly curtail the scope of our operations and alter our business plan if, at the time of one or more drawdowns, this 4.99% restriction results in our inability to draw down some or all of the amounts requested in any drawdown notice.

Shares eligible for future sale by our current shareholders may adversely affect our stock price.

To date we have had a limited trading volume in our common stock. As long as this condition continues, the sale of a significant number of shares of common stock at any particular time could be difficult to achieve at the market prices prevailing immediately before such shares are offered. In addition, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options and warrants, under SEC Rule 144 or otherwise could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital at that time through the sale of our securities.

We entered into the Securities Purchase Agreement on July 14, 2011 with CENTAURIAN. The perceived risk of dilution from sales of our common stock to or by CENTAURIAN in connection with the Securities Purchase Agreement may cause holders of our common stock to sell their shares, or it may encourage short selling by market participants, which could contribute to a decline in our stock price. The registration rights agreement entered into in connection with the Securities Purchase Agreement requires that we use commercially reasonable efforts to ensure that the registration statement in connection with the Securities Purchase Agreement remains effective for the term of such agreement. As of the date hereof, we have not drawn down funds and have not issued shares of our common stock under our Securities Purchase Agreement. Our ability to draw down funds and sell shares under the Securities Purchase Agreement requires the continued effectiveness of and the ability to use the registration statement that we filed registering the resale of any shares issuable to CENTAURIAN under the Securities Purchase Agreement.

Our management team will have immediate and broad discretion over the use of the net proceeds from this offering.

There is no minimum offering amount required as a condition to closing this offering and therefore net proceeds from this offering will be immediately available to our management to use at their discretion. We intend to use the net proceeds for satisfaction of accounts payable, to increase staffing, including sales and marketing personnel, to build up our inventory and to provide funds for general corporate purposes, including our working capital needs. Our management’s judgment may not result in positive returns on your investment, and you will not have an opportunity to evaluate the economic, financial or other information upon which our management bases its decisions.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock offered by CENTAURIAN pursuant to this prospectus. However, we will receive proceeds from the sale of our common stock to CENTAURIAN pursuant to the Securities Purchase Agreement. The proceeds from our rights to sell shares pursuant to the Securities Purchase Agreement will be used for working capital and general corporate expenses.

We expect to use the net proceeds, if any, from sales of our common stock to CENTAURIAN under the Securities Purchase Agreement for working capital needs, including marketing expenses, paying accounts payable, notes payable, medical device clinical trials, and accrued but unpaid salaries of our employees. We reserve the right to change the use of proceeds as a result of certain contingencies such as competitive developments, opportunities to acquire technologies or products and other factors. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from the sale of shares to CENTAURIAN. Accordingly, we will retain broad discretion over the use of proceeds.

We may invest the net proceeds received from this offering temporarily until we use them for general corporate purposes.

DILUTION

Our reported net tangible book value as of March 31, 2011 was ($14,960,000), or ($0.32) per share of common stock, based upon shares outstanding as of that date. Net tangible book value per share is determined by dividing such number of outstanding shares of common stock into our net tangible book value, which is our total tangible assets less total liabilities. After giving effect to the sale of shares of our common stock offered in this offering at an assumed average offering price of $0.15 per share, at March 31, 2011, after deducting placement agent fees and other estimated offering expenses payable by us, our net tangible book value at March 31, 2011 would have been approximately ($12,760,000), or ($0.21) per share. This represents an immediate increase in net tangible book value of approximately $0.11 per share to our existing stockholders, and an immediate dilution of $0.36 per share to investors purchasing units in the offering.

The foregoing illustration does not reflect potential dilution from the conversion of convertible notes, the Series B Junior Convertible Preferred Stock, or exercise of outstanding options or warrants to purchase shares of our common stock.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock has been quoted on the OTC Bulletin Board under the symbol “VCRT.OB” since July 9, 2007. The market for our common stock is limited and volatile. The following table sets forth the range of high and low bid quotations for our common stock for each of the periods indicated as reported by the OTC Bulletin Board. The prices quoted on the OTC Bulletin Board reflect inter-dealer prices, without retail mark-up or markdown or commissions. The OTC Bulletin Board prices listed below may not represent actual transaction prices.

	High	Low
First Quarter 2009	$1.06	$0.36
Second Quarter 2009	$0.90	$0.55
Third Quarter 2009	$1.00	$0.69
Fourth Quarter 2009	$0.95	$0.55
First Quarter 2010	$0.87	$0.55
Second Quarter 2010	$0.84	$0.51
Third Quarter 2010	$0.68	$0.56
Fourth Quarter 2010	$1.06	$0.36
First Quarter 2011	$0.63	$0.35
Second Quarter 2011	$0.44	$0.08

On July 12, 2011 the closing sales price of our common stock as reported on the OTC Bulletin Board was $0.15 per share. As of July 12, 2011 there were 620 record holders of our common stock. Our transfer agent is Continental Stock Transfer & Trust Company.

DIVIDEND POLICY

We have not in the past and do not intend in the foreseeable future to pay or declare any cash dividends. We are prohibited from paying any cash dividends to our common stockholders until all accrued and unpaid dividends on our Series B Junior Convertible Cumulative Preferred Stock have been paid in full and all principal amounts due and payable under our 8% Subordinated Convertible Notes have been paid in full. The declaration of any dividends on our common stock in the future is subject to the discretion of our board of directors and will depend on various factors, including our results of operations, financial condition, future prospects and any other factors, including contractual obligations, deemed relevant by our board of directors.

CAPITALIZATION

The following table sets forth our actual capitalization at March 31, 2011 and our capitalization as adjusted to reflect the estimated net proceeds we will receive from the direct sale of 15,000,000 shares of common stock to CENTAURIAN at an assumed offering price of $0.15 per share, less a 7% discount. CENTAURIAN will sell the shares purchased from us pursuant to this offering, and we will receive no proceeds from the sale of common stock offered pursuant to this prospectus. You should read this table together with our consolidated financial statements and the accompanying notes, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Use of Proceeds” included elsewhere in this prospectus.

	At March 31, 2011
	Actual	As adjusted
Current debt	$560,000	$560,000
Long-term debt	$8,077,000	$8,077,000
Net capital deficiency:
Preferred stock, $0.0001 par value, 25,000,000 shares authorized: Series B Voting Junior Convertible Cumulative, 5,210,101 shares issued and outstanding at March 31, 2011 and zero shares issued on an as-adjusted basis	-	-
Common stock, $0.0001 par value; 150,000,000 shares authorized; 47,036,864 shares issued and outstanding at March 31, 2011 and 64,747,036 shares issued on an as- adjusted basis	5,000	6,000
Additional paid-in capital	51,692,000	53,791,000
Deficit accumulated during the development stage	(59,385,000)	(59,385,000)
Net capital deficiency	(7,688,000)	(5,588,000)
Total capitalization	$389,000	$2,489,000

OUR BUSINESS

Business History

We were originally incorporated in the State of Delaware on May 24, 2005 as SRKP 6, Inc., which we refer to as SRKP. On August 3, 2005 we filed a registration statement on Form 10-SB, subsequently amended on August 29, 2005, to register our common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The registration statement became effective on October 3, 2005, after which time we became a reporting company under the Exchange Act. We were formed to pursue a business combination with one or more operating companies.

On March 30, 2007 we acquired Vicor Technologies, Inc., a Delaware corporation ("Old Vicor"), formed in August 2000, through the merger (the "Merger") of Old Vicor with a wholly-owned subsidiary formed for the purpose of facilitating that transaction.  Upon the closing of the Merger on March 30, 2007, Old Vicor became our wholly-owned subsidiary. Effective March 31, 2007 we merged Old Vicor into our company and changed our name to Vicor Technologies, Inc. At the closing each outstanding share of Old Vicor common stock was cancelled and automatically converted into the right to receive two shares of our common stock. We also assumed all outstanding options and warrants to purchase Old Vicor common stock which were not exercised, cancelled, exchanged, terminated, or expired. Upon the consummation of the Merger, we were obligated to issue an aggregate of 22,993,723 shares of our common stock to Old Vicor’s former common stockholders and 157,592 shares of our Series A Convertible Cumulative Preferred Stock to Old Vicor’s former preferred stockholder. In addition, all securities convertible or exercisable into shares of Old Vicor’s capital stock outstanding immediately prior to the Merger (excluding Old Vicor’s preferred stock and convertible debt) were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 800,250 shares of our common stock.

The Merger was accounted for as a reverse acquisition, to be applied as an equity recapitalization in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, SRKP was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Old Vicor issuing stock for the net monetary assets of SRKP, accompanied by a recapitalization. The net monetary assets of SRKP were stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of Old Vicor was carried forward after the Merger. Operations prior to the Merger are those of Old Vicor.

We own all of the outstanding common stock of Nonlinear Medicine, Inc., a Delaware corporation (“NMI”), and Stasys Technologies, Inc., a Delaware corporation (“STI”). NMI owns all of our intellectual property related to our diagnostic products, and STI owns all of our intellectual property related to our therapeutic products.

Our Business

General Overview

We are a medical diagnostics company focused on commercializing noninvasive diagnostic technology products based on our patented, proprietary point correlation dimension algorithm (the “PD2i® Algorithm”). The PD2i® Algorithm and software facilitates the ability of physicians to accurately risk stratify a specific target population to predict future pathological events, such as autonomic nervous system dysfunction, cardiac mortality (either from arrhythmic death or congestive heart failure) and imminent death from trauma. We believe that the PD2i® Algorithm and software represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign. We are currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithim: the PD2i Analyzertm (sometimes referred to as the PD2i Cardiac Analyzertm) and the PD2i-VSTM (Vital Sign). It is also anticipated that the PD2i® Algorithm and software applications will allow for the early detection of cerebral disorders as well as other disorders and diseases.

Our first product, the PD2i Analyzertm, received 510(k) marketing clearance from the Food and Drug Administration ("FDA")  on December 29, 2008. It displays and analyzes electrocardiographic ("ECG") information and measures heart rate variability (“HRV”) in patients at rest and in response to controlled exercise and paced respiration. The PD2i Analyzertm applies patented and proprietary technology to analyze a high resolution electrocardiograph signal and measure R-wave intervals. The clinical significance of HRV and of the results of our proprietary analysis must be interpreted by a physician.

On April 14, 2011 we received a second 510(k) marketing clearance from the FDA for the PD2i Analyzer. This marketing clearance allows us to market the PD2i Analyzer for the display and analysis of electrocardiographic information and to measure heart rate variability (“HRV”) at rest, and in response to controlled exercise and paced respiration in patients undergoing cardiovascular disease testing. The results are to be interpreted by a qualified healthcare practitioner and are not intended for any specific clinical diagnosis. The clinical significance of HRV and other parameters must be determined by a physician.

This second clearance should broaden our markets dramatically by enabling the physician to use the PD2i Analyzer™ to identify patients at elevated risk of mortality for aggressive treatment and life-saving interventions as well as patients at lower risk of mortality for less costly and more conservative patient care. This second clearance should also lead to wider adoption and broader usage by physicians.

Revenues commenced in 2010. In September 2010, we hired a National Sales Manager and as of May 31, 2011 we had entered into agreements with independent sales representatives in over 30 states including the District of Columbia.  We have also begun the selected hiring of sales personnel in selected states to supplement our independent sales representatives.

The PD2i Analyzertm consists of a private-label digital ECG device that incorporates automated blood pressure recording and a laptop computer which utilizes proprietary collection software. The PD2i Analyzertm accesses the internet and sends recorded ECG files to our remote server where the files are analyzed by our proprietary algorithm and software. The analyzed results are then returned to the laptop in the form of an electronic health record together with a report for the physician to interpret and make a diagnosis, as well as information which the physician can use to bill both public and private insurers. Established Current Procedural Terminology Codes (“CPT Codes”) allow the physician to currently bill and collect from public and private insurers. Vicor bills the physician monthly for the number of tests performed, thus enabling us to realize revenue from the recurring use of the PD2i Analyzertm in addition to revenue realized from the sale of the device.

We anticipate obtaining additional marketing clearances from the FDA for the PD2i Analyzertm for medical claims which could include trauma triage and the diagnosis of diseases related to autonomic nervous system dysfunction. Some additional marketing clearances from the FDA are not required for us to generate revenue from our existing product(s), but would allow us to accelerate our marketing efforts.

Technology Background

The PD2i® Algorithm is a method for evaluating heart rate variability by measuring electrophysiological potentials (from electrocardiograms) with a high sensitivity and high specificity. This will assist physicians in both the detection of the presence of certain conditions (such as autonomic nervous system dysfunction) and the prediction of future pathological events, such as cardiac mortality (either from arrhythmic death or congestive heart failure) and imminent death from trauma. The PD2i® Algorithm is designed to detect deterministic, low-dimensional excursions in nonstationary heartbeat intervals.

The key to understanding what the PD2i® Algorithm does and why we believe it is superior to all other related technology is its ability to characterize the relationship between the variation of heartbeat intervals and the heart’s vulnerability to arrhythmogenesis. Our analytical approach to quantifying these neuro-cardiac relationships utilizes the relatively new field of nonlinear dynamics. As opposed to using an algorithm based on a linear stochastic model, such as mean or standard deviation, the PD2i® Algorithm measures variability that is based on a nonlinear deterministic model.

The PD2i® Algorithm requires a maximum data collection window of only approximately fifteen minutes (in some cases the collection window can be as short as 90 seconds) performed on a resting patient to produce the PD2i score; elevated heart rates and stress testing are not required. At the physician’s request, the patient may also perform three simple maneuvers (commonly referred to as the Ewing maneuvers) which can provide additional insights into the health of the patient’s autonomic nervous system function.

Diagnosis of Diseases

Cardiovascular Disease

Statistics from 2010 in a report from the American Heart Association estimate that more than 81,100,000 people in the United States have one or more forms of cardiovascular disease including high blood pressure, coronary artery disease and heart failure. Cardiovascular disease mortalities represent 1 out of every 2.9 deaths or approximately 34.6% of all deaths in the United States. The majority of patients with cardiovascular disease fall into two categories, congestive heart failure patients and cardiac ischemia patients.

Congestive Heart Failure

Congestive heart failure or heart failure ("CHF") is a condition in which the heart cannot pump enough blood to the body’s other organs. This can result from any of the following conditions:

•	narrowed arteries that supply blood to the heart muscle, which is referred to as coronary artery disease;
•	past heart attack, or myocardial infarction, with scar tissue that interferes with the heart muscle’s normal work;
•	high blood pressure;
•	heart valve disease due to past rheumatic fever or other causes;
•	primary disease of the heart muscle itself, called cardiomyopathy;
•	heart defects present at birth, which is referred to as congenital heart defects; and
•	infection of the heart valves and/or heart muscle itself, which is referred to as endocarditis and/or myocarditis.

The “failing” heart continues working but not as efficiently as it should. People with congestive heart failure become short of breath and tired when they exert themselves.

As blood flow out of the heart slows, blood returning to the heart through the veins backs up, causing congestion in the tissues. Often swelling, or edema, results - typically in the legs and ankles, but swelling may occur in other parts of the body too. Fluid may also collect in the lungs and interfere with breathing, causing shortness of breath, especially when a person is lying down. Congestive heart failure also affects the kidneys’ ability to dispose of water and sodium. The retained water in turn increases the swelling.

The most common signs of congestive heart failure are swollen legs or ankles or difficulty breathing. Another symptom is weight gain as a result of fluid accumulation in the body.

A doctor needs to properly tailor a treatment program to an individual patient. Depending on the severity of the disease, most people with mild and moderate congestive heart failure can be treated. A treatment program can consist of:

•	rest;

•	supervised exercise program;

•	proper diet;

•	modified daily activities; and

•	drugs such as:

•	ACE (angiotensin-converting enzyme) inhibitors;

•	beta blockers;

•	digitalis;

•	diuretics; and

•	vasodilators.

ACE inhibitors and vasodilators expand blood vessels and decrease resistance. This allows blood to flow more easily and makes the heart’s work more efficient or easier. Beta blockers can improve how well the heart’s left ventricle pumps. Digitalis increases the pumping action of the heart, and diuretics help the body eliminate excess water and sodium.

When a specific cause of congestive heart failure is discovered, it should be treated or, if possible, corrected through the use of medications or implantable devices, such as a Cardiac Resynchronization Therapy-Defibrillators ("CRT-D") or Left Ventricular Assist Devices ("LVAD"). For example, certain cases of congestive heart failure can be treated by treating high blood pressure and in other instances if the heart failure is caused by an abnormal heart valve, the abnormal heart valve can be surgically replaced. If the heart becomes so damaged that it cannot be repaired, a more drastic approach, such as a heart transplant, may need to be considered as an option.

Cardiac Ischemia

Ischemia is a condition that occurs when blood flow and oxygen to a particular part of the body are restricted. Cardiac ischemia or “ischemic heart disease” is the name for the condition of lack of blood flow and oxygen to the heart and is usually caused by a narrowing of the coronary arteries. Less blood and oxygen are able to reach the heart muscle when arteries are narrowed. This is also referred to as coronary artery disease or coronary heart disease and this condition may ultimately lead to a heart attack.

Ischemia often causes chest pain or discomfort known as angina pectoris. The American Heart Association estimates however that as many as 3 to 4 million Americans may have ischemic episodes and not even know they are suffering these episodes. These people have ischemia without pain, or silent ischemia, and they may have a heart attack without prior warning. People with angina may also have undiagnosed episodes of silent ischemia. Additionally, people who have suffered previous heart attacks or have diabetes are at a higher risk for developing both angina and silent ischemia. An exercise test or wearing a 24-hour portable monitor, or Holter monitor, that measures and records an electrocardiogram continuously during a 24-48 hour period are two tests that are often used to diagnose this problem, although other tests may also be used.

Arrhythmic Death

Arrhythmic death ("sudden cardiac death" or "SCD") is a sudden, unexpected death caused by a heart rhythm disturbance (arrhythmia) which leads to a loss of heart pumping function. It is the largest cause of natural death in the United States (in excess of 300,000 adult deaths annually). Arrhythmic death is caused by arrhythmias (abnormal heart rhythms). The most common life-threatening arrhythmia is ventricular fibrillation, an erratic, disorganized firing of impulses from the ventricles. When this occurs, the heart is unable to pump blood, and death will occur within minutes if left untreated.

Arrhythmic death is not a heart attack. A heart attack occurs due to blockage in one or more of the coronary arteries that feed the heart muscle, resulting in lack of blood flow to the heart muscle and consequential heart muscle damage. In contrast, during arrhythmic death, the electrical system to the heart suddenly becomes irregular. The ventricles may flutter or quiver (ventricular fibrillation), and blood is not delivered to the body. Of greatest concern in the first few minutes is that blood flow to the brain will be reduced so drastically that a person will lose consciousness. Death follows unless emergency treatment is begun immediately.

Survival can be as high as approximately 90% if treatment is initiated within the first few minutes after symptoms develop. The survival rate decreases by about 10% each minute treatment is delayed. Proper evaluation by a physician can prevent arrhythmic death through an implantable cardioverter defibrillator (“ICD”). There are approximately 13 million people who currently meet the criteria to receive an insurance-paid ICD. The risk stratification criteria to include patients for ICD implantation was established by three clinical trials: the Multicenter Unsustained Tachycardia Trial ("MUSTT"), the Multicenter Automatic Defibrillation Trial ("MADIT-II") and Sudden Cardiac Death - Heart Failure Trial ("SCD-HeFT").

The principal cause of death for cardiovascular patients is either arrhythmic death or congestive heart failure death (pump failure).

Diagnostic Tools for Congestive Heart Failure Death and Arrhythmic Death

There currently are no readily available diagnostic tools that enable the easy identification of patients at elevated risk of congestive heart failure death.

Current diagnostic tests to determine patients at risk of arrhythmic death include noninvasive diagnostic tools such as an electrocardiogram, ambulatory monitoring, echocardiography, cardiac stress test and invasive diagnostic tools, such as cardiac catheterization or an electrophysiology study.

The current invasive diagnostic tools to determine patients at risk of arrhythmic death have all of the risks that accompany any major surgery. Additionally, we believe that existing noninvasive tools suffer from three significant drawbacks. First, the current noninvasive diagnostic tools are inaccurate because (a) they are insensitive to nonlinearities in the data, (b) they assume random variation in the data (stochastic) and (c) the system generating the data cannot change during the recording. Second, the current noninvasive diagnostic tools require a stress test, which involves risk for patients.

We believe the PD2i AnalyzerTM is a simple and easy to use noninvasive diagnostic tool for physicians in evaluating patients with cardiovascular disease.

In 2010, Vicor and researchers at the University of Rochester and the Catalan Institute of Cardiovascular Sciences in Barcelona completed their collaboration on the independent PD2i® analysis of data collected for the Merte Subita en Insufficiencia Cardiaca (MUSIC) Trial. The collaboration was entitled “Prognostic Significance of Point Correlation Dimension Algorithm (PD2i) in Chronic Heart Failure.” The goal of the study was to evaluate the ability of our PD2i® nonlinear algorithm to predict cardiac events in the chronic heart failure patients enrolled in the MUSIC Trial; MUSIC Trial participants were followed for an average period of 44 months. The conclusion of the University of Rochester researchers who conducted the study is that the PD2i® nonlinear algorithm and software is predictive of total mortality, cardiac death, and heart failure death in patients with left ventricular ejection fraction of less than or equal to 35%, which refers to the percentage of blood pumped out of the left ventricle with each heart beat (normal is >50%). With a P value of 0.004 the study results are highly statistically significant. Commenting on the study and its results, Wojciech Zareba, M.D. Ph.D., the Principal Investigator at the University of Rochester, said, “These results are of major importance for risk stratifying heart failure patients who are eligible for therapy with an implantable ICD or CRT-D. Currently, only about 30% - 40% of heart failure patients eligible for this therapy receive devices. Testing heart failure patients using the PD2i® should enhance risk stratification and motivate physicians to implant these devices in ICD/CRT-D eligible patients with abnormal PD2i® test results.”

The MUSIC Trial served as the basis for the 510(k) marketing clearance for the PD2i Analyzertm granted on April 14, 2011. This marketing clearance will permit the acceleration of marketing efforts to cardiologists and electrophysiologists.

Background of Autonomic Nervous System Testing

Autonomic Nervous System Dysfunction is among the least recognized and understood serious complications of diabetes. It often manifests itself as diabetic autonomic neuropathy (“DAN”), which impacts the entire autonomic nervous system. It causes substantial morbidity and increased mortality, particularly if cardiovascular autonomic neuropathy (“CAN”) is present. The American Diabetes Association recommends annual screening of the 24+ million diabetics for DAN. The most common noninvasive method of diagnosis is heart rate variability testing in patients at rest and in response to three maneuvers (commonly referred to as the Ewing maneuvers). Those maneuvers include metronomic breathing, the Valsalva maneuver and orthostatic stress (rising from a recumbent position to a standing position), all of which stress components of the autonomic nervous system.

Clinical tests employing HRV analysis have been extensively studied and published by medical researchers over the last forty years in the United States and internationally. This research has demonstrated the potential for the application of HRV tests to include cardiac and cardiovascular risk stratification and for identifying the presence of autonomic neuropathy, a condition which is particularly prevalent among people with diabetes. Several HRV-measuring devices are now used as tools for evaluating patients for the presence of autonomic neuropathy. Many such devices have been designed with a focus on the diabetic population, but despite the growing incidence of diabetes, these devices have not yet been widely adopted by clinicians.

The diabetes market still represents a largely untapped market for technology able to facilitate objective identification of autonomic nervous system dysfunction and autonomic neuropathy. If not diagnosed prior to the manifestation of autonomic neuropathic symptoms, diabetics are at significantly greater risk of developing debilitating or fatal end-organ damage, which is more difficult and more expensive to treat than in its early stages.

Diagnostic Tools for Autonomic Nervous System

In 1996, specific measurement of HRV was recognized by the European Society of Cardiology and the North American Society of Pacing and Electrophysiology (now known as the Heart Rhythm Society) as a predictor of risk after acute myocardial infarction ("MI") and as an early warning sign of diabetic neuropathy. Since that time, a vast amount of research and experience has been collected and reviewed by medical societies and researchers worldwide. Now, HRV measurement is a standard of care for the management of people with diabetes, and in objectively diagnosing autonomic neuropathy.

Autonomic neuropathy is highly prevalent among patients with diabetes, and is associated with markedly heightened cardiac risk. About 25% of diabetic adults have clinically significant autonomic neuropathy. Since the condition is a degenerative one, it can be graded in degrees of severity for any given patient population. Treatment is most effective in the earlier stages of neuropathy prior to end-organ damage, so making an early diagnosis is important.

Even if diabetic patients are already being screened for peripheral (somatic) sensory or motor neuropathy, as many as 46% of them could have autonomic neuropathy without having sensory neuropathy. It has been demonstrated in various studies that, for individuals with either type 1 or type 2 diabetes, a positive test for (i) vibration perception threshold, or (ii) the presence of peripheral neuropathy or chronic painful neuropathy, or (iii) abnormal nerve conduction studies, is not necessarily associated with the presence of autonomic neuropathy.

Looking for autonomic symptoms is not an adequate approach to managing autonomic neuropathy; a patient’s history and physical examination are ineffective for early detection of DAN. The symptoms of autonomic neuropathy tend to occur when its development is advanced and difficult to treat. HRV testing may facilitate differential diagnosis and the attribution of symptoms (e.g., erectile dysfunction, dyspepsia, dizziness) to autonomic dysfunction.

We believe the PD2i Analyzertm will be a simple and easy to use noninvasive diagnostic tool for physicians in evaluating patients for autonomic nervous system dysfunction (autonomic neuropathy). In addition to the classical Ewing maneuvers evaluated by the PD2i Analyzertm, the PD2i® score by itself has been demonstrated in a study to be published in Clinical Neurophysiology to identify diabetic patients in the early stages of autonomic neuropathy.

Products and Markets

PD2i Analyzertm

The PD2i Analyzertm received 510(k) marketing clearance from the FDA on December 29, 2008. The PD2i Analyzertm displays and analyzes electrocardiographic information and measures heart rate variability in patients at rest and in response to controlled exercise and paced respiration. The clinical significance of HRV and the results of our proprietary analysis must be interpreted by a physician.

Revenues commenced in 2010. In September 2010, we hired a National Sales Manager and as of May 31, 2011 we had entered into agreements with independent sales representatives in more than 30 states and the District of Columbia. We have also begun the selected hiring of sales personnel in selected states to supplement our independent sales representatives.

The PD2i Analyzertm consists of a private-label digital ECG device that incorporates automated blood pressure recording and a laptop computer which utilizes proprietary ECG collection software. The PD2i Analyzertm accesses the internet and sends recorded ECG files to our remote secure server where the files are analyzed by our proprietary algorithm and software. The analyzed results are then returned to the laptop in the form of an electronic health record together with a report for the physician to interpret and make a diagnosis, as well as information which the physician can use to bill both public and private insurers. Established CPT codes allow the physician to currently bill and collect from both public and private insurers. We bill the physician monthly for the number of tests performed, thus enabling us to realize revenue from the recurring use of the PD2i Analyzertm in addition to revenue realized from the sale of the device.

PD2i-VS™

We also plan on commercializing the PD2i-VS™ product.  This product is expected to be used to assess the severity of critically injured combat and civilian trauma casualties to determine the need for immediate life saving intervention in those victims who are at high risk of imminent death.  The PD2i-VS is also anticipated to be used for in-hospital monitoring in Intensive Care Units, Operating Rooms and Emergency Rooms.

The U.S. Army, in conjunction with Vicor, has tested the PD2i-VS™ Algorithm in several diverse cohorts, including civilian human trauma, patients in the intensive care units ("ICU Patients") and combat casualties. Various experiments have been performed under the Research and Development Agreement entered into with the U.S. Army Institute for Surgical Research (USAIR) in 2008 and the U.S. Army has presented the findings at several conferences in the United States and Europe. Manuscripts and abstracts have also been published by leading journals with Vicor and the U.S. Army as co-authors. The most recent data set consisted of 325 civilian trauma files. Low PD2i® scores correctly identified all 20 deaths, of which 14 of these victims did not have a life saving intervention performed on them in the field.

We have made substantial programming changes in order for the PD2i-VStm to operate as a continuous vital sign monitor. In this mode, the PD2i-VStm provides an initial result with three minutes of collected data and an updated result every minute thereafter. Each result is accompanied by an audible tone and a green, yellow, or red light to indicate the patient's change in status and alert the emergency response team of a need for aggressive and immediate lifesaving intervention. We have completed a modification of the R-R detector in our software to improve its already high sensitivity and accuracy. The accuracy of the time intervals between each heart beat ("the R-R interval") is critical to the calculation of a PD2i® value. The enhanced version of the continuous PD2i-VStm , together with the improved R-R detector is contemplated to be used in conjunction with hardware still under evaluation and/or development as a Vicor solution for both military and civilian trauma triage.

We have a number of clinical trials ongoing with the University of Mississippi Medical Center in such areas as trauma triage, pre-operative and intraoperative monitoring as well as intensive care unit monitoring. We also have an ongoing study in Ecuador involving the use of PD2i® in the intensive care unit as a patient care metric.

Regulatory Approval Process

United States. The FDA classifies medical devices into Class I, II and III. The amount of regulatory control increases from Class I to Class III. The device classification regulation defines the regulatory requirements for a general device type. A full premarket notification process for a Class III device is the most detailed process, requiring the submission of clinical data to support claims made for the device. Class II devices require premarket notification on a 510(k) application. A 510(k) application is a premarketing submission made to the FDA to demonstrate that the device to be marketed is safe, effective and substantially equivalent to a legally marketed device (i.e. a predicate device) and is therefore not subject to premarket approval. The FDA has advised us that the predicate device for the PD2i Analyzertm is a Class II device (pursuant to 21 C.F.R. §870.2340 - Cardiovascular Devices - Cardiovascular Monitoring Devices - Electrocardiograph); thus the PD2i Analyzertm is subject to the less onerous premarket notification for a 510(k) application.

Investigational Device Exemption (IDE). In certain cases, including ours, the 510(k) application requires the submission of clinical data to support claims made for the device. For the FDA to permit applicants to undertake a clinical trial using unapproved medical devices on human subjects, applicants are required to seek an Investigational Device Exemption (IDE). Clinical studies with devices of significant risk must be approved by the FDA and by an Institutional Review Board or IRB before the study can begin. Studies with devices of nonsignificant risk only need IRB approval before the clinical trials can begin. The FDA has advised us that the PD2i Analyzertm is a nonsignificant risk device. Thus, we are not required to obtain FDA approval before we conduct any clinical trials.

510(k) Application. Once the 510(k) application is received by the FDA, a preliminary screening is undertaken. If the 510(k) application is found to contain all the required elements, it will be assigned to a reviewer. When the reviewer needs additional information to complete the review, the applicant is contacted with a request or deficiency letter that will detail the information needed. The 510(k) applications are reviewed in order, according to the original or additional information receipt date. After the technical review is completed, the reviewer’s recommendation is forwarded to the division director for concurrence. If the division director concurs, then the FDA will issue the decision letter to the applicant. Generally, an FDA decision takes 90 to 180 days after receipt of the 510(k) application. However, certain items, including the amount of time it takes an applicant to respond to any FDA requests for additional information, may delay the FDA decision.

We received 510(k) marketing clearance for the PD2i Analyzertm in December 2008. We submitted a 510(k) application to the FDA for a marketing claim to use the PD2i Analyzertm to analyze ECG signals and provide measurement of heart rate variability in patients undergoing cardiovascular disease testing for interpretation by a qualified healthcare practitioner. The FDA is reviewing the submission as part of its normal process, the results of which should be known in the first half of 2011.

We are in the process of completing or analyzing the data from at least two other clinical trials. We plan on using the data from these clinical trials for additional 510(k) submissions with which to establish (a) normal ranges for the PD2i® values to facilitate physician interpretation of test results of the PD2i Analyzertm and (b) a marketing claim for those patients being triaged for severity of injury related to trauma. These trials and the analysis of data from these trials are expected to cost approximately $150,000, in the aggregate and are described in the following table:

Our Products and Status of Clinical Trials

Product	Use	Status of Clinical Trial	FDA Submission

PD2i Analyzertm	Normal Range Values for PD2i®	Enrollment underway at the University of Mississippi Medical Center	Expected in the second half of 2011
PD2i - VS™	Diagnostic tool to Triage Trauma	Ongoing Data Analysis being completed. Software and hardware design being developed.	Expected in late 2011 or first half of 2012

These additional claims, if approved by the FDA, will permit the acceleration of marketing and sales activities and facilitate the direct marketing to physicians of the PD2i Analyzertm for different medical uses.

As the PD2i Analyzertm and our other products become commercially available, it is anticipated that independent researchers will conduct their own independent research on areas of interest to them without financial support from Vicor which should reduce our research and development expenses in the future. However, as we explore other applications for the technology, the related research may require us to sponsor clinical trials which could require substantial expenditures.

Some of the current trials underway at various institutions, certain of which are sponsored by Vicor and certain of which are being independently conducted, include:

Trial Name	Market Indication	Independent or Vicor Sponsored
Brain Injury Risk Stratification Trial (BIRST)	Neuro-ICU	Vicor Sponsored - University of Mississippi Medical Center and Universidad de San Francisco de Quito (Ecuador)
Complexity Assessment of Potential Concussion in Athletes (CAPOCA)	Concussion - Student Athletes	Vicor Sponsored - Belhaven University and Baylor University
Complexity Analysis During Renal Dialysis (CARD)	Sudden Cardiac Death-Dialysis Patients	Vicor Sponsored - University of Mississippi Medical Center
Cardiac Autonomic Regulation Enhancement Through Exercise (CARE-E)	Cardiac Rehabilitation	Independent - Brown University
Cardiac Autonomic Regulation Enhancement Through Therapy (CARE-T)	Cardiac Rehabilitation	Independent - Brown University
Complexity Analysis Studies of Trauma in the Emergency Department (CASTED)	ICU/Mobile Triage	Vicor Sponsored - University of Mississippi Medical Center
Intraoperative Complexity Analysis and Monitoring (ICAM)	Pre-operative risk assessment and intraoperative monitoring	Vicor Sponsored - University of Mississippi Medical Center
Study of Heart Rate Variability Using the PD2i® Algorithm in a Cardiac Rehabilitation Population (SHeRPA)	Cardiac Rehabilitation	Independent - Brown University

European Regulatory Requirements

The Essential Requirements of the Medical Devices Directive, which primarily relate to safety and performance, usually requires, among other things, that products undergo conformity assessment certification by a notified body resulting in a CE Mark Certification prior to marketing in Europe. The PD2i AnalyzerTM components, consisting of the ECG/blood pressure collection device and laptop computer, require such certification, as does the PD2i® Algorithm and related software. The laptop computer we are using has CE Mark Certification. The manufacturer of the ECG/blood pressure collection device has commenced the process of securing CE Mark Certification. We have also identified and are working with another manufacturer of a similar ECG/blood pressure collection device that already has such CE Mark Certification. We expect to work with this manufacturer to have the software component of the PD2i Analyzertm certified as well. Consequently, we anticipate having all the components of the PD2i Analyzertm in conformity with the Essential Requirements Directive (and be CE marked) in 2011.

Sales and Marketing

Revenues commenced in 2010. In September 2010 we hired a National Sales Manager and as of May 31, 2011 we had entered into agreements with independent sales representatives in more than 30 states and the District of Columbia. We have also begun the selected hiring of sales personnel in certain states to supplement our independent sales representatives.

One of the two principal initial groups of target customers for our PD2i AnalyzerTM are physicians specializing in family practice and internal medicine and endocrinologists. Our marketing strategy is to segment these physicians and target technology-friendly early adopters. We anticipate primarily utilizing independent sales representatives complemented by a small in-house sales force which we will establish. The United States market, although significant, represents only a fraction of the total potential worldwide market for the products. Therefore, we anticipate marketing the products elsewhere in the world, primarily through distribution partners. We have signed distribution agreements for the People’s Republic of China, Australia, Israel and Palestine.  We are actively marketing the PD2i AnalyzerTM in Central and South America and discussions with potential partners in other parts of the world are ongoing.

Our sales and marketing will also be directed towards cardiologists and electrophysiologists. Our target patient populations will include those individuals with underlying cardiac disease. In the United States, those populations include more than 7 million patients who have suffered a myocardial infarction (heart attack), 5 million patients suffering from congestive heart failure (poor pumping function), and more than 1 million other patients suffering from conditions including syncope (fainting and dizziness) and nonischemic dilated cardiomyopathy (damaged and enlarged heart). Therefore, we believe that the aggregate immediate at-risk patient population in the United States that are candidates for our PD2i Analyzertm diagnostic test exceeds 13 million of the 81.1 million people with cardiovascular disease. MUSTT, MADIT-II and SCD-HeFT type patients represent a major and important subset of this at-risk patient population as evidenced by the results of the MUSIC Trial.

Additionally, we are marketing the PD2i AnalyzerTM to our physician base of stockholders and members of our National Cardiac Panel as early adopters of our technology. We conducted a direct mail campaign to 600 physicians known to be purchasers of older and outdated HRV technology used for diabetic patients. We are in the process of telephone follow up with the physicians.

Our PD2i-VS™ product is in its early stages. Assuming successful completion of the product and any necessary regulatory approval, we plan on marketing it to hospitals and emergency response providers. We will consider licensing the technology to existing monitor companies as well as developing our own proprietary monitor for sale.

Reimbursement

Reimbursement to healthcare providers by third party insurers is critical to the long-term success of our efforts to make the PD2i Analyzertm the standard of care for patients being screened for autonomic nervous system dysfunction, as well as patients undergoing cardiovascular disease testing. There are 60 International Classification of Disease ("ICD-9") diagnosis codes for which the performance of the test as a diagnostic tool can be justified. There are established Current Procedural Terminology Codes ("CPT Codes") that provide a national level of reimbursement of approximately $160 per test to the physicians for using the PD2i Analyzertm. CPT Codes provide a uniform language used by healthcare providers to describe medical services and tests. Coding is used to communicate to third party insurers the services that have been performed for billing purposes and affect both the coverage decision and amount paid by such insurers. Physicians are currently being reimbursed for the use of the PD2i Analyzertm from private insurance companies, Medicare and Medicaid.

Competition

Autonomic Nervous System

Our principal competitor of the PD2i Analyzertm is Ansar Group, Inc. (“Ansar”). According to its website, Ansar has developed the ANX 3.0, a noninvasive, real time digital monitor of autonomic nervous system functioning. The ANX 3.0 monitor costs approximately $40,000. We believe the PD2i Analyzertm is more cost effective and offers a superior solution for physicians based on our business model and the increased utility of our PD2i® measure of HRV.

Indirect competition for the PD2i Analyzertm is traditional clinical screening tests, which are performed by physicians. However, a patient’s history and physical examination are ineffective for early detection of cardiac autonomic neuropathy, as the symptoms of autonomic neuropathy tend to occur when its development is advanced and difficult to treat. HRV testing may also facilitate differential diagnosis and the attribution of symptoms (e.g., erectile dysfunction, dyspepsia, dizziness) to autonomic dysfunction.

Congestive Heart Failure Death

We believe there are currently no known diagnostic tools used for the identification of congestive heart failure patients at elevated risk of death.

Arrhythmic Death

Noninvasive diagnostic tools for arrhythmic death are relatively new in the cardiac diagnostic field, thus the current market competition for this type of product is limited. The major direct competitor of the PD2i Analyzertm is Cambridge Heart, Inc. (“Cambridge Heart”). According to its filings with the SEC, Cambridge Heart has several products, including the Heartwave System, CH 2000 Cardiac Stress Test System, and Micro-V Alternans Sensors. All of these products have received 510(k) clearance from the FDA for sale in the United States. They have also received the CE mark for sale in Europe and have been approved for sale by the Japanese Ministry of Health, Labor and Welfare. These products have been sold since 2000.

We believe our PD2i Analyzertm will deliver a more accurate prediction of arrhythmic death, is substantially less expensive and is a procedure that is more patient friendly than the CH 2000 Cardiac Stress Test System. The key disadvantages of the Cambridge Heart products are that (i) they require a stress test to capture the T-wave alternans, (ii) the stress test itself is not without risk; it could induce cardiac arrest, (iii) the procedure requires costly electrodes for which physicians are not separately reimbursed, and (iv) most importantly, the procedure cannot be performed on patients exhibiting ectopic or irregular heartbeats or taking beta-blockers used to treat coronary artery disease.

The key competitive advantages of the PD2i Analyzertm are that (i) it avoids risks associated with a cardiac stress test, (ii) it can be performed on a resting patient in any environment, (iii) it can be performed without specialized equipment, (iv) costly electrodes are not required, (v) it is not affected by ectopic or irregular heartbeats, (vi) it is not affected by common cardiac drugs, and (vii) there is no significant up-front equipment cost to the physician.

At our expected price of approximately $6,500 per unit and $40 per test, the PD2i Analyzertm will offer clinicians an affordable product that will appropriately pay them and us based on usage.

Manufacturing

We selected Dell Healthcare and Life Sciences division to serve as our worldwide manufacturing supplier for our laptop computers in October 2010 and have a manufacturing agreement with Nasiff Associates for the digital ECD. We have also identified and are working with another manufacturer of a similar ECG/blood pressure collection device that already has such CE Mark Certification. We expect to work with this manufacturer to have the software component of the PD2i Analyzertm certified as well. Consequently, we anticipate having all the components of the PD2i Analyzertm in conformity with the Essential Requirements Directive (and be CE marked) in 2011.

As we receive the digital ECG and laptop computers from our third-party suppliers, we install the appropriate proprietary software and test for quality assurance before repackaging for shipment.

Trademarks

We pursue and maintain trademark protection in the United States and worldwide. As of May 31, 2011 we have three United States registered trademarks for PD2i® for use on our products.

Research and Development

Our research and development expenses for 2010 and the first quarter of 2011 were approximately $638,000 and 122,000, respectively. These research and development expenses included, but were not limited to laboratory supplies, hardware costs, programming and software costs, sponsored research activities and salary and fringe benefit costs for employees who were engaged in research, development, clinical and regulatory activities. In addition, all clinical trial costs, clinical and regulatory consulting and contract manufacturing costs are included.

Employees

As of May 31, 2011 we employed 14 individuals. Of our employees, 11 are engaged in executive, administrative, business development, sales, marketing and intellectual property functions, and 3 are engaged in research and development and clinical/regulatory activities. We anticipate that we will need to recruit additional personnel to manage our expanded selling and administrative functions as well as our research and product development programs.

Drug Discovery Platform (Therapeutic Products)

The mission of our drug discovery platform was to focus on the pre-clinical and early clinical development of products for the treatment of an array of human diseases, such as cerebral ischemia (stroke), cardiac ischemia, kidney failure, organ transplantation and preservation, hypertension, obesity, and thrombolytic diseases. At the present time, our drug discovery platform is not active. Since 2003 to conserve cash and focus on FDA marketing clearance for the PD2i Analyzertm, we halted all research related to our drug platform.

Certain naturally occurring peptides and proteins are derived from “state-dependent” physiologies, a naturally occurring process under which certain mammals engage in “altered physiologic states” such as hibernation, REM sleep and pregnancy. We believe that these molecules lead to altered physiological states such as blood pressure reduction, loss of appetite and thirst, diminished cancerous cell growth and reproduction, urea recycling and tissue and organ preservation.

Our initial drug discovery efforts related to those state-dependent peptides and proteins released during hibernation. Hibernation is a complex grouping of individual physiologies that are spread out over time. Cessation of appetite occurs many weeks before the animal goes into the sleep-like state in which blood pressure and metabolism are reduced. It is the separate and specific individual physiologies that are of interest to us for pharmaceutical development, not the complex event of hibernation itself. It has been demonstrated, for example, that blood-pressure elevations can be reduced to normal in awake, nonhibernating animals without inducing all of the other hibernation-related physiologies (i.e., appetite suppression). We believe that similar results can be achieved with other physiologies.

We developed a strategy which we believe will enable us to isolate the naturally occurring, state-dependent, nontoxic, bioactive molecules that are produced during hibernation of certain mammals such as the woodchuck. We anticipate using these molecules as well as their derivatives to treat major human diseases such as stroke and cardiac ischemia. Through the execution of this strategy in 2000 - 2003, we identified the amino acid sequence of several peptides discovered in the blood of hibernating mammals (some of which are also found in humans), which have been successfully tested for efficacy in pre-clinical animal studies of cerebral ischemia. This animal model replicates human stroke. These ischemia-preventing molecules have also been shown to be nontoxic in animal toxicology studies.

We also conducted a pre-IND briefing meeting with the FDA in March 2003 to develop the Clinical Development Plan for our lead stroke compound as part of the Investigational New Drug (“IND”) process.

Patent and Proprietary Rights

We have issued patents covering the core systems with the PD2i® Algorithm and methods of identifying biological anomalies using this algorithm as well as issued patents covering machines and methods for data manipulation for use with the PD2i® Algorithm from United States of America (5,709,214), United States of America (5,720,294), Azerbaijan (008979), Armenia (008979), Belarus (008979), Kazakhstan (008979), Kyrgyzstan (008979), Moldova, Republic of (008979), New Zealand (54202), Russian Federation (008979), South Africa (2005/06909), Tajikistan (008979), Turkmenistan (008979), United States of America (7,076,288) and United States of America (7,276,026). It has been allowed in Australia (Australian Patent Application 2004208161) and Israel (Israel Patent Application 169988). There are also a number of patent applications around the world covering additional aspects and uses of the PD2i® technology, which if issued will increase the coverage around technologies utilizing the PD2i® Algorithm.

As of March 15, 2011 we have 32 issued patents around the world for our drug discovery platform. The core application covering the use of FPA as an anti-infarction molecule has been issued as a patent in Azerbaijan (010860), Australia (2003209030), Armenia (010860), Belarus (010860), China (CN1856504), France (1572168), Germany (1572168), Ireland (1572168), Kazakhstan 010860), Kyrgyzstan (010860), Moldova, Republic of (010860), Russian Federation (010860), South Africa (2004/7103), Switzerland (1572168), Tajikistan (010860), Turkmenistan (010860), United Kingdom (1572168) and the United States of America (7,811,992). It has also been allowed in Mexico (PA/a/2004/007586). There are number of pending applications around the world covering aspects of the core drug discovery platform, which should continue to extend coverage of the drug discovery platform around the world.

On October 12, 2010 the U.S. Patent Office issued United States Patent #7,811,992 to the Company for the use of a molecule discovered using the Company’s novel drug discovery platform. The molecule covered by the patent has been shown to diminish the size and severity of infarctions associated with acute myocardial infarctions (heart attacks) and strokes.

We filed our United States Utility and Foreign Patent Application in February 2003.

DESCRIPTION OF PROPERTY

We have leased facilities comprising our corporate office which is staffed by personnel devoted to corporate development, research and development, clinical affairs management and operations. Our corporate office is located at 2300 NW Corporate Boulevard, Boca Raton, Florida.

LEGAL PROCEEDINGS

To our knowledge, we are not a party to any pending or threatened material legal proceedings. To our knowledge, no governmental authority is contemplating commencing a legal proceeding in which we would be named as a party.

OUR MANAGEMENT
Officers and Directors

The following table sets forth the names, positions and ages of our current executive officers, directors and significant employees. Class I directors serve until the 2011 annual meeting of stockholders or until their successors are elected and qualified. Class II directors serve until the 2012 annual meeting of stockholders or until their successors are elected and qualified. Class III directors serve until the 2013 annual meeting of stockholders or until their successors are elected and qualified. Officers are appointed by our board of directors and their terms of office are, except to the extent governed by an employment contract, at the discretion of our board of directors.

Name	Age	Position
David H. Fater	64	President, Chief Executive; Class I Director
Thomas J. Bohannon	66	Chief Financial Officer
James E. Skinner, Ph.D.	69	Vice President Research and Science; Class I Director; interim Chairman of the Board
Jerry M. Anchin, Ph.D.	50	Vice President Product Development; Class II Director
Richard M. Cohen	65	Vice President Business Development
Daniel N. Weiss, M.D., F.A.C.C	48	Chief Medical Officer
Gary A. Schwartz	50	Chief Technology Officer
Frederick M. Hudson	65	Class II Director
Joseph C. Franchetti	71	Class III Director
Ronald A. Malone	55	Class III Director
Frank B. Wheeler	73	Class III Director; Independent Lead Director

David H. Fater has been  President, Chief Executive, and a director since June 2002. Mr. Fater was the founder and from January 1993 through the present, has been the chief executive officer of ALDA & Associates International, Inc., a business and financial consulting firm specializing in healthcare and life sciences. Prior to his founding ALDA, Mr. Fater served as a senior executive with three public health care companies, including two in which he led the initial public offering process (BMJ Medical Management, Inc. and Community Care of America) and one which he led to a NYSE listing and a $1 billion market capitalization (Coastal Physician Group, Inc.). Mr. Fater was employed by Coastal Physician Group, Inc. from January 1993 to June 1995; Community Care of America from July 1995 to December 1996; and BMJ Medical Group, Inc. from January 1997 to July 1999. From June 2000 through July 2001 Mr. Fater was the chief financial officer of Vector Medical Technologies, Inc. Prior to his corporate experience, Mr. Fater was an international business advisor to senior management and boards of directors as a senior international partner during a 24-year career with Ernst & Young from January 1969 to December 1992. He holds a B.S. in Accounting from the University of North Carolina. He is a Certified Public Accountant licensed in Georgia and North Carolina.

Thomas J. Bohannon was appointed to serve as the Chief Accounting Officer of the Company effective as of December 28, 2008 and became the Chief Financial Officer effective as of January 1, 2011. Mr. Bohannon has been in the accounting and financial field for more than 40 years. Mr. Bohannon worked as a senior manager at Ernst & Young in Atlanta from 1968 until 1978 where he specialized in financial and SEC reporting before becoming the partner in charge of audit and review services for Pappadakis, Nelson & Bohannon from 1978 - 1991. Since 1992 he has focused on his own consulting practice, serving as the financial officer for a variety of companies in the Southeast United States. He holds a B.S. from Auburn University and a Masters in Business Administration, Concentration in Accounting, from Tulane University. He is a Certified Public Accountant licensed in Georgia.

James E. Skinner, Ph.D., has been our Vice President Research and Science and a director since August 2000. Dr. Skinner was our President from August 2000 through July 2002 and was appointed to serve as interim Chairman of the Board effective May 13, 2011. Dr. Skinner has experience both as a scientist and manager of large research and development projects. From December 1969 to February 1993 Dr. Skinner was a Professor at Baylor College of Medicine in Houston, where he was the recipient of many research grants from the National Institutes of Health. During his tenure at Baylor College of Medicine, he was the principal investigator of a Program Project Grant that operated five laboratories and three core facilities. From March 1993 to July 1997, Dr. Skinner was the Associate Director of the Totts Gap Medical Research Laboratories, Inc. In August 1997 he founded the Delaware Water Gap Science Institute, a nonprofit medical research organization devoted to the development of medical devices and pharmaceuticals, and has served as its director since its inception. Dr. Skinner is a graduate of Pomona College and received his Ph.D. from the University of California at Los Angeles.

Jerry M. Anchin, Ph.D., has been our Vice President Product Development and Physician Training since October 2000 and a director since September 2003. Dr. Anchin has extensive experience in the biotechnology business sector. He has been actively involved in the fields of immunology, molecular biology, drug discovery and protein chemistry since 1978. Dr. Anchin worked in biotechnology at International Immunoassay Labs from September 1981 to July 1988 as head of assay development and manufacturing, where he was instrumental in designing a novel assay for the detection of the protein creatine kinase that is released as a result of acute myocardial infarction. He received two patents for his work in this area. Dr. Anchin then worked for Immuno Pharmaceuticals from August 1993 to February 1996 and Prism Pharmaceuticals from February 1996 to June 1998. Dr. Anchin was employed by Ciblex Pharmaceuticals from June 1998 through August 2000, where he became group leader of the drug discovery program involving novel small molecules that will be entering clinical trials for the prevention of asthma. He has been granted five patents in the field of immunoassay and drug discovery and has four patents pending. Dr. Anchin holds a B.A. in Cell Biology from University of California at Santa Barbara and received his Ph.D. in Immunology from Texas A&M University.

Richard M. Cohen is our Vice President Business Development. Mr. Cohen has management experience at companies ranging from start-ups to Fortune 500 companies. He also has experience in matters related to importing, exporting and manufacturing operations in South America, the Far East and Europe. From 1987 - 2000 Mr. Cohen served as the Chief Operating Officer of Chaseco Inc. and served as the Chief Operating Officer of ALDA & Associates International, Inc., a consulting company, during the ten years from 2000 - 2010. While working with ALDA, Mr. Cohen performed consulting services for the Company. He holds a B.A. in Business Administration from Kentucky Wesleyan College.

Daniel N. Weiss, M.D., F.A.C.C., joined us as our Chief Medical Officer in April 2004. Dr. Weiss has extensive experience as a practicing cardiologist and electrophysiologist. He has been a partner in Florida Arrhythmia Consultants and a director of the Jim Moran Heart and Vascular Center since 1994. He is also a consultant to Fortune 500 Medical Device companies including Medtronics, St. Jude Medical and Guidant. He has been a clinical investigator in the MADIT II (Multi Center Automatic Defibrillator Implantation Trial) and SCDHeFT (Sudden Cardiac Death Heart Failure Trial) clinical trials. He is a cum laude graduate of Princeton University with a BSE in Electrical Engineering and Computer Science. He received his Medical Degree with Distinction in Research from the Mount Sinai School of Medicine where he also received the Nathan A. Setz Award for Research in Cardiovascular and Renal Disease.

Gary A. Schwartz was appointed Chief Technology Officer on January 1, 2011. Mr. Schwartz has more than 20 years of experience in executive positions involving strategic business planning, information technology and quality assurance/improvement. He worked at Lehman Brothers’ corporate headquarters in New York City from 1992 - 1995 and designed, built and maintained its Business Communications. From 1995 - 1997 Mr. Schwartz served as the New York Branch Manager of TechLaw Automation Partners, servicing some of the most prominent law firms in New York. From 1997 - 2000 he worked with Clinical Systems Limited, a healthcare conglomerate delivering HMO operations, clinical trials, practice management and bio-statistical research. In 2000 he relocated to Florida and joined Vista Healthplan of South Florida as Chief Information Officer. In 2005 he created Sierra Healthcare Consultants and consulted with startup HOM’s and MHN in South Carolina and Florida to develop information technology and operations systems. He consulted with Vicor during 2010 prior to joining the Company.

Frederick M. Hudson has served as a director since July 2008. Mr. Hudson retired as a partner in charge of the health care audit practice for the Washington - Baltimore business unit of the accounting firm of KPMG, LLP on January 1, 2006 after a 37-year career with the firm. He is a graduate of Loyola College and currently serves in a board capacity with the Board of Financial Administration of the Catholic Archdiocese of Baltimore, Board of Sponsors, Loyola College Sellinger School of Business and Management and the Board of Trustees of the Maryland Historical Society. He chairs the audit committee of the board of directors of Paradigm Management Services LLC (a provider of catastrophic care services), Woodhaven Holding Corporation, d/b/a Remedi Health Services, (an institutional pharmacy service provider) and is a member of the audit and finance committee of the board of directors for GBMC Healthcare, Inc and its affiliate, the Greater Baltimore Medical Center. He serves as Chairman of our Audit Committee.

Joseph C. Franchetti has served as a director since July 2008. He is a consultant, director and advisor to several health care/medical device companies in the cardiology/cardiovascular and life sciences arenas, including 31 start-up companies. He now serves as vice-chairman of CVAC Health Systems Inc. and was president and CEO of Colin Medical Instruments Corp. (now Omron), a Japanese-owned worldwide leader for noninvasive blood pressure and physiological/vital signs monitoring and diagnosis from 1989 to 1996. His executive experience also includes being co-founder and CEO of Bio-Chem Laboratory Systems Inc. and a corporate and international vice-president and general manager for Technicon (now Siemens) and Narco Scientific (now Respirionics). He is a graduate of the Wharton School of the University of Pennsylvania, a trustee emeritus of Southwest Research Institute of Texas, and a commissioned US Army Infantry Officer.

Ronald A. Malone has served as a director since November 2010. He has served as the chairman of the board of Gentiva Health Services, Inc. (“Gentiva”) since June 2002, and its chief executive officer from June 2002 through September 2008. Gentiva is the largest provider of home health care services in the United States and is traded on the NASDAQ Stock Market under the symbol “GTIV.” He served in various executive positions at Gentiva from March 2000 through June 2002. Prior thereto he served in various executive capacities with Olsten Corporation, a large multinational conglomerate. Mr. Malone currently serves as a director of two public companies: Hill-Rom Holdings, Inc. (“Hill-Rom”), a worldwide manufacturer and provider of medical technologies and related services for the health care industry, and Capital Senior Living Corporation (“CSL”), one of the largest operators of senior living communities in the United States in terms of resident capacity. Mr. Malone has served as a director of Hill-Rom since July 2007 and as a director of CSL since June 16, 2010. Mr. Malone has a bachelor’s degree from Furman University.

Frank B. Wheeler has served as a director since November 2010 and was appointed as Independent Lead Director effective May 13, 2011. He worked for thirty-five years in the British Diplomatic Service until 1997. He served as foreign policy adviser on East - West affairs and Middle East issues, was the Charge d’Affairs in Czechoslovakia and the Ambassador to Ecuador and then Chile. Since 1997 he has served as the chairman of the British - Chilean Chamber of Commerce in London and as international adviser to the English Football Association in its campaign to host the 2006 World Cup. For the past five years he has been an independent business consultant involved with health insurance and software companies. Mr. Wheeler received an Advanced Level Certificate in French and German from the Mill Hill School in London, graduated in Russian Studies from the Joint Services College for Linguists and obtained Diploma in Economics from the Treasury Centre for Administrative Studies in London.

Board Independence

The Board of Directors has determined that the following four individuals currently serving as directors are independent as that term is defined in the Marketplace Rules of The NASDAQ Stock Market: Messrs. Franchetti, Hudson, Malone and Wheeler.

Director Qualifications

Our Board believes that the qualifications of our directors, as set forth in their biographies which are listed above and briefly summarized in this section, gives them the qualifications and skills to serve as directors of Vicor. Three of our directors, Mr. Fater, Dr. Anchin and Mr. Franchetti, have experience serving as executive officers of medical device companies, and Mr. Malone serves as the Chairman of a company in the home health care industry. Mr. Wheeler has experience in the health care and software industry as a consultant and has a great deal of international experience through his work with the British Diplomatic Service, which will assist us in our marketing and sales efforts outside the United States. Mr. Hudson has a strong background in finance for health care companies.

Our Board also believes that each of the directors has other key attributes that are important to an effective Board: integrity and demonstrated high ethical standards; sound judgment; analytical skills; the ability to engage management and each other in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Board and its Committees.

SCIENTIFIC ADVISORY BOARD

The Company has assembled a Scientific Advisory Board that enables it to access some of the brightest minds in the life sciences arena. Members, in addition to Drs. Anchin, Skinner and Weiss, include:

•
Edward F. Lundy, M.D., Ph.D., Chief of Cardiothoracic Surgery at the Active International Cardiovascular Institute at Good Samaritan Hospital in Suffern, New York. In addition to his M.D. from the University of Michigan, Dr. Lundy also received a Ph.D. from that institution in physiology with a primary focus on altered-state physiologies such as hibernation. He serves as Chairman of our Scientific Advisory Board.

•
Mark E. Josephson, M.D., Chief of Cardiology at Beth Israel Deaconess Medical Center, a major patient care, research and teaching affiliate of Harvard Medical School; and the author of Clinical Cardiac Electrophysiology, the fundamental textbook in the field.

•
Hein J. J. Wellens, M.D., Professor and Chairman of the Department of Cardiology at Academisch Ziekenhuis Maastricht in Amsterdam, the Netherlands. He is a director of the Interuniversity Cardiology Institute of the Netherlands and is a member of the Netherlands Academy of Arts and Sciences. He also has an appointment of visiting lecturer at Harvard Medical School.

•
Richard M. Luceri, M.D., F.A.C.C., recently retired director, Interventional Arrhythmia Center Holy Cross Hospital, Fort Lauderdale, FL as well as a clinical investigator in the MADIT II (MultiCenter Automatic Defibrillator Implantation Trial) and author SCDHeFT (Sudden Cardiac Death Heart Failure Trial).

•	Robert G. Hauser, MD, F.A.C.C., FHRS, Chairman of the Cardiovascular Services Division at Abbott Northwestern Hospital and former CEO of Cardiac Pacemakers, Inc., acquired by Guidant Corporation.

•	Jonathan Kaplan, M.D., M.P.H., Medical Director for Fidelis Care New York and formerly the corporate medical director for Excellus Blue Cross Blue Shield.

•	David Chazanovitz, the former chief executive officer of Cambridge Heart, Inc. (our only FDA-approved competitor).

•	Jules T. Mitchel, M.B.A., Ph.D., founder of Target Health, Inc., a full-service contract research organization supporting all aspects of pharmaceutical drug and device development.

•	Ariel D. Soffer, M.D., F.A.C.C, Chief of Cardiology at Jackson North Medical Center, one of the newest hospitals in the academically affiliated hospital system, Jackson Hospital.

•
Hank Lubin, M.D., practicing physician with Hightstown Medical Associates, PA, (formerly affiliated with the University of Pennsylvania Health System) and currently a Clinical Associate Professor at The University of Pennsylvania School of Medicine.

•	David Fertel, D.O., Clinical Professor of Surgery at Michigan State University and a practicing board certified thoracic and cardiovascular surgeon in Michigan.

•
Mitchell S. Karl, M.D., practicing board certified cardiologist on staff with Boca Raton Community Hospital; Clinical Associate Professor of Biomedical Science, Florida Atlantic University/University of Miami School of Medicine; Associate Medical Director, Vicor Technologies, Inc.

DIRECTOR COMPENSATION

Each nonemployee Director receives a basic annual retainer of $24,000, paid quarterly in shares of our common stock. The Director serving as the Chairman of the Audit Committee will receive an annual fee of $12,000 and the Directors serving as Chairman of the Compensation Committee and the Nominating and Governance Committee will receive an annual fee of $6,000 for the additional duties as Chairmen of these committees. Such fees will be paid quarterly in shares of the Company’s common stock. Nonemployee Directors will receive cash fees of $1,000 per meeting (paid in shares of the Company’s common stock) not to exceed six Board meetings per year and four meetings for each Committee. Each nonemployee Director will also receive an annual grant of 100,000 stock options. The options will be exercised at the fair market value of the Company’s common stock on the date of grant and will be for a term of up to ten years. The options will vest monthly on a pro-rata basis over a 24-month period.

Director Compensation Table

The following table sets forth a summary of the compensation we paid to our nonemployee Directors in 2010. We do not provide any compensation to our Directors who also are serving as executive officers of the Company.

Name	Fees Earned or Paid in Cash	Stock Options(1)	Stock Award(2)	Total
Edward Wiesmeier	$—	$—	$35,500	$35,500
Frederick Hudson	$—	$49,000	$54,000	$103,000
Frank B. Wheeler	$—	$49,000	$9,000	$58,000
Ronald Malone	$—	$49,000	$9,000	$58,000
Joseph Franchetti	$—	$49,000	$42,000	$91,000
____________
(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in the calculation of the amount are included in note 8 of the Company’s financial statements for the fiscal year ended December 31, 2010.

(2)	The amounts reflect the fair market value of the stock on date of issuance.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation awarded to, earned by or paid to (i) David H. Fater, our Chief Executive Officer, (ii) James. E. Skinner, our Vice President, Research and Science, (iii) Jerry M. Anchin, our Vice President, Product Development, and (iv) Daniel N. Weiss, our Chief Medical Officer. No other executive officers received total compensation in excess of $100,000 for the fiscal year ended December 31, 2010.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option/Warrant Awards(1)	All Other Compensation	Total
David H. Fater	2010	$201,000	$—	$—	$—	$—	$201,000
Chief Executive(2)	2009	$183,000	$—	$—	$228,000	$—	$411,000
James E. Skinner	2010	$180,000	$—	$—	$—	$—	$180,000
Vice President, Research and Science(2)	2009	$177,000	$—	$—	$228,000	$—	$405,000
Jerry M. Anchin	2010	$180,000	$—	$—	$—	$—	$180,000
Vice President, Product Development(2)	2009	$168,000	$—	$—	$228,000	$—	$396,000
Daniel N. Weiss	2010	$180,000	$—	$—	$—	$—	$180,000
Chief Medical Officer(2)	2009	$180,000	$—	$—	$152,000	$78,900	$410,900
__________
(1)
The amounts reflect the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. For information regarding the assumptions used in the calculation of the amount are included in note 8 of the Company’s financial statements for the fiscal year ended December 31, 2010.

(2)	Mr. Fater, Dr. Skinner and Dr. Anchin commenced employment with the Company on March 30, 2007, the date of the Merger closing. Dr. Weiss commenced employment with us in April 2008.

Employment Agreements

We have entered into employment agreements with David H. Fater, James E. Skinner, Ph.D., Dr. Daniel N. Weiss and Jerry M. Anchin, Ph.D.

David H. Fater. Our employment agreement with Mr. Fater, dated June 1, 2002, as amended, is for a three-year term; provided, however, that on June 1 of each year the term is automatically extended for an additional one-year period. The employment agreement provides for an annual base salary of $150,000, subject to annual increases (currently at $201,000), plus reimbursement of reasonable expenses and entitles Mr. Fater to participate in the employee benefit plans made available to our other executives. Upon the first to occur of (1) our receipt of $3,000,000 in funding; (2) consummation of a significant liquidity event; or (3) significant enhancement of our value, Mr. Fater’s annual increases to base compensation will be 10% and Mr. Fater will be entitled to an annual bonus of 20% of his base salary. The agreement contains customary confidentiality and noncompete provisions.

James E. Skinner. Our employment agreement with Dr. Skinner dated January 1, 2009 expires on December 31, 2011. It provides for an annual base salary of $180,000 subject to annual increases plus reimbursement of reasonable expenses, and entitles Dr. Skinner to participate in the employee benefit plans made available to our other executives. This agreement contains customary confidentiality and noncompete provisions. In addition, Dr. Skinner agrees that all intellectual property developed by him shall be our property.

Jerry M. Anchin. Our employment agreement with Dr. Anchin dated January 1, 2009 expires on January 1, 2012. It provides for an annual base salary of $180,000 subject to annual increases plus reimbursement of reasonable expenses, and entitles Dr. Anchin to participate in the employee benefit plans made available to our other executives. This agreement contains customary confidentiality and noncompete provisions. In addition, Dr. Anchin agrees that all intellectual property developed by him shall be our property.

Daniel N. Weiss. Our employment agreement with Dr. Weiss of January 1, 2010 expires on January 1, 2013. It provides for an annual base salary of $180,000 subject to annual increases plus reimbursement of reasonable expenses and entitles Dr Weiss to participate in the employee benefit plans made available to our other executives. This agreement contains customary confidentiality and noncompete provisions. In addition, Dr. Weiss agrees that all intellectual property developed by him shall be our property.

Outstanding Equity Awards Table

The following table presents information regarding outstanding options and warrants held by our Named Executive Officers as of June 24, 2011.

Name	Number of Securities Underlying Unexercised Options/Warrants - Exercisable		Number of Securities Underlying Unexercised Options/Warrants - Unexercisable		Option/ Warrant Exercise price	Option/War- rant Expira- tion Date
David H. Fater	12,500	(3)	-		$1.00	4/9/2013
	300,000	(5)	-		$0.78	1/5/2016
Thomas J. Bohannon	75,000	(4)	-		$0.68	12/22/2015
	25,000	(5)	-		$0.78	1/5/2016
	-		100,000	(6)	$0.62	12/17/2016
	50,000	(7)	50,000	(7)	$0.51	12/30/2017
James E. Skinner	255,000	(2)	-		$1.00	8/8/2017
	12,500	(3)	-		$1.00	6/9/2013
	300,000	(5)	-		$0.78	1/5/2016
Jerry M. Anchin	100,000	(2)	-		$1.00	8/8/2017
	12,500	(3)	-		$1.00	2/9/2013
	300,000	(5)	-		$0.78	1/5/2016
Daniel N. Weiss	50,000	(1)	-		$0.68	8/8/2017
	200,000	(5)	-		$0.78	1/5/2016

(1)	Options granted under our 2002 Stock Option Plan in 2007. These options are fully vested
(2)	Warrants issued in 2007 for contributed capital.
(3)	Warrants issued in 2008 upon conversion of convertible debt instruments to preferred stock.
(4)	Options granted under our 2008 Stock Option Plan in 2008. These options are fully vested
(5)	Options granted under our 2008 Stock Option Plan on January 5, 2009. These options are fully vested.
(6)	Options granted under our 2008 Stock Option Plan on December 17, 2009. These options are vested 50% immediately and 50% after a milestone is achieved.
(7)	Options granted under our 2008 Stock Option Plan on December 30, 2010. These options vest 50% after 12 months and 50% after 24 months.

____________

Equity Compensation Plan Information

The following table sets forth information concerning our equity compensation plans as of December 31, 2010.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders (2002)	122,500	$0.78	477,500
Equity compensation plans approved by security holders (2008)	3,817,500	$0.73	1,182,500
Equity compensation plans not approved by security holders	24,466,460	$0.93	—
Total	28,406,460		1,660,000

Potential Payments Upon Termination or a Change in Control

David H. Fater. If we terminate Mr. Fater’s employment without cause or if Mr. Fater terminates his employment agreement for good reason (as defined in his employment agreement) or if either event occurs during the two years after a change of control, then Mr. Fater will receive an amount equal to 300% of the sum of his current base salary and any bonuses paid during the previous 12-month period, and he will receive accelerated vesting under any long-term incentive plans including stock options and warrants and other benefits for the remainder of the term of the agreement. We have also agreed to pay to Mr. Fater any excise taxes to the extent any amount paid to Mr. Fater is deemed “parachute payments.”

The table below reflects the compensation payable to Mr. Fater in the event of a termination of his employment in each of the situations listed below. The amounts shown assume that the termination was effective as of December 31, 2010.

Executive Benefits and Payments Upon Termination	Voluntary Termination	Termination for Cause by the Company	Termination not for Cause by the Company	Termination for Good Reason by the Executive	Change in Control for Good Reason
Base Salary	$—	$—	$603,000	$603,000	$603,000
Bonus	$—	$—	$—	$—	$—
Stock Options
(Unvested and Accelerated)	$—	$—	$—	$—	$—
Benefits and Insurance	$—	$—	$74,700	$74,700	$74,700
280G Tax Gross Up	$—	$—	$—	$—	$—

Other Named Executive Officers. If we terminate Drs. Skinner, Anchin or Weiss without cause or if Drs. Skinner, Anchin or Weiss terminates his employment agreement with us for good reason (as defined in his employment agreement), then said executive will receive an amount equal to 100% of the sum of his current base salary and any bonuses paid during the previous 12-month period and will receive accelerated vesting under any long-term incentive plans, including stock options and warrants.

If we had terminated Drs. Skinner, Anchin or Weiss without cause or any of the these executives had terminated their employment with us without cause as of December 31, 2010, each would have received an amount equal to $180,000 and would have received accelerated vesting under any long-term incentive plans, including stock options and warrants. In addition, Dr. Weiss would receive $12,000 of health insurance coverage.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto appearing elsewhere in this prospectus. This discussion and analysis may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Our actual results may differ materially as a result of various factors, including those set forth in “Risk Factors” or elsewhere in this prospectus.

Overview

The following Management’s Discussion and Analysis (“MD&A”) or Plan of Operations includes the following sections:

•	Plan of Operations

•	Critical Accounting Policies and Estimates

•	Results of Operations

•	Liquidity and Capital Resources

•	Going Concern

•	Off-Balance Sheet Arrangements

Plan of Operations

As a development-stage enterprise, the Company had no significant operating revenues through December 31, 2009. Operating revenues commenced in 2010, and the Company hired a national sales manager in September 2010 to direct the activities of independent sales agents and sales representatives in the marketing and sales of its products in selected geographic areas in the United States. Revenues will be predominately the result of equipment sales, fees from physicians and other health-care providers related to the analysis of test results and licensing fees.

At July 12, 2011 our cash balance was negligible. During 2010 we received $6,471,000 from the sale of 8% Subordinated Convertible Notes (“8% Subordinated Notes”) and 10% Convertible Promissory Notes (“10% Convertible Notes”). During the five months ended May 31, 2011 we received $400,000 in proceeds of short-term unsecured debt.

Our Series B preferred stock yields cumulative annual dividends at an annual rate of 8%. Dividends on the Series B preferred stock accrue from their issuance date. Each share of Series B preferred stock is convertible at the option of the holder into shares of our common stock at an initial conversion price equal to the lesser of $0.80 per share or 80% of the price per share of any common stock sold in a Qualified Financing, plus the amount of all accrued and unpaid dividends on such shares, whether or not declared. A Qualified Financing is defined as the closing of a sale of debt or equity in a registered offering or pursuant to a private placement resulting in at least $3,000,000 of gross proceeds to the Company. The conversion price of the Series B preferred stock is subject to adjustment in certain cases, including dilutive issuances and the issuance of additional shares of common stock. The Series B preferred stock will automatically be converted into shares of common stock upon the consummation of a Liquidation Event. A Liquidation Event is defined as a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Company may, at its option, require all holders of Series B preferred stock then outstanding to convert their shares of Series B preferred stock into shares of common stock at any time on or after the closing of a Qualified Financing. Once the shares of Series B preferred stock are converted into shares of common stock upon a Qualified Financing, there will be no further accruals by the Company for annual dividends.

The 8% Subordinated Notes accrue interest at the rate of 8% per annum. The 8% Subordinated Notes are due on October 7, 2012. The 8% Subordinated Notes are subject to mandatory conversion into shares of our common stock at a conversion price equal to the lesser of $.80 per share or 80% of the price per share of common stock sold in a Qualified Funding Event. A Qualified Funding Event is defined as the sale of debt or equity in a registered offering or private placement, which sale results in at least $3,000,000 of gross proceeds to the Company. Since all the 8% Notes were converted into shares of our common stock as of May 31, 2010, the holders may voluntarily convert the 8% Subordinated Notes into shares of our common stock at $0.80 per share. Once the 8% Subordinated Notes are converted into shares of common stock upon a Qualified Funding Event, this will eliminate the indebtedness represented by the 8% Subordinated Notes and result in there being no further accruals by the Company for annual interest.

In October and November 2010, we sold in a private placement units consisting of 10% Convertible Promissory Notes plus warrants to purchase 6,231,108 shares of common stock. The 10% Convertible Promissory Notes have a principal amount of $2,804,000, and net proceeds to us after fees and related costs paid at closing were $2,501,000. We utilized the net proceeds from the offering to execute our business plan and for working capital. The maturity of the 10% Convertible Promissory Notes is September 30, 2012. The 10% Convertible Notes bear interest at 10% per annum, and are convertible into common stock at the lower of the fixed conversion price, as defined, or 75% of the average of the three lowest closing bid prices during the 10-day period preceding the conversion date and contain redemption provisions upon occurrence of both a qualified financing event, as defined, and a nonqualified financing, as defined. The warrants are exercisable at $0.80 per share for 4 years after the issue date.

Our plan of operations consists of:

1.	Increasing sales of the PD2i Analyzertm to physicians and health care facilities in the United States through the use of independent sales agents and direct sales personnel.

2.	Raising additional capital with which to expand the sales and administrative infrastructure and fund ongoing operations until our operations generate positive cash flow.

3.	Completing various clinical trials and 510(k) submission(s) to secure additional marketing claims for the PD2i Analyzertm to enhance and accelerate marketing efforts.

4.	Initiating international sales of the PD2i Analyzertm and PD2i-VStm (Vital Sign), including securing CE Mark Clearance.

However, we cannot assure that we will be successful in raising additional capital to implement our business plan. Further, we cannot assure, assuming that we raise additional funds, that we will achieve profitability or positive cash flow. If we are not able to timely and successfully raise additional capital and/or achieve profitability and positive cash flow, our operating business, financial condition, cash flows and results of operations may be materially and adversely affected.

Critical Accounting Policies and Estimates

The SEC has defined a company’s critical accounting policies as the ones that are most important to the portrayal of the Company’s financial condition and results of operations and which require the Company to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based on this definition, we have identified the critical accounting policies and judgments addressed below. We also have other key accounting policies that are significant to understanding our results. For additional information, see Note 3 - Summary of Significant Accounting Policies and Basis of Presentation on page F-26.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material.

The following are deemed to be the most significant accounting policies affecting the Company.

Research and Development Costs

Research and development costs include payments to collaborative research partners and costs incurred in performing research and development activities, including wages and associated employee benefits, facilities and overhead costs. These are expensed as incurred.

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology, are stated at cost and amortized on the straight-line basis over their estimated useful economic lives. Costs and expenses incurred in creating intellectual property are expensed as incurred. The cost of purchased intellectual property is capitalized. Software development costs are expensed as incurred.

Revenue Recognition

Operating revenues commenced in 2010 and are predominately the result of equipment sales and fees from physicians related to the analysis of test results.

The Company recognizes revenue when it is realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; fees to the customer are fixed or determinable; and collection of the resulting receivable is reasonably assured.

The Company sells equipment to physicians and other health care providers (“Customer” or “Customers”) through both sales representatives employed by the Company and also independent sales agents. Revenue from equipment sales to Customers is generally recognized when title transfers to the Customer, typically upon delivery and acceptance, and includes training that is provided at the time of product delivery. Revenue from sales of equipment to independent sales agents to be used by the agents as demonstration units is recognized upon shipment.

The Company’s credit terms are net 30 days.

The Company also enters into agreements to lease equipment to health-care providers. Revenue from the leases is recognized ratably over the term of the lease, usually 12 months.

Revenue from the analysis of test results is recognized upon provision of the test results to the Customers.

Accounting for Stock-Based Compensation

We record equity-based compensation expense for employees and nonemployees at fair value measured on the date of grant.

Accounting for Derivative Financial Instruments

We evaluate financial instruments using the guidance provided by ASC 815 and apply the provisions thereof to the accounting of items identified as derivative financial instruments not indexed to our stock.

Fair Value of Financial Instruments

The Company follows the provisions of ASC 820. This Topic defines fair value, establishes a measurement framework and expands disclosures about fair value measurements.

The Company uses fair value measurements for determining the valuation of derivative financial instruments payable in shares of its common stock. This primarily involves option pricing models that incorporate certain assumptions and projections to determine fair value. These require management judgment.

Results of Operations

The following table sets forth results of operations for certain items reflected in the Company’s consolidated statements of operations for each of the years ended December 31, 2009 and 2010 and Inception to December 31, 2010. Because there was no revenue in 2009, all percentages shown are based on total operating expenses.

	Years ended December 31,
	2009		2010
Revenue:
Sales	$-	0.0%	$185,000	-2.1%
Lease income	-	0.0%	4,000	0.0%
Grants and other	-	0.0%	-	0.0%
	-	0.0%	189,000	-2.1%
Cost of revenue	-	0.0%	131,000	-1.5%
Gross profit	-	0.0%	58,000	-0.6%
Operating expenses:
Research and development	964,000	13.2%	638,000	7.2%
Selling, general and administrative expenses	3,705,000	50.6%	5,944,000	67.1%
Interest expense	2,485,000	33.9%	2,273,000	25.7%
Loss from extinguishment of debt	167,000	2.3%	-	0.0%
Total operating expenses	7,321,000	100.0%	8,855,000	100.0%
Gain (loss) on derivative financial instruments	2,157,000	-29.5%	3,991,000	-45.1%
Net loss	(5,164,000)	-129.5%	(4,806,000)	-145.7%

As a development stage enterprise, Vicor began generating revenues in 2010. Because the revenue volume is low relative to operating expenses and other gains and/or losses, management believes the most informative presentation is to present and comments separately on revenues and cost of revenue operating expenses and gain/loss on derivative financial statements for the three months ended March 31, 2010 and 2011.

	Three months ended March 31,				Period from August 4, 2000 (Inception) to March 31,
	2010		2011		2011
Revenue:
Sales	$100,000	100.0%	$159,000	94.6%	$344,000	28.6%
Lease income	-	0.0%	9,000	5.4%	13,000	1.1%
Grants and other+	-	0.0%	-	0.0%	844,000	70.3%
	100,000	100.0%	168,000	100.0%	1,201,000	100.0%
Cost of revenue	85,000	85.0%	84,000	50.0%	215,000	17.9%
Gross profit	$15,000	15.0%	$84,000	50.0%	986,000	82.1%

Research and development	$157,000	8.0%	$122,000	4.7%	15,787,000	24.3%
Selling, general and administrative	1,369,000	69.5%	1,455,000	55.8%	36,493,000	56.2%
Interest	445,000	22.5%	1,031,000	39.5%	11,432,000	17.6%
Loss from extinguishment of debt	-	0.0%	-	0.0%	1,266,000	1.9%
Total operating expenses	$1,971,000	100.0%	$2,608,000	100.0%	$64,978,000	100.0%

Gain (loss) on derivative financial instruments	$(117,000)		$3,211,000		$9,359,000

Year Ending December 31, 2010 Compared to December 31, 2009:

Revenues

Revenues were $189,000 for the year ended December 31, 2010 compared to no revenues for 2009.

Cost of Revenue

Cost of revenue was $131,000 for the year ended December 31, 2010 compared to no cost of revenue for the year ended December 31, 2009.

Gain on derivative financial instruments

There was a gain on derivative financial instruments of $3,991,000 for the year ended December 31, 2010 compared to a gain of $2,157,000 for the year ended December 31, 2009. The primary reason for the increase of $1,834,000 was the generally lower level of the Company’s common stock price during 2010 as compared to 2009. The fair value resulting from the periodic mark-to-market calculation varies inversely to the change in the stock price used in the Black-Scholes-Merton option pricing model so that gain results from a stock price decrease and loss results from a stock price increase.

Research and Development

For the year ended December 31, 2010, research and development costs were $638,000, or 7.2% of total expenses, compared to $964,000, or 13.2% of total expenses, for the year ended December 31, 2009. The $326,000 decrease in expenses was largely attributable to a $175,000 decrease in the MUSIC Trial costs as well as the use of collaborative researchers in 2010 at greatly reduced cost to Vicor. Other cost reductions in 2010 were achieved by hiring IT personnel and reducing the level of outside contractor involvement in programming.

Selling, General and Administrative

For the year ended December 31, 2010 selling, general and administrative costs were $5,994,000, or 67.1% of total expenses, compared to $3,705,000, or 50.6% of total expenses, for the year ended December 31, 2009. The $2,289,000 increase was primarily due to increases of $770,000 for compensation and benefits resulting from increased personnel, primarily in the IT function; $662,000 as a result of establishing the sales and marketing infrastructure in 2010; $262,000 of expenses related to debt issuances for capital funding purposes; $216,000 for investor relations activities, and $101,000 of legal fees. The increases were offset by decreases of $119,000 due to reduced use of IT contractors and decreases of $116,000 of equity-based compensation provided to members of the Scientific Advisory Board and outside directors.

Interest Expense

For the year ended December 31, 2010 interest costs were $2,273,000, or 25.7% of total expenses, compared to $2,485,000, or 33.9% of total expenses, for the year ended December 31, 2009. 2010 interest expense includes increases of $496,000 caused by increased debt levels and reductions of $708,000 of expense incurred in 2009 involving debt issuance and conversion of debt to equity.

Loss on Extinguishment of Debt

For the year ended December 31, 2009 loss on extinguishment of debt amounted to $167,000, or 2.3% of total expenses. There was no such loss in 2010.

Three months ended March 31, 2011 Compared to March 31, 2010:

Revenues and cost of revenue

At March 31, 2011 Vicor had independent sales representatives in 30 states including the District of Columbia. The increased gross profit in 2011 results from an improved pricing structure and the efforts of our sales representatives.

Research and Development

Research and development costs decreased $35,000 in 2011 compared to 2010. This was primarily the result of lower costs of clinical studies and increased research by independent researchers. We anticipate that future research and development expenses will remain relatively low due to independent research efforts and the absence of a need for large scale clinical trials.

Selling, General and Administrative Expenses

Selling, general and administrative expenses increased $86,000 in 2011. There were several components of the net increase, as follows:

•
Payroll and related costs were affected by a decrease of $291,000 in equity-based compensation expense. There were numerous management-level hires in 2010 with stock and stock option incentives. Recurring payroll costs increased due to overall higher staffing levels in 2011 compared to 2010 with related benefits.

•
Equity-based consulting expense increased $84,000 in 2011. This was caused by increased compensation of the Scientific Advisory Board, and especially its new Chairman, in recognition of the increased level of activity on behalf of Vicor, increase in expense recognized for independent members of the Board of Directors to reflect changes in vesting of stock options and warrants issued to a consultant as payment for services.

•	The amortization of certain deferred financing costs began in the second quarter of 2010 and increased 2011 expense by $81,000.
•     Legal and accounting expense increased $44,000. This increase is primarily attributable to the services by our outside law firm which serves as general counsel and independent accountants to assist management and the Board of Directors in matters related to the involvement of independent counsel in a special investigation, as follows: In January 2011 a Special Committee of the Board of Directors was formed to consider certain allegations against the Company‘s CEO. On May 12 and 13, 2011 the Board of Directors considered the report of the Special Committee (the “Report”). The Report described the investigation, set forth findings and concluded (i) there was no basis under Delaware law for directors to remove another director and (ii) there was no basis to terminate the CEO for cause as an officer under his employment agreement because there was no evidence of either willful gross neglect or willful gross misconduct on the part of the CEO.

Interest Expense

Interest expense increased $586,000 in 2011, most of which did not require the expenditure of cash. The increase was primarily caused by $605,000 of increased amortization of deferred financing costs related to derivative discounts and certain nonderivative warrants; and $134,000 of interest on our debt instruments. Interest expense in 2010 of $139,000, related to the conversion of 8% Notes, did not recur in 2011.

Gain (loss) on derivative financial instruments

There was a loss on derivative financial instruments of $117,000 for the three months ended March 31, 2010 compared to a gain of $3,211,000 for the three months ended March 31, 2011. The primary reason for this $3,328,000 difference was volatility in the Company’s common stock price, which rose during the first quarter of 2010 and declined in the first quarter of 2011. The fair value resulting from the periodic mark-to-market calculation varies inversely to the change in the stock price used in the Black-Scholes-Merton options pricing model.

Liquidity and Capital Resources

We generated revenues of $168,000 in the three months ended March 31, 2011, which compares very favorably to 2010 annual total revenues of $189,000. While our revenues are generally in accord with our current business plan, they are not yet sufficient to fully execute our business plan and continue development of our products. Management recognizes that the Company must raise additional capital to successfully continue operations, and, accordingly, we continue to look to outside sources to raise capital.

At March 31, 2011 we had a working capital deficiency of $1,528,000 and $121,000 in cash. Based on our cash balance as of July 12, 2011, management believes that we have sufficient funds to continue current operations through at least July 21, 2011. We anticipate various short-term financings over the next 3 - 5 months to provide liquidity in anticipation of a more significant financing event. These include short-term borrowings and sales of equity.

We engaged in no significant financing activities during the three months ended March 31, 2011. As of March 31, 2011 our primary debt instruments consist of 8% Subordinated Convertible Notes (“8% Subordinated Notes”) and 10% Convertible Promissory Notes (“10% Convertible Notes”).

The 8% Subordinated Notes are due in October 2012, and there are currently no restrictions on their conversion into common stock. The 8% Subordinated Notes are mandatorily convertible into shares of the Company’s common stock at a conversion price equal to the lesser of $0.80 per share of common stock or 80% of the price per share of common stock sold in a qualified funding event, defined as the sale of convertible debt or equity in an offering resulting in at least $3,000,000 of gross proceeds to the Company. Once the 8% Subordinated Notes are converted into shares of common stock, this will eliminate the indebtedness represented by the 8% Subordinated Notes and result in there being no further interest burden to the Company for the 8% Subordinated Notes.

Warrants to purchase 12,500 shares of the Company’s common stock at $1.00 per share were issued for each $10,000 of 8% Subordinated Notes sold and expire 5 years from date of issue.

The 10% Convertible Notes are due in September 2012 and are convertible into common stock at the option of the holder at any time prior to maturity at a conversion price of 75% of the average of the three lowest closing bid prices during the 10-day period preceding the conversion date. If the Company conducts a registered public offering, as defined, of its common stock (or securities convertible into or exercisable for shares of common stock), the conversion price is subject to adjustment.

If the Company raises $5,000,000 or more from the sale of capital stock or debt securities, it shall offer to redeem the 10% Convertible Notes for cash at rates ranging from 110% - 115%, depending on the date of the redemption after the issue date, plus accrued but unpaid interest. The holders are not required to tender the 10% Convertible Notes for redemption.

For a financing of less than $5,000,000, the Company shall offer to redeem a pro rata portion of the 10% Convertible Notes.

Warrants to purchase 22,200 shares of the Company’s common stock at $0.80 per share were issued for each $10,000 of 10% Convertible Notes sold and expire 4 years from date of issue. The warrants may be exercised in full or in part and, at the option of the holder, may be exercised on a cashless basis.

Subsequent to March 31, 2011 the holders of the 10% Convertible Notes began the process of converting their notes into shares of common stock under the supervision of an independent investment manager. Such conversions are expected to be handled in an orderly manner, one that we expect not to have a significant impact on our common stock prices. The conversions are expected to be completed in approximately six months.

We have raised approximately $27,000,000 since our inception in 2000 in a series of private placements of our common stock, convertible preferred stock and convertible notes to accredited investors, a number of whom are physicians.

However, we may not be successful in raising additional capital. Further, assuming that we raise additional funds, the Company may not achieve profitability or positive cash flow. If we are not able to timely and successfully raise additional capital and/or achieve profitability or positive cash flow, our operating business, financial condition, cash flows and results of operations may be materially and adversely affected.

Going Concern

The Company’s financial statements as of and for the years ended December 31, 2009 and 2010 and as of and for the three months ended March 31, 2011 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $4,806,000 for the year ended December 31, 2010. Although the Company had net income of $687,000 for the three months ended March 31, 2011, this was affected by a $3,211,000 unrealized gain on derivative financial instruments; absent this gain, the Company had a loss of $2,524,000. At March 31, 2011 the Company had a working capital deficiency of $1,528,000, an accumulated deficit of $59,385,000 and a net capital deficiency of $7,688,000. Although sales commenced in 2010, the Company anticipates operating losses over the next 12 months (and likely longer) as it continues to incur expenditures necessary to further the commercial development of its products. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company must generate additional funds to successfully commercialize its products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and having the resources to support the further development of its products as well as other business transactions to assure continuation of the Company’s development and operations. The Company is executing its plan to secure additional capital through a multi-part funding strategy. The Company anticipates that the amount of capital generated by this plan will be sufficient to permit completion of various clinical trials and provide sufficient working capital for the next 18 months, by which time it is expected that the Company will generate positive cash flow through the sales of its products.

However, no assurances can be given that the Company will be successful in raising additional capital or entering into business alliances. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is not able to timely and successfully raise additional capital and/or achieve positive cash flow, its business, financial condition, cash flows and results of operations will be materially and adversely affected.

Off-Balance Sheet Arrangements

We have not entered into any transaction, agreement or other contractual arrangement with an entity unconsolidated under which it has:

•	a retained or contingent interest in assets transferred to the unconsolidated entity or similar arrangement that serves as credit;

•	liquidity or market risk support to such entity for such assets;

•	an obligation, including a contingent obligation, under a contract that would be accounted for as a derivative instrument; or

•
an obligation, including a contingent obligation, arising out of a variable interest in an unconsolidated entity that is held by, and material to the Company, where such entity provides financing, liquidity, market risk or credit risk support to or engages in leasing, hedging, or research and development services with the Company.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information regarding the beneficial ownership of our common stock by the following persons as of June 24, 2011:

•	each of the executive officers listed in the summary compensation table;

•	each of our directors;

•	all of our directors and executive officers as a group; and

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated below, to our knowledge the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares of our common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of June 24, 2011 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each of the executive officers and directors and 5% or more stockholders named below is c/o Vicor Technologies, Inc., 2300 N.W. Corporate Boulevard, Suite 123, Boca Raton, Florida 33431.

Name of Beneficial owner	Number of Shares Beneficially Owned	Percent of Shares
David H. Fater (21)	1,716,266	3.03%
James E. Skinner (3)	4,232,664	7.44%
Jerry M. Anchin (4)	2,297,542	4.05%
Daniel N. Weiss (5)	846,701	1.50%
Thomas J. Bohannon (6)	157,048	*
Ronald A. Malone (7)	292,446	*
Frank B. Wheeler (8)	68,636	*
Frederick M. Hudson (9)	457,204	*
Joseph C. Franchetti (10)	402,238	*
Directors and executive officers as a group(11)	10,470,745	18.46%

*	Less than 1%.

(1)
For purposes of calculating beneficial ownership percentages, 56,313,688 shares of the Company’s common stock were deemed outstanding as of June 24, 2011 and includes (a) 51,128,587 shares of the Company’s common stock issued and outstanding and (b) 5,185,101 shares of the Company’s common stock issuable upon conversion of 5,185,101 shares of Series B preferred stock. As of June 24, 2011, each share of Series B preferred stock is convertible into one share of the Company’s common stock.

(2)
Includes (a) immediately exercisable warrants to purchase 12,500 shares of the Company’s common stock, (b) immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 300,000 shares of the Company’s common stock, and (c) 12,500 shares of Series B preferred stock as though converted into 12,500 shares of the Company’s common stock.

(3)
Includes (a) immediately exercisable warrants to purchase 267,500 shares of the Company’s common stock, (b) immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 300,000 shares of the Company’s common stock, and (c) 12,500 shares of Series B preferred stock as though converted into 12,500 shares of the Company’s common stock.

(4)
Includes (a) immediately exercisable warrants to purchase 112,500 shares of the Company’s common stock, (b) immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 300,000 shares of the Company’s common stock, and (c) 12,500 shares of Series B preferred stock as though converted into 12,500 shares of the Company’s common stock.

(5)	Includes immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 200,000 shares of the Company’s common stock.

(6)	Includes immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 150,000 shares of the Company’s common stock.

(7)
Includes (a) immediately exercisable warrants to purchase 30,000 shares of the Company’s common stock and (b) immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 41,667 shares of the Company’s common stock.

(8)	Includes immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 41,667 shares of the Company’s common stock.

(9)	Includes immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 241,667 shares of the Company’s common stock.

(10)	Includes immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 241,667 shares of the Company’s common stock.

(11)
Includes (a) immediately exercisable warrants to purchase 422,500 shares of the Company’s common stock, (b) immediately exercisable options or options exercisable within 60 days of June 24, 2011 to purchase 1,816,668 shares of the Company’s common stock, and (c) 37,500 shares of Series B preferred stock as though converted into 37,500 shares of the Company’s common stock

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions described below, since January 2008 there has not been nor is there currently proposed any transaction or series of similar transactions to which we were or will be a party:

•	in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years; and

•	in which any director, executive officer, or stockholder owning more than 5% of our common stock, or any member of their immediate family had or will have a direct or indirect material interest.

Transactions with Management

On January 1, 2007 we entered into a Service Agreement (“Service Agreement”) with ALDA & Associates International, Inc. (“ALDA”), a consulting company owned and controlled by David H. Fater, whereby three of our employees became employees of ALDA under a Professional Employer Organization (PEO) arrangement. The Service Agreement is a cost-reimbursement-only contract and provides for our reimbursement of all of ALDA’s actual payroll and insurance-related costs for these employees. The arrangement was entered into because of the substantial cost savings that could be obtained for us due to the higher number of employees employed by ALDA. Subsequently, these advantages became nonconsequential, and this Service Agreement was terminated on January 1, 2011.

In 2007 the Company borrowed $200,000 from Colonial Bank, N.A. (“Colonial Bank”), now Branch Banking and Trust Company, on an unsecured basis under a loan agreement with a due date in August 2007 and an interest rate of 6.65%. As a condition to making the loan, Colonial Bank received a $200,000 certificate of deposit from the Company’s Chief Executive and Financial Officer, David H. Fater, as standby collateral. As consideration for this standby collateral, the Company’s Board of Directors authorized (i) the reimbursement of Mr. Fater’s out-of-pocket cash costs associated with this transaction, and (ii) the monthly issuance of 728 shares of the Company’s common stock. This loan has been extended until February 2012 at an interest rate of 3.45%.

Also in 2007 the Company borrowed $100,000 from Colonial Bank (now Branch Banking and Trust Company) on an unsecured basis under a loan agreement with a due date in August 2007 and an interest rate of 6.13%. As a condition to making the loan, Colonial Bank received a $100,000 certificate of deposit from Mr. Fater as standby collateral. As consideration for this standby collateral, the Company’s Board of Directors authorized (i) the reimbursement of Mr. Fater’s out-of-pocket cash costs associated with this transaction, and (ii) the monthly issuance of 364 shares of the Company’s common stock. The loan was paid in full in October 2010.

For the years ended December 31, 2009 and 2010 and the three months ended March 31, 2011, respectively, Mr. Fater received 14,196, 10,556, and 728 shares of the Company’s common stock related to these bank loans.

In October 2002 we entered into a Purchase and Royalty Agreement, as amended in July and September 2003 (the “Royalty Agreement”), with Dr. James E. Skinner, our Vice President and Director of Research and Development and a Director of the Company, to acquire the software related to the Analyzer. The total purchase price for the software was $200,000. To date we have paid $100,000, and we are required to pay the remaining $100,000 from 10% of any revenues that we receive from the sale, licensing, distribution or other use of the Analyzer. The Royalty Agreement further provides for an additional ongoing royalty to be paid to Dr. Skinner of 10% of revenues received by us from any activities that utilize the Analyzer including, without limitation, licensing and sales of the Analyzer for the life of the patents. Beginning in 2010 royalties were accrued as sales related to the PD2i cardiac device were made, and some payments of royalties were made during 2010.

DESCRIPTION OF SECURITIES

Capital Stock

We are authorized to issue 150,000,000 shares of common stock, par value $0.0001 per share, of which 52,607,036 shares were issued and outstanding as of July 12, 2011, and 25,000,000 shares of preferred stock, par value $0.0001 per share, of which 160,000 shares have been designated Series A Convertible Cumulative Preferred Stock (“Series A Preferred Stock”), 8,000,000 shares have been designated Series B Voting Junior Convertible Cumulative Preferred Stock (“Series B Preferred Stock”) and 16,840,000 shares are blank check preferred stock, of which zero shares of Series A Preferred Stock were issued and outstanding as of  July 12, 2011 and 5,185,101 shares of Series B Preferred Stock were issued and outstanding as of May 31, 2011.

Pursuant to our Certificate of Incorporation and Bylaws, our board of directors is classified into three classes of directors, denoted as Class I, Class II and Class III. Messrs. Fater and Skinner are Class I directors, Messrs. Anchin and Hudson are Class II directors  and Messrs. Franchetti, Malone and Wheeler are Class III directors .

Our Certificate of Incorporation and Bylaws include provisions specifying the vote required by stockholders to take action. Our Certificate of Incorporation provides that the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the proposed amendment will be required to amend or revise our Certificate of Incorporation, except in the event that a resolution to amend the Certificate of Incorporation is adopted by the affirmative vote of at least 80% of the members of the board of directors, approval of any amendment or revision to our Certificate of Incorporation shall only require the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote on the proposed amendment or revision. Our Bylaws provide that the Bylaws may be amended, repealed or new Bylaws adopted by the board of directors; however the affirmative vote of the holders of at least two thirds (2/3) of the then outstanding shares of capital stock entitled to vote on the election of directors will be required in order for the stockholders to alter, repeal or adopt new Bylaws. Our Certificate of Incorporation provides that special meetings of stockholders may be called by the board of directors or a committee of the board of directors designated by the board of directors and possessing the power to call such meetings at any time, but stockholders may only call special meetings upon the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the election of directors.

Preferred Stock

Series B Preferred Stock

Each holder of Series B Preferred Stock is entitled to one vote for each share of common stock into which each share of Series B Preferred Stock held is convertible, on all matters submitted to a vote of stockholders. Subject to preferences that may apply to shares of preferred stock outstanding at the time and ranking senior to the Series B Preferred Stock, each share of Series B Preferred Stock yields cumulative annual dividends at an annual rate of 8%. Dividends on the Series B Preferred Stock will begin to accrue from their issuance date. Shares of Series B Preferred Stock have no preemptive rights or other subscription rights. The Series B Preferred Stock is junior to the Series A Preferred Stock and is entitled to a liquidation preference equal to the greater of (i) the initial purchase price for the Series B Preferred Stock plus accrued and unpaid dividends or (ii) any accrued and unpaid dividends plus the amount such holder would have received if prior to such liquidation the Series B Preferred Stock had been converted into common stock.

Each share of Series B Preferred Stock is convertible at the option of the holder into shares of the Company’s common stock without the payment of any additional consideration by the holder into such number of fully paid and nonassessable shares of common stock as is determined by dividing $.80 by the conversion price. The conversion price shall initially be the lesser of $0.80 or 80% of the price per share of any common stock sold in the qualified financing plus the amount of all accrued and unpaid dividends on such shares, whether or not declared. The conversion price of the Series B Preferred Stock is subject to adjustment in the case of dilutive issuances and the issuance of additional shares of common stock. The Series B will automatically be converted into shares of common stock upon the consummation of a Liquidation Event, as defined in the Certificate of Designation. The Company may, at its option, require all holders of Series B Preferred Stock then outstanding to convert their shares of Series B Preferred Stock into shares of common stock at any time on or after: (i) the closing of the sale of debt or equity in a registered offering or pursuant to a private placement, resulting in at least $3,000,000 of gross proceeds to the Company or (ii) the consummation of a Liquidation Event, as defined in the Certificate of Designation.

Blank Check Preferred Stock

Our board of directors is authorized, without further stockholder action, to divide any or all shares of the authorized but undesignated preferred stock into series and fix and determine the designations, preferences and relative rights and qualifications, limitations, or restrictions thereon of any series so established, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges.

Options and Warrants

As of June 30, 2011, we have outstanding options and warrants to purchase an aggregate of 28,415,820 shares of our common stock at exercise prices ranging from $0.01 to $1.00, per share, which expire on various dates from 2011 to 2016.

Anti-Takeover Effects of Delaware Law, our Certificate of Incorporation and our Bylaws

We are subject to Section 203 of the General Corporation Law of the State of Delaware. Subject to certain exceptions, Section 203 prevents a publicly held Delaware corporation from engaging in a business combination with any interested stockholder for three years following the date that the person became an interested stockholder, unless the interested stockholder attained such status with the approval of our board of directors or unless the business combination is approved in a prescribed manner. A business combination includes, among other things, a merger or consolidation involving us and the interested stockholder and the sale of more than 10% of our assets. In general, an interested stockholder is any entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by such entity or person.

In addition, our certificate of incorporation and our bylaws provide for a classified board of directors, which makes it more difficult for a stockholder or group of stockholders to radically change the character or composition of the board at any one time. Directors may only be removed for cause and by a vote of the holders of two-thirds (2/3) of the then outstanding shares of capital stock entitled to vote generally in the election of directors.

Our certificate of incorporation and our bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting. Our stockholders may also take any action by written consent in lieu of a meeting. However, our stockholders may only call a special meeting of stockholders with the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the election of directors. This provision could have the effect of delaying until the next stockholder meeting stockholder actions that are favored by the holders of a majority of our outstanding voting securities.

Pursuant to our certificate of incorporation and our bylaws, the affirmative vote of the holders of at least two thirds (2/3) of our then outstanding shares of capital stock entitled to vote on the proposed amendment, in the case of the certificate of incorporation, or entitled to vote on the election of directors, in the case of the Bylaws, will be required for stockholders to amend or revise our Certificate of Incorporation or Bylaws, except in the event that a resolution to amend the Certificate of Incorporation is adopted by the affirmative vote of at least 80% of the members of the board of directors, the approval of any amendment or revision to our Certificate of Incorporation shall only require the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote on the proposed amendment or revision.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, 8th Floor, New York, New York 10004. Continental Stock Transfer & Trust Company can be reached at (202) 509-4000.

SECURITIES PURCHASE AGREEMENT WITH CENTAURIAN

On July 14, 2011 we entered into a SPA with CENTAURIAN pursuant to which CENTAURIAN committed to purchase, from time to time over a period of three years, shares of our common stock for cash consideration of up to $10,000,000, subject to certain conditions and limitations discussed below. This SPA establishes what is sometimes termed an equity line of credit or an equity drawdown facility. In connection with the SPA, we also entered into a registration rights agreement with CENTAURIAN, dated July 14, 2011. In 2010, Centaurian Fund LLP purchased $200,000 of our 10% Convertible Notes. As of June 24, 2011, they still held $196,000 of the 10% Convertible Notes.

In general, the drawdown facility operates like this: the investor, CENTAURIAN, has committed to provide us up to $10,000,000 as we request it over a 36-month period, in return for common stock we issue to CENTAURIAN. Once every 7 trading days, we may request a draw. There is no minimum amount we can draw at each request. The maximum amount we can actually draw for each request is also limited to the lesser of $250,000 or 300% of the average daily trading volume of our common stock for the 10 days prior to the date of our request multiplied by the volume-weighted average stock price of  our common stock for the 3 days prior to our request. We are under no obligation to issue any shares to CENTAURIAN or to request a drawdown during any period.

We are entitled to receive funds on the 7th day following the delivery of a drawdown notice, one day after the end of each settlement period. The final drawdown amount will be reduced by 1/5 for each day during the 5 trading day period that the volume-weighted average stock price falls below a threshold set by us. We then use the formulas in the common stock purchase agreement to determine the number of shares that we will issue to CENTAURIAN in return for that money. The formulas for determining the actual drawdown amounts, the number of shares that we issue to CENTAURIAN and the price per share paid by CENTAURIAN are described in detail beginning on page 47. The aggregate total of all drawdowns under the equity drawdown facility cannot exceed $10,000,000.

The per share dollar amount that CENTAURIAN pays for our common stock for each drawdown includes a 7% discount to the average daily market price of our common stock for each day during the 5 trading day period after our drawdown request, weighted by trading volume during each such trading day or the lowest closing price. The price per share that CENTAURIAN ultimately pays is determined by dividing the final drawdown amount by the number of shares that we issue to CENTAURIAN.

The Drawdown Procedure and the Stock Purchases

We may request a drawdown by faxing to CENTAURIAN a drawdown notice, stating the amount of the drawdown that we wish to exercise and the minimum threshold price at which we are willing to sell the shares.

Amount of the Drawdown

No drawdown can be more than the lesser of (i) $250,000 or (ii) 300% of the average daily trading volume of our common stock for the 10 days prior to the date of our request multiplied by the volume-weighted average stock price of our common stock for the 3 days prior to our request. A sample calculation of the maximum drawdown is described on page 48.

Additionally, if any of the following events occur during the pricing period, the investment amount for that pricing period will be reduced by 1/5 and the volume weighted average price of any trading day during a pricing period will have no effect on the pricing of the shares purchased during that pricing period:

•
the volume-weighted average price is less than the minimum threshold price, which shall be equal to 95% of the average of the volume-weighted average prices for the 10 trading days immediately prior to the delivery of the drawdown notice (the “Threshold Price”); or

•	the common stock is suspended for more than three hours, in the aggregate, or if any trading day is shortened because of a public holiday.

The volume-weighted average price of any trading day during a pricing period will have no effect on the pricing of the shares purchased during that pricing period.

Thus, with respect to the first bullet above, if we set a threshold price too high, and if our stock price does not consistently meet that level during the 5 trading days after our drawdown request, then the amount that we can draw and the number of shares that we will issue to CENTAURIAN will be reduced. On the other hand, if the Threshold Price is low and our stock price falls significantly but stays above the Threshold Price, then we will be able to draw down the lesser of our drawdown request and the capped amount, but we will have to issue a greater number of shares to CENTAURIAN at the reduced price. If we draw on the equity drawdown facility, then we cannot make another drawdown request until the following drawdown period.

Number of Shares

The 5 trading days immediately following the drawdown notice are used to determine the number of shares that we will issue in return for the money provided by CENTAURIAN, which then allows us to calculate the price per share that CENTAURIAN will pay for our shares.

To determine the number of shares of common stock that we can issue in connection with a drawdown, take 1/5 of the drawdown amount determined by the formula above, and for each of the 5 trading days immediately following the date on which we give notice of the drawdown, divide it by 93% of the lesser of (i) the volume-weighted average stock price on such trading day in question and (ii) the closing price on the trading day immediately prior to such trading day in question. The 93% accounts for CENTAURIAN's 7% discount. The sum of these 5 daily calculations produces the maximum number of common shares that we can issue, unless, as described above, the volume-weighted average daily price for any given trading day is below the Threshold Price, trading is suspended for any given trading day or sales made pursuant to the registration statement is suspended, in which case those days are ignored in the calculation.

Sample Calculation of Stock Purchases

The following is an example of the calculation of the drawdown amount and the number of shares we would issue to CENTAURIAN in connection with that drawdown based on the assumptions noted in the discussion below.

Sample Drawdown Amount Calculation

For purposes of this example, suppose that we provide a drawdown notice to CENTAURIAN, and the Threshold Price is at $0.15 per share, below which we will not sell any shares to CENTAURIAN during this drawdown period. Suppose further that the average daily trading volume for the 10 days prior to our drawdown notice is 100,000 shares and that the average of the volume-weighted average daily prices of our common stock for the 3 days prior to the notice is $0.20, which is greater than the closing prices. Under these hypothetical numbers, the maximum amount of the drawdown is as follows:

•	the average trading volume for the 10 days prior to our drawdown notice, 100,000, multiplied by

•	the average of the volume-weighted average daily prices of our common stock for the 3 days prior to the drawdown notice, $0.20, multiplied by

•	300%

•	equals $60,000.

The maximum amount we can draw down under the formula is therefore capped at $60,000, subject to further adjustments if the volume-weighted average daily price of our common stock for any of the 5 trading days following the drawdown notice is below the Threshold Price of $0.15. For example, if the volume-weighted average daily price of our common stock is below $0.15 on two of those 5 days, the $60,000 would be reduced by 1/5 for each of those days and our drawdown amount would be 3/5 of $60,000, or $36,000.

Sample Calculation of Number of Shares

Using the same hypothetical numbers set forth above, and assuming that the volume-weighted average daily price for our common stock is as set forth in the table below, the number of shares to be issued based on any trading day during the drawdown period can be calculated as follows:

•	1/5 of the drawdown amount of $60,000 divided by

•	93% of the volume-weighted average daily price.

For example, for the first trading day in the example in the table below, the calculation is as follows: 1/5 of $60,000 is $12,000.  Divide $12,000 by 93% of the volume-weighted average daily price for that day of $0.20 per share, to get 64,516 shares. Perform this calculation for each of the 5 measuring days during the drawdown period, excluding any days on which the volume-weighted average daily price is below the $1.00 threshold price, and add the results to determine the number of shares to be issued. In the table below, there are two days which must be excluded: days 4 and 5.

After excluding the days that are below the Threshold Price, the amount of our drawdown in this example would be $36,000. The total number of shares that we would issue to CENTAURIAN for this drawdown request would be 193,548 shares, so long as those shares do not cause the CENTAURIAN’s beneficial ownership to exceed 4.99% of our issued and outstanding common stock. CENTAURIAN would pay $36,000, or $0.186 per share, for these shares.

Trading Day	Volume Weighted Average Price (1)	Drawdown Amount	Number of Shares Sold
1	0.20	12,000	64,516
2	0.20	12,000	64,516
3	0.20	12,000	64,516
4 (2)	0.12	-	-
5 (2)	0.12	-	-
	Total	36,000	193,548

(1) The share prices are illustrative only and should not be interpreted as a forecast of share prices or the expected or historical volatility of the share prices of our common stock.

(2) Excluded because the volume-weighted average daily price is below the Threshold Price specified in our hypothetical drawdown notice.

The SPA does not prohibit us from raising additional debt or equity financings, other than financings similar to the SPA.

Our ability to require CENTAURIAN to purchase our common stock is subject to various conditions and limitations. In addition, unless CENTAURIAN agrees otherwise, a minimum of 7 trading days must elapse between each drawdown notice.

Before CENTAURIAN is obligated to buy any shares of our common stock pursuant to a drawdown notice, the following conditions, none of which is in CENTAURIAN’s control, must be met:

•
The Registration Statement (which includes this prospectus) shall have previously become effective and shall remain effective in accordance with and subject to the terms of the registration rights agreement.

•
We shall have obtained all permits and qualifications required by any applicable state in accordance with the registration rights agreement for the offer and sale of the shares of common stock, or shall have the availability of exemptions there from. The sale and issuance of the shares of common stock shall be legally permitted by all laws and regulations to which we are subject.

•	There shall not be any fundamental changes to the information set forth in the Registration Statement which are not already reflected in a post-effective amendment to the Registration Statement.

•
We shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by the SPA and the registration rights agreement to be performed, satisfied or complied with by us.

•
No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits the consummation of or which would materially modify or delay any of the transactions contemplated by the SPA agreement, and no proceeding shall have been commenced that may have the effect of prohibiting the consummation of or materially modify or delay any of the transactions contemplated by the SPA.

•
The common stock is trading on a principal market (as defined in the SPA, and including the OTC Bulletin Board). The trading of the common stock is not suspended by the SEC or the principal market. The issuance of shares of common stock with respect to the applicable closing will not violate the shareholder approval requirements of the principal market, if applicable. We shall not have received any notice threatening the continued quotation of the common stock on the principal market and we shall have no knowledge of any event which would be more likely than not to have the effect of causing the common stock to not be trading or quoted on a principal market, if applicable.

•
In no event shall the number of shares issuable to CENTAURIAN pursuant to a drawdown cause the aggregate number of shares of common stock beneficially owned by CENTAURIAN and its affiliates to exceed 4.99% of the then outstanding shares of our common stock (“Ownership Limitation”). Any portion of a drawdown that would cause CENTAURIAN to exceed the Ownership Limitation shall automatically be withdrawn. For the purposes of this provision, beneficial ownership is calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

•	We have no knowledge of any event which would be more likely than not to have the effect of causing such Registration Statement to be suspended or otherwise ineffective at closing.

•	CENTAURIAN shall have received a drawdown notice executed by an officer of ours and the representations contained in such notice shall be true and correct.

There is no guarantee that we will be able to meet the foregoing conditions or any other conditions under the SPA or that we will be able to draw down any portion of the amounts available under the SPA.

The Registration Statement covers only 15,140,000 shares of common stock under the SPA. The entire share requirement for the full $10,000,000 under the SPA would be approximately 71,685,000 based on an assumed price of $0.15 less the 7% discount. However, we have decided to limit ourselves to 15,000,000 shares available, or $2,100,000, based on current market prices. If our share price rises, we will be able to draw down in excess of $2,100,000. If we decide to issue more than 15,000,000 shares, we will need to file one or more additional registration statements with the SEC covering those additional shares.

The SPA contains representations and warranties by us and CENTAURIAN which are typical for transactions of this type.

CENTAURIAN agreed that during the term of the SPA neither CENTAURIAN, nor any of its affiliates, nor any entity managed or controlled by it, will, or cause or assist any person to, enter into or execute any short sale of any shares of our common stock as defined in Regulation SHO promulgated under the Exchange Act. The SPA also contains a variety of covenants by us which are typical for transactions of this type, as well as the obligation, without the prior written consent of CENTAURIAN, not to enter into any other agreement similar to the SPA with a third party during the term of the SPA.

The SPA obligates us to indemnify CENTAURIAN for certain losses resulting from a misrepresentation or breach of any representation or warranty made by us or breach of any obligation of ours. CENTAURIAN also indemnifies us for similar matters.

We paid no fees, and are not obligated to pay any fees in the future, to CENTAURIAN in connection with the SPA, other than a due diligence fee of $20,000, all of which has been paid as of the date hereof.

The foregoing description is qualified in its entirety by reference to the full text of the SPA and the Registration Rights Agreement, both of which are filed as exhibits to this registration statement and incorporated herein by reference.

Termination of the Common Stock Purchase Agreement

We may terminate the SPA effective upon written notice to CENTAURIAN. The obligation of CENTAURIAN to make a drawdown payment to us pursuant to the SPA shall terminate permanently if (i) our common stock is delisted from the OTC Bulletin Board unless such delisting is in connection with a subsequent listing on another principal trading market, (ii) a bankruptcy event occurs or is publicly announced, (iii) a fundamental transaction, including but not limited to a change of control or sale of substantially all of our assets, occurs or is publicly announced or (iv) the Registration Statement is not declared effective by the SEC on the 9-month anniversary of the date of the SPA.

SELLING STOCKHOLDER

The following table presents information regarding the selling stockholder CENTAURIAN. As used in this prospectus, "selling stockholder" includes CENTAURIAN and any donees, pledgees, transferees or other successors in interest selling shares received after the date of this prospectus from a selling stockholder as a gift, pledge or other nonsale related transfer. Neither the selling stockholder nor any of its affiliates has held a position or office, or had any other material relationship, with us. The selling stockholder may elect to sell none, some or all of the shares offered under this prospectus, and we cannot estimate the number of shares of common stock that the selling stockholder will beneficially own after termination of sales under this prospectus. For purposes of the table below, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholder.

Selling Stockholder	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering	Shares to be Sold in the Offering Assuming the Company Issues the Maximum Number of Shares Being Registered Under the Reserve SPA	Percentage of Outstanding Shares Beneficially Owned After Offering
Centaurian Fund LP (1)	None	0%	15,140,000	0%

(1)
Jody Eisenman is the Founder, Principal, Chief Executive Officer and Chief Investment Officer of Centaurian Fund LP and is deemed to be the beneficial owner of all of the shares of common stock owned by CENTAURIAN. Mr. Eisenman has voting and disposition power over the shares being offered under this prospectus.

PLAN OF DISTRIBUTION

General

We are registering 15,140,000 shares of common stock under this prospectus on behalf of CENTAURIAN and its pledgees, assignees, transferees, donees and successors-in-interest. Except as described below, to our knowledge, the selling stockholder has not entered into any agreement, arrangement or understanding with any particular broker or market maker with respect to the shares of common stock offered hereby, nor, except as described below, do we know the identity of any brokers or market makers that may participate in the sale of the shares.

The selling stockholder may decide not to sell any shares. The selling stockholder may from time to time offer some or all of the shares of common stock through brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling stockholder and/or the purchasers of the shares of common stock for whom they may act as agent. In effecting sales, broker-dealers that are engaged by the selling stockholder may arrange for other broker-dealers to participate. CENTAURIAN is an “underwriter” within the meaning of the Securities Act. Any brokers, dealers or agents who participate in the distribution of the shares of common stock may also be deemed to be “underwriters”, and any profits on the sale of the shares of common stock by them and any discounts, commissions or concessions received by any such brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act. CENTAURIAN has advised us that it may effect resales of our common stock through any one or more registered broker-dealers. Because the selling stockholder is deemed to be an underwriter, the selling stockholder will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory liabilities of, including but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

The selling stockholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made, on the over-the-counter market, otherwise or in a combination of such methods of sale, at the then prevailing market prices, at prices related to prevailing market prices or at negotiated prices. The shares of common stock may be sold according to one or more of the following methods:

•
a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the FINRA rules;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	a combination of such methods of sale; and

•	any other method permitted pursuant to applicable law.

Any shares covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. In addition, the selling stockholder may transfer the shares by other means not described in this prospectus.

Any broker-dealer participating in such transactions as agent may receive commissions from CENTAURIAN (and, if they act as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with CENTAURIAN to sell a specified number of shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for CENTAURIAN, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to CENTAURIAN. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) on the over-the-counter market, in privately-negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, an amendment to this prospectus or a supplemental prospectus will be filed, disclosing:

•	the name of any such broker-dealers;

•	the number of shares involved;

•	the price at which such shares are to be sold;

•	the commission paid or discounts or concessions allowed to such broker-dealers, where applicable;

•	that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	other facts material to the transaction.

Underwriters and purchasers that are deemed underwriters under the Securities Act may engage in transactions that stabilize, maintain or otherwise affect the price of the securities, including the entry of stabilizing bids or syndicate covering transactions or the imposition of penalty bids and any other persons participating in the sale or distribution of the shares will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of, purchases by the selling stockholder or other persons or entities. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to special exceptions or exemptions. Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making and certain other activities with respect to those securities. In addition, the anti-manipulation rules under the Exchange Act may apply to sales of the securities in the market. All of these limitations may affect the marketability of the shares and the ability of any person to engage in market-making activities with respect to the securities.

In order to comply with the securities laws of certain states, if applicable, the shares of common stock may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares of common stock may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

We have agreed to pay the expenses of registering the shares of common stock under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. The selling stockholder will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents, as well as transfer taxes and certain other expenses associated with the sale of securities.

Under the terms of the common stock purchase agreement and the registration rights agreement, we have agreed to indemnify the selling stockholder and certain other persons against certain liabilities in connection with the offering of the shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute toward amounts required to be paid in respect of such liabilities.

At any time a particular offer of the shares of common stock is made, a revised prospectus or prospectus supplement, if required, will be distributed. Such prospectus supplement or post-effective amendment will be filed with the SEC, to reflect the disclosure of required additional information with respect to the distribution of the shares of common stock. We may suspend the sale of shares by the selling stockholder pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

Purchase Discount

CENTAURIAN will realize a purchase discount up to a maximum of approximately $700,000 if we are able to obtain the entire $10,000,000 in financing. CENTAURIAN will purchase shares under the stock purchase agreement at a price equal to 93% of the lesser of (i) the volume-weighted average daily price of our common stock for each day in the pricing period and (ii) the closing price on the trading day immediately prior to each day in the pricing period with respect to each drawdown request.

We also issued to CENTAURIAN 140,000 shares of our common stock.

We paid no fees, and are not obligated to pay any fees in the future, to CENTAURIAN in connection with the SPA, other than a due diligence fee of $10,000, all of which has been paid as of the date hereof.

LEGAL MATTERS

Our counsel, Akerman Senterfitt, in Miami, Florida, will pass on the validity of the units offered by this prospectus.

EXPERTS

The consolidated balance sheets as of December 31, 2010 and 2009 and the related consolidated statements of operations, changes in shareholders’ equity (net capital deficiency) and cash flows for the years then ended and the period from August 4, 2000 (inception) through December 31, 2010 included in this prospectus have been audited by Daszkal Bolton, LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act that registers the securities to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement with the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our securities, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed with the SEC. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. Copies of these materials can be obtained at prescribed rates from the SEC’s Public Reference Room at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The registration statement and the periodic reports, proxy statements and other information that we file will be available for inspecting and copying at the SEC’s public reference room and the website of the SEC referred to above.

VICOR TECHNOLOGIES, INC.
FINANCIAL INFORMATION

— TABLE OF CONTENTS —

Page
Financial Information
Condensed Consolidated Financial Statements:
Condensed Consolidated Balance Sheets as of December 31, 2010 and March 31, 2011 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the three months ended March 31, 2010 and 2011 and the period from August 4, 2000 (inception) through March 31, 2011 (unaudited)	F-3
Condensed Consolidated Statement of Changes in Net Capital Deficiency for the three months ended March 31, 2011 (unaudited)	F-4
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2010 and March 31, 2011 and the period from August 4, 2000 (inception) through March 31, 2011 (unaudited)	F-5
Notes to Condensed Consolidated Financial Statements (unaudited)	F-7
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2009 and 2010	F-17
Consolidated Statements of Operations for the years ended December 31, 2009 and 2010 and the period from August 4, 2000 (inception) through December 31, 2010	F-18
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency) for the period from August 4, 2000 (inception) through December 31, 2010	F-19
Consolidated Statements of Cash Flows for the years ended December 31, 2009 and 2010 and the period from August 4, 2000 (inception) through December 31, 2010	F-22
Notes to Consolidated Financial Statements	F-24

Vicor Technologies, Inc.
(A Development Stage Company)
Condensed Consolidated Balance Sheets
December 31, 2010 and March 31, 2011
(Unaudited)

	December 31, 2010	March 31, 2011
ASSETS
Current assets:
Cash	$1,119,000	$121,000
Accounts receivable	58,000	123,000
Inventory	58,000	34,000
Prepaid expenses	411,000	521,000
Total current assets	1,646,000	799,000
Property and equipment:
Equipment	213,000	235,000
Furniture and fixtures	24,000	24,000
Less accumulated depreciation	(82,000)	(104,000)
Net property and equipment	155,000	155,000
Other assets:
Deposits	18,000	18,000
Deferred financing costs	8,076,000	7,067,000
Intellectual property, net of accumulated amortization of $260,000 and $272,000 at December 31, 2010 and March 31, 2011, respectively	192,000	205,000
	$10,087,000	$8,244,000
LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$1,166,000	$1,654,000
Current debt	360,000	560,000
Due to related party	88,000	113,000
Total current liabilities	1,614,000	2,327,000
Long-term liabilities:
Long-term debt	8,277,000	8,077,000
Accrued dividends	932,000	1,047,000
Derivative financial instruments payable in shares of common stock	7,692,000	4,481,000
Total long-term liabilities	16,901,000	13,605,000
Commitments and contingencies
Net capital deficiency:
Preferred stock, $0.0001 par value; 25,000,000 shares authorized: Series B Voting Junior Convertible Cumulative, 5,185,101 shares issued and outstanding at December 31, 2010 and March 31,2011; preference in liquidation of $5,795,000 and $5,902,000 at December 31, 2010 and March 31, 2011, respectively	—	—
Common stock, $0.0001 par value; 150,000,000 shares authorized; 46,799,324 and 47,038,864 shares issued and outstanding at December 31, 2010 and March 31, 2011, respectively	5,000	5,000
Additional paid-in capital	51,275,000	51,692,000
Deficit accumulated during the development stage	(59,708,000)	(59,385,000)
Net capital deficiency	(8,428,000)	(7,688,000)
	$10,087,000	$8,244,000

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Operations
For the three months ended March 31, 2010 and 2011 and
For the period from August 4, 2000 (inception) to March 31, 2011
(Unaudited)

	Three months ended March 31, 2010	Three months ended March 31, 2011	Period from August 4, 2000 (Inception) to March 31, 2011
Revenue:
Sales	$100,000	$159,000	$344,000
Leases	—	9,000	13,000
Grants and other	—	—	844,000
	100,000	168,000	1,201,000
Cost of revenue	85,000	84,000	215,000
Gross profit	15,000	84,000	986,000
Operating expenses:
Research and development	157,000	122,000	15,787,000
Selling, general and administrative	1,369,000	1,455,000	36,493,000
Interest	445,000	1,031,000	11,432,000
Loss from extinguishment of debt	—	—	1,266,000
Total operating expenses	1,971,000	2,608,000	64,978,000
	(1,956,000)	(2,524,000)	(63,992,000)
Gain (loss) on derivative financial instruments:
Realized	111,000	—	1,401,000
Unrealized	(228,000)	3,211,000	7,958,000
	(117,000)	3,211,000	9,359,000
Net income (loss)	(2,073,000)	687,000	(54,633,000)
Cumulative effect of change in accounting principle	—	—	480,000
Dividends for the benefit of preferred stockholders:
Payable on Series A and Series B preferred stock	(126,000)	(115,000)	(1,464,000)
Amortization of derivative discount on Series B preferred stock	(249,000)	(249,000)	(2,232,000)
Value of warrants issued in connection with sales of Series B preferred stock	—	—	(1,536,000)
Total dividends for the benefit of preferred stockholders	(375,000)	(364,000)	(5,232,000)
Net income (loss) applicable to common stock	$(2,448,000)	$323,000	$(59,385,000)
Net income (loss) per common share — basic and diluted	$(0.06)	$0.01
Weighted average number of shares of common shares outstanding	42,425,945	46,957,274

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Condensed Consolidated Statement of Changes in Net Capital Deficiency
For the three months ended March 31, 2011
(Unaudited)

	Common Stock		Preferred Stock — Class B		Additional	Accumulated
	Shares	Amount	Shares	Amount	Paid-In Capital	Deficit	Total
Balance at December 31, 2010	46,799,324	5,000	5,185,101	—	51,275,000	(59,708,000)	(8,428,000)
Accrued dividends on preferred stock	—	—	—	—	—	(115,000)	(115,000)
Issuance of stock for interest payments	728	—	—	—	—	—	—
Issuance of stock for consulting	1,786	—	—	—	1,000	—	1,000
Equity-based compensation	237,026	—	—	—	153,000	—	153,000
Issuance of warrants for consulting	—	—	—	—	14,000	—	14,000
Amortization of derivative discounts on Series B preferred stock	—	—	—	—	249,000	(249,000)	—
Net income	—	—	—	—	—	687,000	687,000
Balance at March 31, 2011	47,038,864	$5,000	5,185,101	$—	$51,692,000	$(59,385,000)	$(7,688,000)

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2010 and 2011 and
For the period from August 4, 2000 (inception) to March 31, 2011
(Unaudited)

	Three months ended March 31, 2010	Three months ended March 31, 2011	Period from August 4, 2000 (Inception) to March 31, 2011
Cash flows from operating activities:
Net income (loss)	$(2,073,000)	$687,000	$(54,633,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	15,000	34,000	438,000
Noncash interest imputed upon conversion of debt to equity	—	—	5,620,000
Noncash interest and amortization of deferred financing costs	371,000	1,009,000	5,095,000
Loss (gain) on derivative financial instruments	117,000	(3,211,000)	(9,359,000)
Loss from sale of assets	—	—	48,000
Securities issued for services	29,000	15,000	1,959,000
Beneficial conversion feature of notes payable	10,000	—	303,000
Contributed research and development services	—	—	95,000
Merger-related costs	—	—	523,000
Shares in lieu of interest payments	1,000	—	387,000
Equity-based compensation	286,000	153,000	19,502,000
Changes in assets and liabilities:
Accounts receivable	(92,000)	(65,000)	(123,000)
Inventory	(40,000)	24,000	(34,000)
Prepaid expenses and other assets	(11,000)	(110,000)	(2,008,000)
Accounts payable and accrued expenses	274,000	488,000	3,389,000
Accrued royalties due to related party	—	43,000	43,000
Net cash used in operating activities	(1,113,000)	(933,000)	(28,755,000)
Cash flows from investing activities:
Purchase of intellectual property	—	(25,000)	(262,000)
Net proceeds from sale of equipment	—	—	59,000
Purchase of property and equipment	(93,000)	(22,000)	(377,000)
Net cash used in investing activities	(93,000)	(47,000)	(580,000)
Cash flows from financing activities:
Advances from (payments to) related parties	—	(18,000)	82,000
Proceeds from bank loans	—	—	300,000
Proceeds from sale of preferred stock	—	—	2,915,000
Proceeds from sale of common stock	—	—	11,268,000
Repayment of notes	—	—	(1,005,000)
Proceeds from bridge loan	—	—	300,000
Proceeds from sale of notes	970,000	—	15,402,000
Proceeds for stock to be issued	—	—	16,000
Contributed capital	—	—	178,000
Net cash provided by (used in) financing activities	970,000	(18,000)	29,456,000
Net increase (decrease) in cash	(236,000)	(998,000)	121,000
Cash at beginning of period	544,000	1,119,000	—
Cash at end of period	$308,000	$121,000	$121,000

See accompanying notes to condensed consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Condensed Consolidated Statements of Cash Flows
For the three months ended March 31, 2010 and 2011 and
For the period from August 4, 2000 (inception) to March 31, 2011
(Unaudited)

	Three months ended March 31, 2010	Three months ended March 31, 2011	Period from August 4, 2000 (Inception) to March 31, 2011
Supplemental cash flow information:
Issuance of previously-subscribed common stock	$—	$—	$16,000
Conversion of accounts payable to note payable	—	—	100,000
Repurchase of common stock for cancellation of subscription note receivable	—	—	750,000
Contributed research and development	—	—	95,000
Acquisition of intellectual property from related party	—	—	200,000
Beneficial conversion features for promissory notes	—	—	912,000
Warrants issued in connection with 15% promissory notes	—	—	261,000
Warrants issued in connection with 8% Subordinated Convertible Notes	134,000	—	674,000
Exercise of warrants to purchase common stock	—	—	1,000
Cash paid for interest expense	18,000	15,000	1,044,000
Accrued equity-based compensation	—	—	41,000
Accrued dividends	126,000	115,000	2,935,000
Interest on promissory notes paid in common stock	—	—	520,000
Related-party accrual converted to common stock	—	—	561,000
Conversion of debt to Series B preferred stock	—	—	1,567,000
Conversion of notes to common stock	404,000	—	5,815,000
Accrued expenses paid with notes	—	—	703,000
Accrued expenses paid with preferred stock	—	—	108,000
Accrued expenses paid with common stock	—	—	772,000
Fair value of equity-based derivative financial instruments issued	—	—	816,000
Fair value of debt-based derivative financial instruments issued	—	—	8,316,000
Deferred costs paid with common stock	—	—	358,000
Amortization of derivative discounts	—	249,000	1,594,000
Conversion of Series A preferred stock and accrued dividends to common stock	—	—	335,000
Conversion of Series B preferred stock and accrued dividends to common stock	—	—	91,000

See accompanying notes to condensed consolidated financial statements.

NOTE 1 — ORGANIZATION AND NATURE OF BUSINESS

Organization

Vicor Technologies, Inc. (“Vicor”) is a development-stage company. Vicor began generating operating revenues in 2010, but management does not believe these revenues were significant enough for Vicor to be classified as an operating enterprise at March 31, 2011.

The accompanying condensed consolidated financial statements include Vicor Technologies, Inc. and its wholly-owned subsidiaries, Nonlinear Medicine, Inc. (“NMI”) and Stasys Technologies, Inc (“STI”). Vicor has no operations independent of its wholly-owned subsidiaries. NMI owns all intellectual property related to Vicor’s diagnostic products, and STI owns all intellectual property related to the Company’s therapeutic products.

Nature of the business

Vicor is a medical diagnostics company focused on commercializing noninvasive diagnostic technology products based on its patented, proprietary point correlation dimension algorithm (the PD2i® Algorithm”). The PD2i®Algorithm facilitates the ability of physicians to accurately risk stratify a specific target population to predict future pathological events such as autonomic nervous system dysfunction, cardiac mortality (either from arrhythmic death or congestive heart failure) and imminent death from trauma. The Company believes that the PD2i® Algorithm represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign and is currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithm: the PD2i Analyzertm (sometimes also referred to as the PD2i Cardiac Analyzertm and the PD2i-VStm (Vital Sign). It is also anticipated that the PD2i®Algorithm applications will allow for the early detection of cerebral disorders as well as other disorders and diseases.

Risks

The Company is subject to all the risks inherent in an early stage company in the biotechnology industry. The biotechnology industry is subject to rapid and technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, medical device manufacturers, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company’s technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company’s competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals on products or devices for use in health care.

The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company’s competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company’s ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

The Company also needs additional sources of financing. See Note 2.

NOTE 2 — LIQUIDITY AND GOING CONCERN

The Company’s financial statements as of and for the three months ended March 31, 2011 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss of $4,806,000 for the year ended December 31, 2010. Although the Company had net income of $687,000 for the three months ended March 31, 2011, this was affected by a $3,211,000 unrealized gain on derivative financial instruments; absent this gain, the Company had a loss of $2,524,000. At March 31, 2011 the Company had a working capital deficiency of $1,528,000, an accumulated deficit of $59,385,000 and a net capital deficiency of $7,688,000. The Company expects to continue to incur expenditures to further the commercial development of its products. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company must generate additional funds to successfully commercialize its products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and having the resources to support the further development of its products as well as other business transactions to assure continuation of the Company’s development and operations. The Company is executing its plan to secure additional capital through a multi-part funding strategy.

However, no assurances can be given that the Company will be successful in raising additional capital or entering into business alliances. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is not able to timely and successfully raise additional capital and/or achieve positive cash flow, its business, financial condition, cash flows and results of operations will be materially and adversely affected.

NOTE 3 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company and the notes thereto have been prepared in accordance with the instructions for Form 10-Q and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). The December 31, 2010 condensed consolidated balance sheet data was derived from audited financial statements but does not include all disclosures required by accounting principles generally accepted in the United States of America. The unaudited condensed consolidated financial statements included herein should be read in conjunction with the audited consolidated financial statements and the notes thereto that are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 31, 2011.

The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s condensed consolidated financial statement amounts have been rounded to the nearest thousand dollars.

The information presented as of March 31, 2011 and for the three months ended March 31, 2010 and 2011 has not been audited. In the opinion of management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the Company’s condensed consolidated financial position as of March 31, 2011, the condensed consolidated results of its operations and cash flows for the three months ended March 31, 2010 and 2011, and its condensed consolidated changes in net capital deficiency for the three months ended March 31, 2011. The results of operations for the three months ended March 31, 2010 and 2011 are not necessarily indicative of the results for the full year.

Receivables

Receivables are reported net of an allowance for doubtful accounts. The allowance is based on management’s evaluation of the collectibility of outstanding balances and is $5,000 at March 31, 2011.

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology acquired by the Company is stated at cost and amortized on a straight-line basis over the estimated useful lives of the assets.

	December 31, 2010	March 31, 2011
Patents	$252,000	$252,000
Purchased software	200,000	225,000
	452,000	477,000
Less accumulated amortization	(260,000)	(272,000)
Net intellectual property	$192,000	$205,000

Financial Instruments

The carrying amount of financial instruments, including cash, accounts receivable, accounts payable and notes payable approximates fair value as of December 31, 2010 and March 31, 2011.

Convertible securities with detachable warrants that do not contain features requiring them to be accounted for as embedded derivatives are valued by allocating the proceeds between the warrant and the convertible security based on relative fair values, with any resulting fixed beneficial conversion feature (“BCF”) embedded in the convertible security being recorded at its intrinsic value.

Convertible securities containing detachable warrants where the conversion price of the security and/or the exercise price of the warrants are affected by the current market price of the Company’s common stock are accounted for as derivative financial instruments when the exercise and conversion prices are not considered to be indexed to the Company’s own stock. These derivatives are recorded as a liability and presented in the consolidated balance sheet under the caption “derivative financial instruments payable in common stock”.

For such issuances of convertible securities with detachable warrants, the Company initially records both the warrant and the BCF at fair value, using options pricing models common used by the financial services industry (Black-Scholes-Merton options pricing model) using inputs generally observable in the financial services industry. These derivative financial instruments are marked to market each reporting period, with unrealized changes in value reflected in earnings under the caption “gain (loss) on derivative financial instruments”.

For discounts arising from issuances of instruments embedded in a debt security, the discount is accounted for as a noncurrent asset under the caption “deferred financing costs”. For discounts arising from issuances of instruments embedded in an equity security, the discount is accounted for as a reduction to additional paid-in capital.

The discounts arising from the initial recording of the warrants are amortized over the term of the host security, and the discounts arising from the BCF are amortized over the period when the conversion right first becomes exercisable. The classification of the amortization is based on the nature of the host instrument. In this respect, amortization of discounts associated with debt issuances are classified as interest expense, whereas amortization of discounts associated with preferred stock issuances are classified as preferred stock dividends.

At the time a warrant is exercised or a BCF is exercised, the fair value of the derivative financial instrument at time of exercise/conversion is calculated, and a realized gain or loss on conversion is determined and reported as “gain (loss) from derivative financial instruments”.

NOTE 4 — CURRENT DEBT

At December 31, 2010 and March 31, 2011 current debt consists of:

	December 31, 2010	March 31, 2011
2004 Notes, 12%	$250,000	$250,000
12% Convertible Promissory Notes	110,000	110,000
Bank loan, unsecured, 3.45%, due February 2012	—	200,000
	$360,000	$560,000

The maturity of the 2004 Notes and the 12% Convertible Promissory Notes is currently being extended on a month-by-month basis by the noteholders.

NOTE 5 — LONG-TERM DEBT

Long-term debt consists of:

	December 31, 2010	March 31, 2011
8% Subordinated Convertible Notes	$5,273,000	$5,273,000
10% Convertible Promissory Notes	2,804,000	2,804,000
Bank loan, unsecured, 3.45%	200,000	—
	$8,277,000	$8,077,000

8% Subordinated Convertible Notes

The 8% Subordinated Convertible Notes (“8% Subordinated Notes”) are due on October 7, 2012 and at issuance were subordinated to 8% Convertible Notes sold in 2009. All of the 8% Convertible Notes were converted in 2010, and the holders of the 8% Subordinated Notes may convert these notes into shares of the Company’s common stock. The 8% Subordinated Notes are mandatorily convertible into shares of the Company’s common stock at a conversion price equal to the lesser of $0.80 per share of common stock or 80% of the price per share of common stock sold in a qualified funding event, defined as the sale of convertible debt or equity in an offering resulting in at least $3,000,000 of gross proceeds to the Company.

The conversion rights embedded in the 8% Subordinated Notes are accounted for as derivative financial instruments because of the beneficial conversion feature embedded therein. The beneficial conversion feature was valued at date of issuance using the Black- Scholes-Merton options pricing model.

Warrants to purchase 12,500 shares of the Company’s common stock at an exercise price of $1.00 per share were issued for each $10,000 of 8% Subordinated Notes sold and expire 5 years from date of issue. The warrants were valued using the Black-Scholes-Merton options pricing model.

10% Convertible Promissory Notes

The 10% Convertible Promissory Notes (“10% Convertible Notes”) are due on September 30, 2012 and are convertible into common stock at the option of the holder at any time prior to maturity at an initial fixed conversion price of $0.45 per share. After the 10% Convertible Notes have been outstanding for six months, the conversion price adjusts to 75% of the average of the three lowest closing bid prices during the 10-day period preceding the conversion date. If the Company conducts a registered public offering, as defined, of its common stock (or securities convertible into or exercisable for shares of common stock), the conversion price is subject to adjustment.

If the Company raises $5,000,000 or more from the sale of capital stock or debt securities, it shall offer to redeem the outstanding 10% Convertible Notes for cash at rates ranging from 110% - 115%, depending on the date of the redemption after the issue date, plus accrued but unpaid interest. The holders are not required to tender the 10% Convertible Notes for redemption.

For a financing of less than $5,000,000, the Company shall offer to redeem a pro rata portion of the 10% Convertible Notes.

Warrants to purchase 22,200 shares of the Company’s common stock at $0.80 per share were issued for each $10,000 of 10% Convertible Notes sold and expire 4 years from date of issue. The warrants may be exercised in full or in part and, at the option of the holder, may be exercised on a cashless basis.

The conversion rights embedded in the 10% Convertible Notes are accounted for as derivative financial instruments because of the beneficial conversion feature embedded therein. The beneficial conversion feature was valued at date of issuance using the Black- Scholes-Merton options pricing model.

The warrants contain an embedded net issuance feature that causes them to be accounted for as derivative financial instruments because of the variable number of common stock shares that could be issued. This was valued at date of issuance using the Black-Scholes-Merton options pricing model.

Bank Loan

At December 31, 2010 the bank loan bore interest at 3.54% and was due in January 2011. The bank loan was renewed at 3.45% and is currently due in February 2012. It was classified as long-term at December 31, 2010 and as current debt at March 31, 2011. See Note 4.

As a condition to making the loan, the bank received a Certificate of Deposit for $200,000 from the Company’s Chief Executive Officer (“CEO”) as standby collateral. As consideration for this standby collateral, the Company’s Board of Directors authorized (i) the reimbursement of the CEO’s out-of-pocket cash costs associated with this transaction, (ii) the Company’s receipt of interest from the Certificate of Deposit as an offset to the Company’s interest expense, and (iii) the monthly issuance of 728 shares of the Company’s common stock to the CEO.

NOTE 6 — WARRANTS

The Company has issued stock warrants to certain employees, vendors, investors and independent contractors. The warrants are immediately exercisable for a period of three to ten years and enable the holders to purchase shares of the Company’s common stock at exercise prices ranging from $0.01 - $3.12. The warrants were valued using the Black-Scholes-Merton options pricing model. The weighted average remaining contractual term for the outstanding warrants is 3.03 years.

	Shares Under Warrants	Weighted-Average Exercise Price
Exercisable at December 31, 2010	24,466,460	$0.95
Granted	75,000	$0.60
Expired	(90,000)	$2.50
Exercised	—	$—
Exercisable at March 31, 2011	24,451,460	$0.94

The weighted-average grant date fair market value of all warrants granted during the three months ended March 31, 2011 was $0.21 per share.

The warrants expire as follows:

		Average
Year of		exercise
expiration	Quantity	price
2011	490,414	$1.94
2013	9,028,463	$0.96
2014	9,223,081	$0.85
2015	5,180,752	$1.00
2016	153,750	$0.38
2017	375,000	$1.00

NOTE 7 — STOCK OPTION PLANS

2008 Stock Incentive Plan

In 2008 the Company’s stockholders approved the Vicor Technologies, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). This plan provides for the granting of options to purchase up to 5,000,000 shares of the Company’s common stock. Directors, officers and other employees of the Company and its subsidiaries, and other persons who provide services to the Company are eligible to participate in the 2008 Plan, and both incentive stock options and nonqualified stock options may be issued under the provisions of the 2008 Plan. The 2008 Plan is administered by the Board of Directors and its Compensation Committee.

Information regarding the 2008 Plan is as follows:

		Weighted-		Weighted-
		Average		Average
	Number of	Exercise	Options	Exercise
	Shares	Price	Exercisable	Price
Outstanding at December 31, 2010	3,817,500	$0.73	$2,983,750	$0.76
Granted or vested	200,000	$0.55	39,250	$0.73
Canceled	—	$—	—	$—
Outstanding at March 31, 2011	4,017,500	$0.72	$3,023,000	$0.76
Reserved for future option grants at March 31, 201	982,500

Activity in nonvested options is as follows:

		Weighted
		average
	Number of	grant-date
	Shares	fair value
Outstanding at December 31, 2010	833,750	$332,000
Granted	200,000	32,000
Vested or canceled	(39,250)	(25,000)
	994,500	$339,000

The fair value for these options was estimated at the date of grant using the Black-Scholes-Merton options pricing model.

The 2008 Plan has a weighted average grant date fair value of $0.55 and weighted average remaining contractual term for the vested options of 6.6 years.

Compensation expense related to the granting of options under the 2008 Plan was approximately $179,000 and $32,000 for the three months ended March 31, 2010 and 2011, respectively.

NOTE 8 — FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company follows the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This Topic defines fair value, establishes a measurement framework and expands disclosures about fair value measurements.

The Company measures financial assets in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•
Level 1 — Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value (“NAV”) on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

•
Level 2 — Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active.

•
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, such as options pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The availability of observable inputs can vary from instrument to instrument and in certain cases the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement of an instrument requires judgment and consideration of factors specific to the instrument.

Recurring Fair Value Measurement Valuation Techniques

The fair value for certain financial instruments is derived using pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available will generally have a higher degree of price transparency than financial instruments that are thinly traded or not quoted. In accordance with ASC Topic 820, the criteria used to determine whether the market for a financial instrument is active or inactive is based on the particular asset or liability. As a result, the valuation of these financial instruments included significant management judgment in determining the relevance and reliability of market information available. The Company considered the inactivity of the market to be evidenced by several factors, including limited trading of the Company’s stock since the commencement of trading in July 2007.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of conversion options embedded in 8% Subordinated Convertible Promissory Notes, 10% Convertible Notes and Series B Preferred Stock and warrants to purchase common stock issued with 10% Convertible Notes and preferred stock. These instruments are valued with pricing models commonly used by the financial services industry using inputs generally observable in the financial services industry. These models require significant judgment on the part of management, including the inputs utilized in its pricing models. The Company’s derivative financial instruments are categorized in Level 3 of the fair value hierarchy. The Company estimates the fair value of derivatives utilizing the Black-Scholes-Merton option pricing model and the following assumptions:

	Warrants	Beneficial Conversion — Preferred Stock	Beneficial Conversion — Convertible Notes
Year ended December 31, 2010:
Risk-free interest rate	1.27% - 2.55%	1.27% - 2.55%	0.64% - 1.43%
Expected volatility	63%	63%	63%
Expected life (in years)	2.25 - 4.50	2.25 - 4.50	1.50 - 3.00
Expected dividend yield	0%	0%	0%
Quarter ended March 31, 2011:
Risk-free interest rate	1.29% - 2.24%	2.24%	0.80% - 1.29%
Expected volatility	63%	63%	63%
Expected life (in years)	1.50 - 3.25	1.75 - 3.50	1.50 - 1.59
Expected dividend yield	0%	0%	0%

The Company’s methodology to estimate volatility of its common stock is based on an average of published volatilities contained in the most recent audited financial statements of other publicly-reporting companies in industries similar to that of the Company.

Level 3 Assets and Liabilities

Level 3 liabilities include instruments whose value is determined using pricing models and for which the determination of fair value requires significant management judgment or estimation. As of December 31, 2010 and March 31, 2011 instruments measured at fair value on a recurring basis categorized as Level 3 represented approximately 42% and 28% of the Company’s total liabilities, respectively.

Fair values of liabilities measured on a recurring basis at as follows:

	Fair Value	Quoted prices in active markets for identical labilities (Level 1)	Significant other observ- able inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Derivative financial instruments — December 31, 2010	$7,692,000	$—	$—	$7,692,000
Derivative financial instruments — March 31, 2011	$4,481,000	$—	$—	$4,481,000

Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the gains for liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs. The following table presents additional information about Level 3 assets and liabilities measured at fair value on a recurring basis for the three months ended March 31, 2011:

	Warrants	Beneficial Conversion — Preferred Stock	Beneficial Conversion — Convertible notes	Total
Balance, December 31, 2010	$2,956,000	$1,256,000	$3,480,000	$7,692,000
Included in earnings:
Realized loss (gain)	—	—	—	—
Unrealized loss (gain)	(1,501,000)	(382,000)	(1,328,000)	(3,211,000)
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	—	—	—	—
Net transfers in and/or out of Level 3	—	—	—	—
Balance, March 31, 2011	$1,455,000	$874,000	$2,152,000	$4,481,000

NOTE 9 — RELATED PARTY TRANSACTIONS

In 2003 the Company purchased the software related to the PD2i Cardiac Analyzer™ from one of its founding scientists, who is now an employee and a director. Terms of the Purchase and Royalty Agreement provide that $100,000 of the purchase price be deferred until the Company begins receiving revenue from the PD2i Cardiac Analyzer™. Accordingly, this amount, less payments plus accrued royalties, is included in the accompanying Condensed Consolidated Balance Sheet as Due to Related Party. The Agreement further provides for an ongoing royalty to be paid to the scientist amounting to 10% of amounts received by the Company from any activities relating to the PD2i Cardiac Analyzer™ for the life of the patents. Royalty payments will commence after the Company has recovered its development costs in full.

On January 1, 2007 the Company entered into a Service Agreement (“Service Agreement”) with ALDA & Associates International, Inc. (“ALDA”), a consulting company owned and controlled by the Company’s Chief Executive and Financial Officer whereby the Company’s employees became employees of ALDA under a Professional Employer Organization (“PEO”) arrangement. Associated costs amounted to $380,000 for the three months ended March 31, 2010. The Service Agreement, which was a cost reimbursement only contract, provided for reimbursement of all of ALDA’s actual payroll and insurance related costs for these employees and was terminated effective January 1, 2011.

As discussed in Note 4 the Company has a bank loan. As a condition to making the loan, the bank received a certificate of deposit valued at $200,000 from the Company’s Chief Executive Officer as standby collateral.

NOTE 10 — COMMITMENTS AND CONTINGENCIES

From time to time the Company may become subject to threatened and/or asserted claims arising in the ordinary course of business. Management is not aware of any matters, either individually or in the aggregate, that are reasonably likely to have a material adverse effect on the Company’s financial condition, results of operations or liquidity. See Note 11.

NOTE 11 — SUBSEQUENT EVENTS

On April 11, 2011 the Company was served with a derivative suit (styled Craig Hudson, Mark Woods and Edward Wiesmeier, derivatively on behalf of nominal defendant Vicor Technologies, Inc., a Delaware corporation, Plaintiffs vs. David H. Fater, et al., Defendants — Circuit Court of the Fifteenth Judicial Circuit, In and For Palm Beach County, Florida, Case No. 50-2011 CA 005338). This derivative suit alleges claims for breach of fiduciary duty, abuse of control and gross mismanagement against all of the directors as well as a claim for unjust enrichment against David H. Fater, the Company’s President and Chief Executive Officer. The Company is reviewing the derivative lawsuit with counsel to determine an appropriate response.

On May 4, 2011 the Company commenced the solicitation of the exercise of outstanding common stock purchase warrants (collectively, the “Warrants”) and has reduced the exercise price of these Warrants to $0.25 per share during the time period beginning on April 25, 2011 and ending on June 30, 2011. The stated exercise prices of these Warrants are $0.50, $1.00, $1.25, $2.00, $2.25, $2.50 and $3.12 per share. If all the Warrants are exercised, the Company could receive approximately $4,500,000, although no assurances can be given as to the number of Warrants that will be exercised. The Company will use all the proceeds for working capital.

In April and May, 2011 the Company issued 15% Promissory Notes totaling $350,000 to private investors.

(DASZKAL BOLTON LOGO)

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
VICOR Technologies, Inc.

We have audited the accompanying consolidated balance sheets of Vicor Technologies, Inc. (the “Company”) a Delaware Corporation as of December 31, 2009 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity (net capital deficiency) and cash flows for the years then ended and the period from August 4, 2000 (inception) through December 31, 2010. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vicor Technologies, Inc. at December 31, 2009 and 2010, and the results of its operations and its cash flows for the years then ended and the period from August 4, 2000 (inception) through December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations and had negative cash flows from operations that raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Daszkal Bolton LLP
Boca Raton, Florida
March 31, 2011

Vicor Technologies, Inc.
(A Development Stage Company)
 Consolidated Balance Sheets
 December 31, 2009 and 2010

	2009	2010
ASSETS
Current assets:
Cash	$544,000	$1,119,000
Accounts receivable	—	58,000
Inventory	—	58,000
Prepaid expenses	74,000	411,000
Total current assets	618,000	1,646,000
Property and equipment:
Equipment	35,000	199,000
Furniture and fixtures	24,000	38,000
Less accumulated depreciation	(38,000)	(82,000)
Net property and equipment	21,000	155,000
Other assets
Deposits	12,000	18,000
Deferred financing costs	1,117,000	8,076,000
Intellectual property, net of accumulated amortization of $223,000 and $260,000 at December 31, 2009 and 2010, respectively	229,000	192,000
	$1,997,000	$10,087,000
LIABILITIES AND NET CAPITAL DEFICIENCY
Current liabilities:
Accounts payable and accrued expenses	$600,000	$1,166,000
Current debt	460,000	360,000
Due to related party	100,000	88,000
Total current liabilities	1,160,000	1,614,000
Long-term liabilities:
Long-term debt	2,200,000	8,277,000
Accrued dividends	833,000	932,000
Derivative financial instruments payable in shares of common stock	4,414,000	7,692,000
Total long-term liabilities	7,447,000	16,901,000
Commitments and contingencies
Net capital deficiency:
Preferred stock, $0.0001 par value; 10,000,000 and 25,000,000 shares authorized at December 31, 2009 and 2010, respectively:
Series A Convertible Cumulative, 157,592 shares issued and outstanding at December 31, 2009 and none at December 31, 2010; preference in liquidation of $751,000 at December 31, 2009	—	—
Series B Voting Junior Convertible Cumulative, 5,210,101 and 5,185,101 shares issued and outstanding at December 31, 2009 and 2010, respectively; preference in liquidation of $5,386,000 and $5,795,000 at December 31, 2009 and 2010, respectively	—	—
Common stock, $0.0001 par value; 100,000,000 and 150,000,000 shares authorized at December 31, 2009 and 2010, respectively; 41,813,959 and 46,799,324 shares issued and outstanding at December 31, 2009 and 2010, respectively	4,000	5,000
Additional paid-in capital	46,848,000	51,275,000
Deficit accumulated during the development stage	(53,462,000)	(59,708,000)
Net capital deficiency	(6,610,000)	(8,428,000)
	$1,997,000	$10,087,000

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
 For the Years Ended December 31, 2009 and 2010 and
For the Period from August 4, 2000 (Inception) to December 31, 2010

			Period from
			August 4, 2000
			(Inception) to
	Years Ended December 31,		December 31,
	2009	2010	2010
Revenue:
Sales	$—	$185,000	$185,000
Lease income	—	4,000	4,000
Grants and other	—	—	844,000
	—	189,000	1,033,000
Cost of revenue	—	131,000	131,000
Gross profit	—	58,000	902,000
Operating expenses:
Research and development	964,000	638,000	15,665,000
Selling, general and administrative expenses	3,705,000	5,944,000	35,038,000
Interest expense	2,485,000	2,273,000	10,401,000
Loss from extinguishment of debt	167,000	—	1,266,000
Total operating expenses	7,321,000	8,855,000	62,370,000
Gain on derivative financial instruments:
Realized	1,083,000	318,000	1,401,000
Unrealized	1,074,000	3,673,000	4,747,000
	2,157,000	3,991,000	6,148,000
Net loss	(5,164,000)	(4,806,000)	(55,320,000)
Cumulative effect of change in accounting principle	—	—	480,000
Dividends for the benefit of preferred stockholders:
Payable on Series A and Series B preferred stock	(479,000)	(436,000)	(1,349,000)
Amortization of derivative discount on Series B preferred stock	(979,000)	(1,004,000)	(1,983,000)
Value of warrants issued in connection with sales of Series B preferred stock	—	—	(1,536,000)
Total dividends for the benefit of preferred stockholders	(1,458,000)	(1,440,000)	(4,868,000)
Net loss applicable to common stock	$(6,622,000)	$(6,246,000)	$(59,708,000)
Net loss per common share — basic and diluted	$(0.18)	$(0.14)
Weighted average number of shares of common shares outstanding	37,513,205	44,850,644

See accompanying notes to consolidated financial statements

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency)
For the Period from August 4, 2000 (Inception) through December 31, 2010

			Preferred Stock
	Common Stock		Class A		Class B		Additional	Subscription	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Notes Receivable	Deficit	Total
Balance at August 4, 2000 (inception)	—	$—	—	$—	—	$—	$—	$—	$—	$—
Issuance of common stock to founders	7,400,000	—	—	—	—	—	—	—	—	—
Contributed research and development services	—	—	—	—	—	—	24,000	—	—	24,000
Issuance of common stock for cash	194,500	—	—	—	—	—	194,000	—	—	194,000
Net loss	—	—	—	—	—	—	—	—	(657,000)	(657,000)
Balance at December 31, 2000	7,594,500	—	—	—	—	—	218,000	—	(657,000)	(439,000)
Issuance of common stock for services	280,000	—	—	—	—	—	280,000	—	—	280,000
Issuance of warrants for services	—	—	—	—	—	—	1,252,000	—	—	1,252,000
Contributed research and development services	—	—	—	—	—	—	71,000	—	—	71,000
Issuance of common stock for cash	1,362,826	—	—	—	—	—	1,363,000	—	—	1,363,000
Net loss	—	—	—	—	—	—	—	—	(3,181,000)	(3,181,000)
Balance at December 31, 2001	9,237,326	—	—	—	—	—	3,184,000	—	(3,838,000)	(654,000)
Issuance of common stock for services	360,000	—	—	—	—	—	—	—	—	—
Issuance of warrants and stock options for services	—	—	—	—	—	—	4,722,000	—	—	4,722,000
Subscription Note receivable	500,000						750,000	(750,000)		—
Contributed research and development services	—		—	—	—	—	—	—	—	—
Issuance of common stock for cash	1,725,424	—	—	—	—	—	3,492,000	—	—	3,492,000
Net loss	—	—	—	—	—	—	—	—	(7,306,000)	(7,306,000)
Balance at December 31, 2002	11,822,750	—	—	—	—	—	12,148,000	(750,000)	(11,144,000)	254,000
Issuance of common stock for services	27,300	—	—	—	—	—	—	—	—	—
Issuance of warrants and stock options for services	—	—	—	—	—	—	6,365,000	—	—	6,365,000
Issuance of common stock for cash	870,918	—	—	—	—	—	2,718,000	—	—	2,718,000
Issuance of preferred stock for cash	—	—	157,592	—	—	—	448,000	—	—	448,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(8,000)	(8,000)
Net loss	—	—	—	—	—	—	—	—	(9,247,000)	(9,247,000)
Balance at December 31, 2003	12,720,968	—	157,592	—	—	—	21,679,000	(750,000)	(20,399,000)	530,000
Issuance of common stock for services	217,440	—	—	—	—	—	205,000	—	—	205,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	1,033,000	—	—	1,033,000
Issuance of common stock for cash	308,300	—	—	—	—	—	889,000	—	—	889,000
Accretion of beneficial conversion feature on 10%										—
Costs related to stock issuance	—	—	—	—	—	—	—		—	—
convertible promissory notes	—	—	—	—	—	—	201,000	—	—	201,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(39,000)	(39,000)
Net loss	—	—	—	—	—	—	—	—	(3,372,000)	(3,372,000)
Balance at December 31, 2004	13,246,708	$—	157,592	$—	—	$—	$24,007,000	$(750,000)	$(23,810,000)	$(553,000)

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency)
For the Period from August 4, 2000 (Inception) through December 31, 2010

			Preferred Stock					Subscription
	Common Stock		Class A		Class B		Additional	Notes	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Receivable	Deficit	Total
Balance at December 31, 2004	13,246,708	$—	157,592	$—	—	$—	$24,007,000	$(750,000)	$(23,810,000)	$(553,000)
Issuance of common stock for services	83,500	—	—	—	—	—	209,000	—	—	209,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	1,817,000	—	—	1,817,000
Issuance of warrants to note holders	—	—	—	—	—	—	17,000		—	17,000
Issuance of common stock for cash	1,329,302	2,000	—	—	—	—	2,165,000	—	—	2,167,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(43,000)	(43,000)
Net loss	—	—	—	—	—	—	—	—	(4,212,000)	(4,212,000)
Balance at December 31, 2005	14,659,510	2,000	157,592	—	—	—	28,215,000	(750,000)	(28,065,000)	(598,000)
Issuance of common stock for services	67,400	—	—	—	—	—	169,000	—	—	169,000
Issuance of common stock for debt	43,920	—	—	—	—	—	110,000	—	—	110,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	392,000	—	—	392,000
Cancellation of subscription notes receivable	(300,000)	—	—	—	—	—	(750,000)	750,000	—	—
Issuance of common stock for notes receivable	796,000	—	—	—	—	—	398,000	(398,000)	—	—
Beneficial conversion feature for 12% convertible										—
promissory notes	—	—	—	—	—	—	912,000	—	—	912,000
Issuance of warrants in connection with 15%							139,000	—	—	139,000
promissory notes	—	—	—	—	—	—	—	—	—	—
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(47,000)	(47,000)
Net loss	—	—	—	—	—	—	—	—	(4,580,000)	(4,580,000)
Balance at December 31, 2006	15,266,830	2,000	157,592	—	—	—	29,585,000	(398,000)	(32,692,000)	(3,503,000)
Issuance of common stock for services	177,533	—	—	—	—	—	663,000	—	—	663,000
Common stock issued in merger transaction	677,579	1,000	—	—	—	—	1,140,000	—	—	1,141,000
Stock issued upon conversion of Convertible Notes	1,137,638	—	—	—	—	—	632,000			632,000
Acquisition of SKRP, 6 Inc. net assets	2,700,000	—	—	—	—	—	—	—	—	—
Stock issued for warrants in merger transaction	5,423,891	—	—	—	—	—	—	—	—	—
Stock issued for options in merger transaction	329,700	—	—	—	—	—	—	—	—	—
Payment of subscription notes receivable	—	—	—	—	—	—	(415,000)	398,000	—	(17,000)
Stock issued related to notes payable transactions	241,583	—	—	—	—	—	473,000	—	—	473,000
Issuance of common stock for interest payments	26,129	—	—	—	—	—	47,000	—	—	47,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(51,000)	(51,000)
Issuance of warrants in connection with 15%	—	—	—	—	—	—	122,000	—	—	122,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	885,000	—	—	885,000
Contributed capital	—	—	—	—	—	—	178,000	—	—	178,000
Net loss	—	—	—	—	—	—	—	—	(6,068,000)	(6,068,000)
Balance at December 31, 2007	25,980,883	$3,000	157,592	$—	—	$—	$33,310,000	$—	$(38,811,000)	$(5,498,000)

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Net Capital Deficiency)
For the Period from August 4, 2000 (Inception) through December 31, 2010

								Stock
	Common Stock		Class A		Class B		Additional	Subscriptions In	Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Paid-In Capital	Process	Deficit	Total
Balance at December 31, 2007	25,980,883	$3,000	157,592	$—	—	$—	$33,310,000	$—	$(38,811,000)	$(5,498,000)
Issuance of stock for services	690,117	—	—	—	177,250	—	837,000	—	—	837,000
Issuance of stock for cash	1,215,000	—	—	—	2,645,000	—	2,420,000	—	—	2,420,000
Stock issued related to notes payable transactions	4,748,880	—	—	—	1,959,045	—	5,883,000			5,883,000
Issuance of stock for interest payments	336,739	—	—	—	—	—	376,000	—	—	376,000
Accrued dividends on preferred stock	—	—	—	—	—	—	1,071,000	—	(1,782,000)	(711,000)
Issuance of warrants in connection with preferred stock	—	—	—	—	—	—	633,000	—	—	633,000
Issuance of warrants and stock options for services	—	—	—	—	—	—	252,000	—	—	252,000
Stock subscriptions in process:
To be issued in payment of accrued compensation	—	—	—	—	—	—	—	561,000	—	561,000
Cash received, stock to be issued	—	—	—	—	—	—	—	16,000	—	16,000
Net loss	—	—	—	—	—	—	—	—	(6,727,000)	(6,727,000)
Balance at December 31, 2008	32,971,619	3,000	157,592	—	4,781,295	—	44,782,000	577,000	(47,320,000)	(1,958,000)
Cumulative effect of change in accounting principle	—	—	—	—	—	—	(4,049,000)	—	480,000	(3,569,000)
Issuance of stock for services	2,244,684	1,000	—	—	154,096	—	1,581,000	—	—	1,582,000
Issuance of stock for cash	366,000	—	—	—	438,460	—	479,000	—	—	479,000
Conversion of Series B preferred stock to common stock	182,341	—	—	—	(163,750)	—	149,000	—	(66,000)	83,000
Stock issued related to notes payable transactions	3,812,769	—	—	—	—	—	2,101,000	—	—	2,101,000
Warrants issued related to notes payable transactions	—	—	—	—	—	—	117,000	—	—	117,000
Issuance of stock for interest payments	51,696	—	—	—	—	—	119,000	—	—	119,000
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(413,000)	(413,000)
Exercise of warrants	562,918	—	—	—	—	—	—	—	—	—
Issuance of warrants for services	—	—	—	—	—	—	133,000	—	—	133,000
Issuance of stock options for services	—	—	—	—	—	—	362,000	—	—	362,000
Fair value of derivative financial instruments issued in connection with Series B preferred stock	—	—	—	—	—	—	(482,000)	—	—	(482,000)
Amortization of discounts related to derivative financial instruments	—	—	—	—	—	—	979,000	—	(979,000)	—
Stock subscriptions in process — shares issued in	1,621,932	—	—	—	—	—	577,000	(577,000)	—	—
Net loss	—	—	—	—	—	—	—	—	(5,164,000)	(5,164,000)
Balance at December 31, 2009	41,813,959	4,000	157,592	—	5,210,101	—	46,848,000	—	(53,462,000)	(6,610,000)
Accrued dividends on preferred stock	—	—	—	—	—	—	—	—	(436,000)	(436,000)
Conversion of Series A preferred stock to common	417,416	—	(157,592)	—	—	—	335,000	—	—	335,000
Conversion of Series B preferred stock to common	28,167	—	—	—	(25,000)	—	2,000	—	—	2,000
Issuance of stock for interest payments	10,556	—	—	—	—	—	7,000	—	—	7,000
Issuance of stock for services	1,085,711	—	—	—	—	—	783,000	—	—	783,000
Issuance of stock options for services	—	—	—	—	—	—	497,000	—	—	497,000
Issuance of stock for conversion of notes payable	3,318,515	1,000	—	—	—	—	1,206,000	—	—	1,207,000
Warrants issued related to notes payable transactions	—	—	—	—	—	—	557,000	—	—	557,000
Issuance of warrants for consulting	—	—	—	—	—	—	35,000	—	—	35,000
Exercise of warrants	125,000	—	—	—	—	—	1,000	—	—	1,000
Amortization of discounts related to derivative financial instruments	—	—	—	—	—	—	1,004,000	—	(1,004,000)	—
Net loss	—	—	—	—	—	—	—	—	(4,806,000)	(4,806,000)
Balance at December 31, 2010	46,799,324	$5,000	$—	$—	5,185,101	$—	$51,275,000	$—	$(59,708,000)	$(8,428,000)

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
 Consolidated Statements of Cash Flows
 For the Years Ended December 31, 2009 and 2010 and
For the Period from August 4, 2000 (Inception) to December 31, 2010

			Period from
			August 4, 2000
			(Inception) to
	Years Ended December 31,		December 31,
	2009	2010	2010
Cash flows from operating activities:
Net loss	$(5,164,000)	$(4,806,000)	$(55,320,000)
Adjustment to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	41,000	81,000	404,000
Noncash interest imputed upon conversion of debt to equity	331,000	—	5,620,000
Noncash interest from deferred financing costs and debt-based derivative liabilities	2,149,000	1,937,000	4,086,000
Gain on derivative financial instruments	(2,157,000)	(3,991,000)	(6,148,000)
Loss from sale of assets	—	—	48,000
Securities issued for services	1,109,000	596,000	1,909,000
Beneficial conversion feature of notes payable	—	102,000	303,000
Contributed research and development services	—	—	95,000
Merger-related costs	—	—	523,000
Shares in lieu of interest payments	119,000	7,000	387,000
Warrants issued for consulting	—	35,000	35,000
Equity-based compensation	620,000	684,000	19,349,000
Changes in assets and liabilities:
Accounts receivable	—	(58,000)	(58,000)
Inventory	—	(58,000)	(58,000)
Prepaid expenses and other assets	(311,000)	(1,475,000)	(1,898,000)
Accounts payable and accrued expenses	(400,000)	1,328,000	2,901,000
Net cash used in operating activities	(3,663,000)	(5,618,000)	(27,822,000)
Cash flows from investing activities:
Purchase of intellectual property	—	—	(237,000)
Net proceeds from sale of equipment	—	—	59,000
Purchase of property and equipment	(23,000)	(178,000)	(355,000)
Net cash used in investing activities	(23,000)	(178,000)	(533,000)
Cash flows from financing activities:
Due to related parties	—	—	100,000
Proceeds from bank loans	—	—	300,000
Proceeds from sale of preferred stock	351,000	—	2,915,000
Proceeds from sale of common stock	128,000	—	11,268,000
Repayment of notes	(300,000)	(100,000)	(1,005,000)
Proceeds from bridge loan	300,000	—	300,000
Proceeds from sale of notes	3,569,000	6,471,000	15,402,000
Proceeds for stock to be issued	—	—	16,000
Contributed capital	—	—	178,000
Net cash provided by financing activities	4,048,000	6,371,000	29,474,000
Net increase in cash	362,000	575,000	1,119,000
Cash at beginning of period	182,000	544,000	—
Cash at end of period	$544,000	$1,119,000	$1,119,000

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2010 and
For the Period from August 4, 2000 (Inception) to December 31, 2010

			Period from
			August 4, 2000
			(Inception) to
	Years Ended December 31,		December 31,
	2009	2010	2010
Supplemental cash flow information:
Issuance of previously-subscribed common stock	$16,000	$—	$16,000
Conversion of accounts payable to note payable	—	—	100,000
Repurchase of common stock for cancellation of subscription note receivable	—	—	750,000
Contributed research and development	—	—	95,000
Acquisition of intellectual property from related party	—	—	200,000
Beneficial conversion features for promissory notes	—	—	912,000
Warrants issued in connection with 15% promissory notes	—	—	261,000
Warrants issued in connection with 8% Subordinated Convertible Notes	117,000	557,000	674,000
Exercise of warrants to purchase common stock	—	1,000	1,000
Cash paid for interest expense	87,000	70,000	1,029,000
Accrued equity-based compensation	—	—	41,000
Accrued dividends	413,000	437,000	2,820,000
Interest on promissory notes paid in common stock	—	—	520,000
Related-party accrual converted to common stock	—	—	561,000
Conversion of debt to Series B preferred stock	—	—	1,567,000
Conversion of notes to common stock	1,918,000	1,206,000	5,815,000
Accrued expenses paid with notes	—	703,000	703,000
Accrued expenses paid with preferred stock	108,000	—	108,000
Accrued expenses paid with common stock	772,000	—	772,000
Fair value of equity-based derivative financial instruments issued	816,000	—	816,000
Fair value of debt-based derivative financial instruments issued	1,046,000	7,270,346	8,316,346
Deferred costs paid with common stock	358,000	—	358,000
Amortization of derivative discounts	341,000	1,004,000	1,345,000
Conversion of Series A preferred stock and accrued dividends to common stock	—	335,000	335,000
Conversion of Series B preferred stock and accrued dividends to common stock	82,000	9,000	91,000

See accompanying notes to consolidated financial statements.

Vicor Technologies, Inc.
(A Development Stage Company)
Notes to Consolidated Financial Statements

Note 1 — Organization and Nature of Business

Organization

Vicor Technologies, Inc. (“Vicor”, the “Company”) was incorporated in the State of Delaware on May 24, 2005 as SRKP 6, Inc. (“SRKP”). On August 3, 2005 SKRP filed a registration statement on Form 10-SB, subsequently amended on August 29, 2005, to register common stock under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The registration statement became effective on October 3, 2005, after which time SKRP became a reporting company under the Exchange Act. The Company was formed to pursue a business combination with one or more operating companies.

On March 30, 2007 SKRP acquired Vicor Technologies, Inc., a Delaware corporation (“Old Vicor”) formed in August 2000, through the merger (“Merger”) of Old Vicor with a wholly-owned subsidiary formed for the purpose of facilitating that transaction. Upon the closing of the Merger on March 30, 2007, Old Vicor became a wholly-owned subsidiary. Effective March 31, 2007 Old Vicor was merged into SKRP and changed its name to Vicor Technologies, Inc. At the closing each outstanding share of Old Vicor common stock was cancelled and automatically converted into the right to receive two shares of Vicor common stock. The Company also assumed all outstanding options and warrants to purchase Old Vicor common stock which were not exercised, cancelled, exchanged, terminated, or expired. Upon the consummation of the Merger, the Company was obligated to issue an aggregate of 22,993,723 shares of its common stock to Old Vicor’s former common stockholders and 157,592 shares of its Series A Convertible Cumulative Preferred Stock (“Preferred Stock”) to Old Vicor’s former preferred stockholder. In addition, all securities convertible or exercisable into shares of Old Vicor’s capital stock outstanding immediately prior to the Merger (excluding Old Vicor’s preferred stock and convertible debt) were cancelled, and the holders thereof received similar securities for the purchase of an aggregate of 800,250 shares of Vicor common stock.

The Merger was accounted for as a reverse acquisition, to be applied as an equity recapitalization in accordance with U.S. generally accepted accounting principles for accounting and financial reporting purposes. Under this method of accounting, SRKP was treated as the “acquired” company for financial reporting purposes. In accordance with guidance applicable to these circumstances, the Merger was considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Merger was treated as the equivalent of Old Vicor issuing stock for the net monetary assets of SRKP, accompanied by a recapitalization. The net monetary assets of SRKP were stated at their fair value, essentially equivalent to historical costs, with no goodwill or other intangible assets recorded. The accumulated deficit of Old Vicor was carried forward after the Merger. Operations prior to the Merger are those of Old Vicor.

All share and per share amounts were restated to reflect the recapitalization.

The Company owns all of the outstanding common stock of Nonlinear Medicine, Inc., a Delaware corporation (“NMI”), and Stasys Technologies, Inc., a Delaware corporation (“STI”). NMI owns all intellectual property related to Vicor’s diagnostic products, and STI owns all intellectual property related to the Company’s therapeutic products.

Nature of the business

Vicor is a medical diagnostics company focused on commercializing noninvasive diagnostic technology products based on its patented, proprietary point correlation dimension algorithm (the PD2i® Algorithm”). The PD2i®Algorithm facilitates the ability of physicians to accurately risk stratify a specific target population to predict future pathological events such as autonomic nervous system dysfunction, cardiac mortality (either from arrhythmic death or congestive heart failure) and imminent death from trauma. The Company believes that the PD2i® Algorithm represents a noninvasive monitoring technology that physicians and other members of the medical community can use as a new and accurate vital sign and is currently commercializing two proprietary diagnostic medical products which employ software utilizing the PD2i® Algorithm: the PD2i Analyzertm (sometimes also referred to as the PD2i Cardiac Analyzer(tm)) and the PD2i-VStm (Vital Sign). It is also anticipated that the PD2i®Algorithm applications will allow for the early detection of cerebral disorders as well as other disorders and diseases.

The Company’s first product, the PD2i Analyzertm, received 510(k) marketing clearance from the Food and Drug Administration (“FDA”) on December 29, 2008. The PD2i Analyzertm displays and analyzes electrocardiographic (ECG) information and measures heart rate variability (“HRV”) in patients at rest and in response to controlled exercise and paced respiration. The clinical significance of HRV and other parameters must be determined by a physician.

Revenues commenced in January 2010. In September 2010 we hired a National Sales Manager and as of December 31, 2010 we had entered into agreements with 27 independent sales representatives in more than 30 states and the District of Columbia. We have also begun the selected hiring of sales personnel in selected states to supplement our independent sales representatives.

Risks

The Company is subject to all the risks inherent in an early stage company in the biotechnology industry. The biotechnology industry is subject to rapid and technological change. The Company has numerous competitors, including major pharmaceutical and chemical companies, medical device manufacturers, specialized biotechnology firms, universities and other research institutions. These competitors may succeed in developing technologies and products that are more effective than any that are being developed by the Company or that would render the Company’s technology and products obsolete and noncompetitive. Many of these competitors have substantially greater financial and technical resources and production and marketing capabilities than the Company. In addition, many of the Company’s competitors have significantly greater experience than the Company in pre-clinical testing and human clinical trials of new or improved pharmaceutical products and in obtaining FDA and other regulatory approvals on products or devices for use in health care.

The Company has limited experience in conducting and managing pre-clinical testing necessary to enter clinical trials required to obtain government approvals and has limited experience in conducting clinical trials. Accordingly, the Company’s competitors may succeed in obtaining FDA approval for products more rapidly than the Company, which could adversely affect the Company’s ability to further develop and market its products. If the Company commences significant commercial sales of its products, it will also be competing with respect to manufacturing efficiency and marketing capabilities, areas in which the Company has limited or no experience.

Note 2 — Liquidity and Going Concern

The Company’s consolidated financial statements as of and for the year ended December 31, 2010 have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company incurred a net loss applicable to common stockholders of $6,622,000 and $6,246,000 for the years ended December 31, 2009 and 2010, respectively, and at December 31, 2010 had working capital of $32,000, an accumulated deficit of $59,708,000 and a net capital deficiency of $8,428,000. The Company expects to continue to incur expenditures to further the commercial development of its products. These matters raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Management recognizes that the Company must generate additional resources to successfully commercialize its products. Management plans include the sale of additional equity or debt securities, alliances or other partnerships with entities interested in and having the resources to support the further development of its products as well as other business transactions to assure continuation of the Company’s development and operations. The Company is executing its plan to secure additional capital through a multi-part funding strategy. The Company believes that the amount of capital generated by this plan will be sufficient to permit completion of various clinical trials and provide sufficient working capital for the next 18 months, by which time it is expected that the Company will generate positive cash flow through the sales of its products.

However, no assurances can be given that the Company will be successful in raising additional capital or entering into business alliances. Further, there can be no assurance, assuming the Company successfully raises additional funds or enters into a business alliance, that the Company will achieve profitability or positive cash flow. If the Company is not able to timely and successfully raise additional capital and/or achieve positive cash flow, its business, financial condition, cash flows and results of operations will be materially and adversely affected.

Note 3 — Summary of Significant Accounting Policies and Basis of Presentation

Basis of Presentation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company’s consolidated financial statement amounts have been rounded to the nearest thousand.

Cumulative Effect of a Change in Accounting Principle

On June 25, 2008, the Financial Accounting Standards Board ratified the consensus reached by the Emerging Issues Task Force in Accounting Standards Codification (“ASC”) 815, “Determining Whether an Instrument (or Embedded Feature) Is Indexed to an Entity’s Own Stock.” This Issue provides guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock, which is the first part of the scope exception in paragraph 11(a) of Statement 133. If an embedded feature (for example, the conversion option embedded in a convertible debt instrument) does not meet the scope exception in paragraph 11(a) of Statement 133, it would be separated from the host contract (the debt instrument) and be separately accounted for as a derivative by the issuer. ASC 815 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years, to be applied to outstanding instruments as of the effective date.

The Company’s Series B preferred stock and related warrants contain terms in which the conversion or exercise price may be reduced if the company issues or sells shares of its common stock at a price less than the conversion price of the Series B Preferred Stock or the exercise price of the warrants. Under the consensus reached in ASC 815, the conversion option is not considered indexed to the Company’s own stock because the conversion rate can be affected by future equity offerings undertaken by the Company at the then-current market price of the related shares. Therefore, such embedded features are now accounted for as derivatives, which are presented as liabilities under generally accepted accounting principles. As a change in accounting principle, this resulted in adjustments on January 1, 2009 as follows:

	Derivative Financial Instruments Payable in Shares of Common Stock	Additional Paid-In Capital	Accumulated Deficit
Aggregate fair value at issuance	$(4,568,000)	$4,568,000	$—
2008 mark-to-market gain	999,000	—	(999,000)
2008 preferred dividend for discount amortization	—	(519,000)	519,000
As recorded on January 1, 2009	$(3,569,000)	$4,049,000	$(480,000)

Management calculated the fair values at issuance and the mark-to-market gains using the Black-Scholes-Merton options pricing method with the following assumptions: risk-free interest rate of 2.10% to 4.25%, expected life of 5 years, expected volatility of 63% and dividend yield of zero.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash. Management believes the financial risks associated with these financial instruments are minimal. The Company places its cash with high credit quality financial institutions and makes short-term investments in high credit quality money market instruments of short-term duration. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits.

In November 2010 the Federal Deposit Insurance Corporation (“FDIC”) issued a final rule implementing section 343 of the Dodd-Frank Wall Street Reform and Consumer Protection Act that provides for unlimited insurance coverage of noninterest-bearing transaction accounts. At December 31, 2010 the Company had no interest-bearing accounts with balances in excess of FDIC-insured limits.

Receivables

Receivables are reported net of an allowance for doubtful accounts. The allowance is based on management’s evaluation of the collectibility of outstanding balances and is zero at December 31, 2010 and 2009, respectively.

Inventory

Inventory is stated at the lower of cost or market using the first-in, first-out method of accounting.

Property and Equipment

Furniture, fixtures and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to five years. Leasehold improvements are stated at cost and amortized over the shorter of the estimated useful lives of the assets or the lease term. Routine maintenance and repairs are charged to expense as incurred and major renovations or improvements are capitalized.

Research and Development Costs

Research and development expenditures, are comprised of costs incurred in performing research and development activities. These include payments to collaborative research partners, including wages and associated employee benefits, facilities and overhead costs. These are expensed as incurred.

Revenue Recognition

As discussed in Note 1, operating revenues commenced in January 2010 and are predominately the result of equipment sales and fees related to the analysis of test results for tests performed.

The Company recognizes revenue when it is realized or realizable and earned. Revenue is considered realized and earned when persuasive evidence of an arrangement exists; delivery has occurred or services have been rendered; fees to the customer are fixed or determinable; and collection of the resulting receivable is reasonably assured.

The Company sells equipment to physicians and other health-care providers (“Customer” or “Customers”) both through sales representatives employed by the Company and also independent sales agents. Revenues from equipment sales to Customers are generally recognized when title transfers to the Customer, typically upon delivery and acceptance, and includes training that is provided at the time of product delivery. Revenues from sales of equipment to independent sales agents to be used by the agents as demonstration units are recognized upon shipment.

The Company’s credit terms are net 30 days. However, in cases where the Company grants extended payment terms to a Customer, the Company defers revenue recognition until Customer acceptance of the equipment.

The Company also enters into agreements to lease equipment to health-care providers. Revenue from the leases is recognized ratably over the term of the lease, usually 12 months.

Revenues from the analysis of test results are recognized upon provision of the test results to the Customers.

The Company obtained Phase I and II Small Business Innovation Research (“SBIR”) Grants in 2003 — 2005 amounting to a total of $844,000. The funds received were utilized to develop software for the PD2i Cardiac Analyzer and to conduct a study of 700 patients with chest pain presenting at emergency rooms in six (6) tertiary care facilities. The aim of the grant was to test and establish “good medical practice” through wide experimental use of the Analyzer at different emergency room sites with high risk patients. The funds received for this Grant have been treated as revenues by the Company in its consolidated financial statements and were recorded when costs to perform such research and development activities were incurred.

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three months or less to be cash and cash equivalents.

Intellectual Property

Intellectual property, consisting of patents and other proprietary technology acquired by the Company is stated at cost and amortized on a straight-line basis over the estimated useful lives of the assets.

	2009	2010
Patents	$252,000	$252,000
Purchased software	200,000	200,000
	452,000	452,000
Less accumulated amortization	(223,000)	(260,000)
Net intellectual property	$229,000	$192,000

Amortization expense for the years ended December 31, 2009 and 2010 was $37,000 in each year. Legal fees related to the prosecution of new patents and intellectual property are expensed as incurred and amounted to $236,000 and $227,000 in 2009 and 2010, respectively.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates and the differences could be material.

Accounting for Stock-Based Compensation

The Company uses the fair value-based method of accounting for stock-based employee compensation arrangements under which compensation cost is determined using the fair value of stock-based compensation determined as of the grant date and is recognized over the periods in which the related services are rendered.

The Company has also granted stock purchase warrants to independent consultants and contractors and values these warrants using the fair value-based method described in the preceding paragraph. The compensation cost so determined is recognized over the period the services are provided which usually results in compensation cost being recognized at the date of the grant.

Financial Instruments

The carrying amount of financial instruments, including cash, accounts receivable, accounts payable and accrued expenses, and notes payable approximates fair value as of December 31, 2009 and 2010.

Convertible securities with detachable warrants that do not contain features requiring them to be accounted for as embedded derivatives are valued by allocating the proceeds between the warrant and the convertible security based on relative fair values, with any resulting fixed beneficial conversion feature (“BCF”) embedded in the convertible security being recorded at its intrinsic value.

Convertible securities containing detachable warrants where the conversion price of the security and/or the exercise price of the warrants are affected by the current market price of the Company’s common stock are accounted for as derivative financial instruments when the exercise and conversion prices are not considered to be indexed to the Company’s own stock. These derivatives are recorded as a liability and presented in the consolidated balance sheet under the caption “derivative financial instruments payable in common stock”.

For such issuances of convertible securities with detachable warrants, the Company initially records both the warrant and the BCF at fair value, using options pricing models commonly used by the financial services industry (Black-Scholes-Merton options pricing model) using inputs generally observable in the financial services industry. These derivative financial instruments are marked to market each reporting period, with unrealized changes in value reflected in earnings under the caption “gain (loss) on derivative financial instruments”.

For discounts arising from issuances of instruments embedded in a debt security, the discount is accounted for as a discount to the principal amount of the related note payable. For discounts arising from issuances of instruments embedded in an equity security, the discount is accounted for as a reduction to additional paid-in capital.

The resulting discounts arising from the initial recording of the warrants are amortized over the term of the host security, and the discounts arising from the BCF are amortized over the period when the conversion right first becomes exercisable. The classification of the amortization is based on the nature of the host instrument. In this respect, amortization of discounts associated with debt issuances are classified as interest expense, whereas amortization of discounts associated with preferred stock issuances are classified as preferred stock dividends.

At the time a warrant is exercised or a BCF is exercised, the fair value of the derivative financial instrument at time of exercise/conversion is calculated, and a realized gain or loss on conversion is determined and reported as “gain (loss) from derivative financial instruments”.

Long-Lived Assets

The Company reviews long-lived assets and certain identifiable intangibles held and used for possible impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In evaluating the fair value and future benefits of its intangible assets, management performs an analysis of the anticipated undiscounted future net cash flow of the individual assets over the remaining amortization period. The Company recognizes an impairment loss if the carrying value of the asset exceeds the expected future cash flows. During the years ended December 31, 2009 and 2010, there were no deemed impairments of long-lived assets.

Reclassifications

Certain reclassifications have been made to the prior year amounts to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or net capital deficiency.

Recent Accounting Developments

Fair Value Measurements and Disclosures — In January 2010 the FASB issued ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820) — Improving Disclosures about Fair Value Measurements, which provides additional guidance relating to fair value measurement disclosures. Specifically, companies will be required to separately disclose significant transfers into and out of Level 1 and Level 2 measurements in the fair value hierarchy and the reasons for those transfers. For Level 3 fair value measurements, the new guidance requires a gross presentation of activities within the Level 3 roll forward. Additionally, the FASB also clarified existing fair value measurement disclosure requirements relating to the level of disaggregation, inputs, and valuation techniques. This ASU is effective for interim or annual reporting periods beginning after December 15, 2009, except for the detailed Level 3 disclosures, which are effective for interim or annual reporting periods beginning after December 15, 2010. Since ASU 2010-06 only affects disclosure requirements, the adoption of these provisions will have no impact on the Company’s financial condition, results of operations, or cash flows.

Other new accounting pronouncements issued but not effective until after December 31, 2010, are not expected to have a significant effect on the Company’s financial condition, results of operations, or cash flows.

Note 4 — Current Debt

At December 31, 2009 and 2010 current debt consists of:

	2009	2010
2004 Notes	$250,000	$250,000
12% Convertible Promissory Notes	110,000	110,000
Bank loan, unsecured, 4.83%, due October 2010	100,000	—
	$460,000	$360,000

2004 Notes

The 2004 Notes consist of a 12% convertible promissory note payable to a stockholder and is convertible to common stock at $2.25 per common share. The maturity of the notes is being extended on a month-to-month basis by agreement with the stockholder.

12% Convertible Promissory Notes

The 12% Convertible Promissory Notes (“12% Notes) were originally due at varying dates in 2007 and bear interest at 12% per annum, payable monthly. The maturity of the notes is being extended on a month-to-month basis by agreement with the noteholders.

Current Debt Extinguished in 2009

Certain holders of 15% promissory notes sold the notes to third parties in 2009, and the Company induced conversions of $300,000 of these notes by issuing shares of its common stock. The stock was valued on the date of the transaction, the debt for the notes was extinguished and the difference was recorded as interest expense of $88,000 in 2009.

In September 2009 the holder of a 10% unsecured promissory note sold it to an investor. The Company induced conversion of the note by issuing 200,000 shares of its common stock to the investor. The stock was valued on the date of the transaction, the debt for the note was extinguished and $79,000 of interest expense was recorded in 2009.

Note 5 — Long-term debt

Long-term debt consists of:

	2009	2010
8% Convertible Notes	$1,097,000	$—
8% Subordinated Convertible Promissory Notes	903,000	5,273,000
10% Convertible Promissory Notes	—	2,804,000
Bank loan, unsecured, 3.54% and 3.45%, respectively, at December 31, 2009 and 2010	200,000	200,000
Balance	$2,200,000	$8,277,000

8% Convertible Notes

During the period from May 1, 2009 through September 17, 2009 the Company sold 8% Convertible Notes (“8% Notes”). The 8% Notes are due two years from date of issue and are convertible into common stock at the option of the holder any time prior to maturity. The conversion price is equal to the lesser of 75% of the weighted average common stock price, as defined, for the three days immediately prior to the date of the conversion notice or $1.07 per share of common stock.

The conversion rights embedded in the 8% Notes are accounted for as derivative financial instruments because of the beneficial conversion feature embedded therein. The beneficial conversion feature was valued at date of issuance using the Black-Scholes-Merton options pricing model with the following assumptions: risk-free interest rates ranging from 1.33% to 3.02%, expected life of 2 years, expected volatility of 63% and dividend yield of zero, resulting in fair value at date of issuance of $1,996,000 in 2009.

	2009	2010
8% Notes sold	$2,671,000	$2,671,000
8% Notes converted	(1,574,000)	(2,671,000)
Balance	$1,097,000	$—

Beginning in November 2009 through May 2010, the 8% Notes were converted into common stock as provided for by terms of the debt instrument. This resulted in a realized gain to the Company of $1,083,000 and $311,000 in 2009 and 2010, respectively, included in the amount reported in the consolidated statement of operations as “gain on derivative financial instruments”, and measured by the difference between the fair value of the beneficial conversion feature just prior to the conversion and the fair value of the beneficial conversion feature as of the most recent mark-to-market calculation. The beneficial conversion feature was valued at dates of conversion using the Black-Scholes-Merton options pricing model with the following assumptions in 2009: risk-free interest rates ranging from 1.04% to 3.02%, expected life of 2 years, expected volatility of 63% and dividend yield of zero; and 2010: risk-free interest rates ranging from 0.89% to 1.08%, expected life of 2 years, expected volatility of 63% and dividend yield of zero Related unamortized discount of $1,095,000 and $324,000 was recognized as interest expense as a result of the conversions in 2009 and 2010, respectively.

8% Subordinated Convertible Promissory Notes

Beginning in the fourth quarter of 2009 the Company sold 8% Subordinated Convertible Promissory Notes (“8% Subordinated Notes) and warrants to purchase shares of the Company’s common stock at $1.00 per share (12,500 warrants were issued for each $10,000 of 8% Subordinated Notes). The 8% Subordinated Notes are due on October 7, 2012 and at issuance were subordinated to the 8% Notes sold between May 1, 2009 and September 17, 2009. They are mandatorily convertible into shares of the Company’s common stock at a conversion price equal to the lesser of $0.80 per share of common stock or 80% of the price per share of common stock sold in a qualified funding event, defined as the sale of debt or equity in an offering resulting in a least $3,000,000 of gross proceeds to the Company.

The conversion of the 8% Notes was completed in May 2010, and the holders of the 8% Subordinated Notes may, therefore, voluntarily convert the 8% Subordinated Notes subsequent to May 2010.

The conversion rights embedded in the 8% Subordinated Notes are accounted for as derivative financial instruments because of the beneficial conversion feature embedded therein. The beneficial conversion feature was valued at date of issuance using the Black- Scholes-Merton options pricing model with the following assumptions: fair market value of $0.69 — $0.94, risk-free interest rates ranging from 1.66% to 2.10%, expected life of 3 years, expected volatility of 63% and dividend yield of zero, resulting in fair value of date of issuance of $559,000 in 2009; fair market value of $0.55 — $0.87, risk-free interest rates ranging from 1.00% to 1.68%, expected life of 3 years, expected volatility of 63% and dividend yield of zero, resulting in fair value of date of issuance of $557,000 in 2010.

The warrants issued with the 8% Subordinated Notes expire 5 years from date of issuance and were valued using the Black-Scholes-Merton options pricing model with the following assumptions: fair market value of $0.69 — $0.94, risk-free interest rates ranging from 1.66% to 2.86%, expected life of 5 years, expected volatility of 63% and dividend yield of zero in 2009; fair market value of $0.69 — $0.94, risk-free interest rates ranging from 1.93% to 2.64%, expected life of 5 years, expected volatility of 63% and dividend yield of zero in 2010. The value of the warrants was recorded based on the relative fair value of the principal amount of the 8% Subordinated Notes and the beneficial conversion feature, resulting in a credit of $117,000 to additional paid-in capital in 2009 and $395,000 in 2010.

10% Convertible Promissory Notes

In the fourth quarter of 2010 the Company sold $2,804,000 of 10% Convertible Promissory Notes (“10% Convertible Notes”) and warrants to purchase shares of the Company’s common stock at $0.80 per share (22,200 warrants were issued for each $10,000 of 10% Convertible Notes). The 10% Convertible Notes are due on September 30, 2012 and are convertible into common stock at the option of the holder at any time prior to maturity at an initial fixed conversion price of $0.45 per share. After the 10% Convertible Notes have been outstanding for six months, the conversion price adjusts to 75% of the average of the three lowest closing bid prices during the 10-day period preceding the conversion date. If the Company conducts a registered public offering, as defined, of its common stock (or securities convertible into or exercisable for shares of common stock), the conversion price is subject to adjustment.

If the Company raises $5,000,000 or more from the sale of caopital stock or debt securities (“5,000,000 Qualified Financing”), it may offer to redeem the 10% Convertible Notes for cash at rates ranging from 110% — 115%, depending on the date of the redemption after the issue date, plus accrued but unpaid interest. The holders are not required to tender the 10% Convertible Notes for redemption.

For a financing of less than $5,000,000 (“Nonqualified Financing”), the Company may offer to redeem a pro rata portion of the 10% Convertible Notes.

The warrants may be exercised in full or in part and, at the option of the holder, may be exercised on a cashless basis.

The conversion rights embedded in the 10% Convertible Notes are accounted for as derivative financial instruments because of the beneficial conversion feature embedded therein. The beneficial conversion feature was valued at date of issuance using the Black- Scholes-Merton options pricing model with the following assumptions: fair market value of $0.80, risk-free interest rate of 0.35%, expected life of 2 years, expected volatility of 63% and dividend yield of zero, resulting in fair value of date of issuance of $2,679,000 in 2010.

The warrants contain an embedded net issuance feature that is accounted for as derivative financial instruments because of the variable number of common stock shares that could be issued. This was valued at date of issuance using the Black-Scholes-Merton options pricing model with the following assumptions: risk-free interest rate of 0.54%, expected life of 3 years, expected volatility of 63% and dividend yield of zero, resulting in fair value of date of issuance of $2,056,000 in 2010.

Bank Loans

The bank loans of $200,000 and $100,000 (see Note 4) are from Branch Banking and Trust Company (“BB&T”) under a loan agreement. The $200,000 loan bears interest at 3.54% and is due January 2011 (subsequently renewed at 3.45% with a due date of February 2012). As a condition to making the loans, the bank received Certificates of Deposit for $200,000 and $100,000 from the Company’s Chief Executive Officer, David H. Fater, as standby collateral. (At December 31, 2010 the $100,000 Certificate of Deposit had been returned to Mr. Fater. As consideration for this standby collateral, the Company’s Board of Directors authorized (i) the reimbursement of Mr. Fater’s out-of-pocket cash costs associated with this transaction, (ii) the Company’s receipt of interest from the Certificates of Deposit as an offset to the Company’s interest expense, and (iii) the monthly issuance of 1,092 shares of the Company’s common stock (728 shares following repayment of the $100,000 loan in October 2010).

Mr. Fater received 14,196 and 10,556 shares of the Company’s common stock in 2009 and 2010, respectively, related to these bank loans.

Discount on Debt-based Derivative Financial Instruments

Prior to the issuance of the 10% Convertible Notes in the fourth quarter of 2010, Vicor reported the related derivative discount as a reduction of the principal balance of the related debt instrument. Because of the large number of common shares that would be issued upon conversion of the 10% Convertible Notes, the derivative discount related to the beneficial conversion feature and net issuance feature exceeded the principal amount of the 10% Convertible Notes. Accordingly, the reporting of both note principal and debt discount is the gross amounts, and 2009 net presentation has been reclassified to conform to the 2010 gross presentation.

The debt discount is included in deferred financing costs, as follows:

	2009	2010
Unamortized derivative discount:
8% Convertible Notes	$324,000	$—
8% Subordinated Convertible Promissory Notes	513,000	2,140,000
10% Convertible Promissory Notes	—	4,234,000
Debt discount — warrants	113,000	567,000
Other	167,000	1,135,000
	$1,117,000	$8,076,000

Note 6 — Preferred Stock

At December 31, 2009 the Company had two classes of preferred stock: Series A Convertible Cumulative and Series B Voting Junior Convertible Cumulative. In September 2010 the holder of the Series A preferred stock converted all of its shares plus accrued dividends of $335,000 into 417,416 shares of common stock.

The Series A Convertible Cumulative preferred stock (“Series A” or “Series A preferred stock”) yielded cumulative annual dividends at an annual rate of 8%. Dividends on the Series A accrued and compounded annually on such amount from the date of issuance until paid in full or at the option of the holder converted into additional Series A stock at $3.17 per share. At December 31, 2009 accrued dividends payable were $303,000.

The Series B Voting Junior Convertible Cumulative preferred stock (“Series B” or “Series B preferred stock”) yields cumulative annual dividends at an annual rate of 8%. Dividends on the Series B accrue and compound annually on such amount from the date of issuance. At December 31, 2009 and 2010 accrued dividends payable were $530,000 and $932,000, respectively. Each share of Series B preferred stock is convertible at the option of the holder into shares of common stock at a conversion price equal to the lesser of $0.80 or 80% of the price per share of any common stock sold in a Qualified Financing, plus the amount of all accrued and unpaid dividends on such shares, whether or not declared. A Qualified Financing is defined as the closing of a sale of debt or equity in a registered offering or pursuant to a private placement resulting in at least $3,000,000 of gross proceeds to the Company. The conversion price of the Series B preferred stock is subject to adjustment in certain cases, including dilutive issuances and the issuance of additional shares of common stock. The Series B preferred stock will automatically be converted into shares of common stock upon the consummation of a Liquidation Event, which is defined as a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company. The Company may, at its option, require all holders of Series B preferred stock then outstanding to convert their shares of Series B into shares of common stock at any time on or after: (i) the closing of a Qualified Financing or (ii) the consummation of a Liquidation Event.

The Series B preferred stock is entitled to a liquidation preference after distribution or payment is made to holders of the Series A equal to the greater of (i) the issue price per share for the Series B plus any accrued and unpaid dividends or (ii) any accrued and unpaid dividends as of the date of the liquidation plus the amount the holder would have received if prior to liquidation the Series B preferred stock had been converted into common stock. At December 31, 2009 and 2010 the liquidation preference as described for item (i) totals $5,413,000 and $5,795,000, respectively.

In 2008 the Company issued 4,781,295 shares of Series B preferred stock, convertible into shares of common stock, and 4,781,295 warrants to purchase common stock, sold as a unit. The Series B and warrants are derivative financial instruments because the conversion rates embedded in the Series B units contain “down round” price protection. The fair values of the Series B units were determined at time of issuance using the Black-Scholes-Merton options pricing method with the following assumptions: risk-free interest rates ranging from 3.30% to 4.25%, expected life of 5 years, expected volatility of 63% and dividend yield of zero. The calculated fair values of the conversion options totals $2,207,000 and of the warrants totals $2,361,000.

In 2009 the Company issued 438,460 shares of Series B preferred stock, convertible into shares of common stock, and 438,460 warrants to purchase common stock, sold as a unit. The Series B and warrants are derivative financial instruments because the conversion rates embedded in the Series B units contain “down round” price protection. The fair values of the Series B units were determined at time of issuance using the Black-Scholes-Merton options pricing method with the following assumptions: risk-free interest rates ranging from 1.87% to 3.00%, expected life of 5 years, expected volatility of 63% and dividend yield of zero. The calculated fair values of the conversion options totals $252,000 and of the warrants totals $228,000.

The consent of 2/3 of the holders of all Series A preferred stock and Series B preferred stock, voting as separate classes, will be required (i) to amend, alter or repeal any provisions of Series A preferred stock, Series B preferred stock, or the Company’s Certificate of Incorporation or Bylaws that materially adversely affect any of the preferences, rights, powers or privileges of the Series A preferred stock or Series B preferred stock, respectively; (ii) to pay any dividends on or redeem or repurchase any shares of the Company’s common stock or other junior securities; (iii) create, authorize or issue any other class or series of preferred stock on a parity with, or having greater or preferential rights than, the Series A preferred stock or Series B preferred stock with respect to liquidation, dividends, distribution or conversion upon a liquidation event; (iv) merge, consolidate, sell or dispose of the Company’s assets in a transaction that requires stockholder approval; (v) declare bankruptcy, file an assignment for the benefit of creditors, effect any judicial or voluntary winding up or dissolution or liquidation of the Company or any similar transaction; (vi) borrow funds outside the ordinary course of business; (vii) enter into any transaction with related parties or affiliates of the Company; and (viii) effect any judicial or voluntary winding up or dissolution of the Company or liquidation of the business.

Note 7 — Stockholders’ Equity

The Company has 25,000,000 shares of preferred stock authorized with a par value of $0.0001. The Board has the authority to issue the shares in one or more series and to fix the designations, preferences, powers and other rights, as it deems appropriate.

The Company has 150,000,000 shares of common stock authorized with a par value of $0.0001. Each share of common stock has one vote per share for the election of directors and all other items submitted to a vote of stockholders. The common stock does not have cumulative voting rights, preemptive, redemption or conversion rights.

The Company has issued stock warrants to certain employees, vendors and independent contractors. The warrants are immediately exercisable for a period of three to ten years and enable the holders to purchase shares of the Company’s common stock at exercise prices ranging from $0.01 - $3.12. The fair value per warrant based on the Black-Scholes-Merton options pricing method ranges from $0.31 to $4.99. The weighted average remaining contractual term for the outstanding warrants is 3.2 years.

The cost of these warrants was treated as compensation and, accordingly, the Company recorded expense of $883,000 and $80,000 for 2009 and 2010, respectively.

The fair value for these warrants was estimated at the date of grant using the Black-Scholes-Merton options pricing model with the following weighted-average assumptions: fair market value of $0.68, risk-free interest rate of 1.87% — 3.00%, dividend yield of 0%, weighted average expected warrant life of four years, and a volatility factor of 63% for 2009; fair market value of $0.55 — $0.87, risk-free interest rate of 1.60% — 2.64%, dividend yield of 0%, a weighted average expected warrant life of two — five years, and a volatility factor of 63% for 2010.

	Shares Under Warrants	Weighted-Average Exercise Price
Balance at inception	—	$—
Granted in connection with stock sold	148,000	1.00
Exercised	—	—
Outstanding at December 31, 2000	148,000	1.00
Granted	900,000	0.67
Exercised	—	—
Exercisable at December 31, 2001	1,048,000	0.72
Granted	1,270,252	1.09
Exercised	(750)	—
Exercisable at December 31, 2002	2,317,502	0.92
Granted	1,520,332	1.14
Exercised	(750)	—
Exercisable at December 31, 2003	3,837,084	1.01
Granted	126,200	0.93
Exercised	—	—
Exercisable at December 31, 2004	3,963,284	1.01
Granted	595,180	1.21
Exercised	(101,750)	—
Exercisable at December 31, 2005	4,456,714	1.06
Granted	70,000	2.50
Exercised	(398,000)	—
Exercisable at December 31, 2006	4,128,714	1.09
Granted	470,500	1.00
Exercised	(3,469,908)	—
Exercisable at December 31, 2007	1,129,306	1.96
Granted	9,976,707	0.85
Exercised	—	—
Exercisable at December 31, 2008	11,106,013	0.96
Granted	1,941,823	0.90
Exercised	(624,494)	0.09
Exercisable at December 31, 2009	12,423,342	0.98
Granted	12,230,610	0.88
Expired	(62,492)	2.50
Exercised	(125,000)	0.21
Exercisable at December 31, 2010	24,466,460	0.93

The weighted-average grant date fair value of all warrants granted during 2009 and 2010 was $0.22 and $0.17, respectively.

The warrants expire as follows:

Year of Expiration	Quantity	Average Exercise Price
2011	580,414	$2.02
2013	9,028,463	$0.95
2014	9,223,081	$0.85
2015	5,180,752	$1.00
2016	78,750	$0.17
2017	375,000	$1.00

The warrants expiring in 2011 were originally issued in 2005 and expired in 2008. In the first quarter of 2008 the warrants were extended for three years. Management calculated the deemed dividend using the Black-Scholes-Merton options pricing method with the following assumptions: risk-free interest rate of 3.21%, expected life of two years, expected volatility of 50% and dividend yield of zero. This yielded a value of less than $50,000, which was not reported separately in the 2008 consolidated statement of operations and consolidated statement of stockholders’ equity (net capital deficiency).

Note 8 — Stock Option Plan

In 2002 the Company’s stockholders approved the Vicor Technologies, Inc. 2002 Stock Option Plan (the “2002 Plan”), which provides for the granting of options to purchase up to 1,000,000 shares of the Company’s common stock. Both incentive stock options and nonqualified stock options may be issued under the provisions of the 2002 Plan. Employees of the Company and its subsidiaries, members of the Board of Directors, independent consultants and advisors are eligible to participate in the 2002 Plan. The granting and vesting of options under the 2002 Plan are authorized by the Company’s Board of Directors or a committee of the Board of Directors.

During 2002 the Company granted stock options to employees at an exercise price of $3.00 per share, which vested over a two-year period. In 2004 the Company granted 1,000 stock options to a director at an exercise price of $3.25 per share. During 2005 the Company granted a total of 269,000 options to employees and directors with an exercise price of $2.50.

The fair value for these options was estimated at the date of grant using the Black- Scholes-Merton options pricing model with the following weighted-average assumptions: fair market value of $1.37 in 2007, risk-free interest rate of 5.24%, dividend yield of 0%, weighted-average expected option life of 10 years; and a minimal volatility factor since the Company’s stock was not then actively traded on an established public market.

Information regarding the 2002 Plan is as follows:

	Number of Shares	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
Granted	50,000	$3.00
Outstanding at December 31, 2002	50,000
Granted	—
Outstanding at December 31, 2003	50,000
Granted	1,000	$3.25
Outstanding at December 31, 2004	51,000
Granted	269,000	$2.50
Cancelled	(25,000)	$2.50
Outstanding at December 31, 2005	295,000
Granted	80,000	$2.50
Cancelled	(35,000)	$2.50
Outstanding at December 31, 2006	340,000
Granted	122,500	$0.78
Exercised in cashless exercise March 30, 2007	(340,000)	$2.58
Outstanding at September 30, 2010	122,500	$0.78	122,500	$0.78
Reserved for future option grants at September 30, 2010	477,500

In 2008 the Company’s stockholders approved the Vicor Technologies, Inc. 2008 Stock Incentive Plan (the “2008 Plan”). This plan provides for the granting of options to purchase up to 5,000,000 shares of the Company’s common stock. Directors, officers and other employees of the Company and its subsidiaries, and other persons who provide services to the Company are eligible to participate in the 2008 Plan, and both incentive stock options and nonqualified stock options may be issued under the provisions of the 2008 Plan. The 2008 Plan is administered by the Board of Directors and its Compensation Committee.

Information regarding the 2008 Plan is as follows:

	Number of Shares	Weighted-Average Exercise Price	Options Exercisable	Weighted-Average Exercise Price
Granted	417,500	$0.72	417,500	$0.72
Outstanding at December 31, 2008	417,500
Granted	2,150,000	$0.78	2,150,000	$0.78
Outstanding at December 31, 2009	2,567,500
Granted	1,525,000	$0.69	503,750	$0.71
Canceled	(275,000)
Outstanding at December 31, 2010	3,817,500	$0.73
Reserved for future option grants at December 31, 2010	1,182,500

Activity in nonvested options is as follows:

	Number of Shares	Weighted average grant-date fair value
Outstanding at December 31, 2008	—	$—
Granted	2,150,000	1,508,000
Vested	(1,762,500)	(1,302,375)
Outstanding at December 31, 2009	387,500	205,625
Granted	1,525,000	610,750
Vested or canceled	(1,078,750)	(484,295)
	833,750	$332,080

There was a total of 3,940,000 options outstanding for both plans at December 31, 2010.

The fair value for these options was estimated at the date of grant using the Black- Scholes-Merton options pricing model with the following weighted-average assumptions: fair market value of $0.62 — $0.90, expected option lives of 7 — 10 years, risk-free interest rate of 2.51% - 3.91%, dividend yield of 0%, and volatility factors of 63% to 172% in 2009; fair market value of $0.51 — $0.80, expected option lives of 7 — 10 years, risk-free interest rate of 2.51% — 3.91%, dividend yield of 0%, and volatility factor of ranging from 63% in 2010.

The 2008 Plan has a weighted average grant date fair value of $0.57 and weighted average remaining contractual term for the vested options of 6.8 years.

Compensation expense related to the granting of options under the 2008 Plan was approximately $1,159,000 and $305,000 in 2009 and 2010, respectively.

NOTE 9 — Fair Value of Financial Instruments

The Company follows the provisions of ASC Topic 820, “Fair Value Measurements and Disclosures”. This Topic defines fair value, establishes a measurement framework and expands disclosures about fair value measurements.

The Company measures financial assets in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

•
Level 1 — Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value (“NAV”) on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

•
Level 2 — Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active.

•
Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The availability of observable inputs can vary from instrument to instrument and in certain cases the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, an instrument’s level within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement of an instrument requires judgment and consideration of factors specific to the instrument.

Recurring Fair Value Measurement Valuation Techniques

The fair value for certain financial instruments is derived using pricing models and other valuation techniques that involve significant management judgment. The price transparency of financial instruments is a key determinant of the degree of judgment involved in determining the fair value of the Company’s financial instruments. Financial instruments for which actively quoted prices or pricing parameters are available will generally have a higher degree of price transparency than financial instruments that are thinly traded or not quoted. In accordance with ASC Topic 820, the criteria used to determine whether the market for a financial instrument is active or inactive is based on the particular asset or liability. As a result, the valuation of these financial instruments included significant management judgment in determining the relevance and reliability of market information available. The Company considered the inactivity of the market to be evidenced by several factors, including limited trading of the Company’s stock since the commencement of trading in July 2007.

Derivative Financial Instruments

The Company’s derivative financial instruments consist of conversion options embedded in 8% Convertible Notes, 8% Subordinated Convertible Promissory Notes, 10% Convertible Promissory Notes, Series B Preferred Stock and warrants to purchase common stock issued with 10% Convertible Promissory Notes and preferred stock. These instruments are valued with pricing models commonly used by the financial services industry using inputs generally observable in the financial services industry. These models require significant judgment on the part of management, including the inputs utilized in its pricing models. The Company’s derivative financial instruments are categorized in Level 3 of the fair value hierarchy. The Company estimates the fair value of derivatives utilizing the Black-Scholes-Merton option pricing model and the following assumptions:

The Company’s methodology to estimate volatility of its common stock is based on an average of published volatilities contained in the most recent audited financial statements of other publicly-reporting companies in industries similar to that of the Company.

Level 3 Assets and Liabilities

Level 3 liabilities include instruments whose value is determined using pricing models and for which the determination of fair value requires significant management judgment or estimation. As of December 31, 2009 and 2010 instruments measured at fair value on a recurring basis categorized as Level 3 represented approximately 51% and 42%, respectively, of the Company’s total liabilities.

Fair values of liabilities measured on a recurring basis are as follows:

	Fair Value	Quoted prices in active markets for identical labilities (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Liabilities:
Derivative financial instruments - December 31, 2009	$4,414,000	$—	$—	$4,414,000
Derivative financial instruments - December 31, 2010	$7,692,000	$—	$—	$7,692,000

Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the gains for liabilities within the Level 3 category presented in the tables below may include changes in fair value that were attributable to both observable and unobservable inputs. The following table presents additional information about Level 3 assets and liabilities measured at fair value on a recurring basis for the years ended December 31, 2009 and 2010:

	Warrants	Beneficial Conversion - Preferred Stock	Beneficial Conversion - Convertible notes	Total
Balance, January 1, 2009	$1,905,000	$1,664,000	$—	$3,569,000
Included in earnings:
Realized loss (gain)	—	—	—	—
Unrealized loss (gain)	133,000	161,000	—	294,000
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	174,000	193,000	—	367,000
Net transfers in and/or out of Level 3	—	—	—	—
Balance, March 31, 2009	2,212,000	2,018,000	—	4,230,000
Included in earnings:
Realized loss (gain)	—	—	(36,000)	(36,000)
Unrealized loss (gain)	78,000	28,000	18,000	124,000
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	33,000	36,000	779,000	848,000
Net transfers in and/or out of Level 3	—	—	—	—
Balance, June 30, 2009	2,323,000	2,082,000	761,000	5,166,000
Included in earnings:
Realized loss (gain)	—	—	(972,000)	(972,000)
Unrealized loss (gain)	762,000	712,000	(21,000)	1,453,000
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	6,000	4,000	1,120,000	1,130,000
Net transfers in and/or out of Level 3	—	—	—	—
Balance, September 30, 2009	3,091,000	2,798,000	888,000	6,777,000
Included in earnings:
Realized loss (gain)	—	—	(75,000)	(75,000)
Unrealized loss (gain)	(1,172,000)	(1,059,000)	(714,000)	(2,945,000)
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	(48,000)	(41,000)	746,000	657,000
Net transfers in and/or out of Level 3	—	—	—	—
Balance, December 31, 2009	1,871,000	1,698,000	845,000	4,414,000
Included in earnings:
Realized loss (gain)	—	—	(112,000)	(112,000)
Unrealized loss (gain)	211,000	141,000	(125,000)	227,000
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	—	—	604,000	604,000
Net transfers in and/or out of Level 3	—	—	—	—
Balance, March 31, 2010	2,082,000	1,839,000	1,212,000	5,133,000
Included in earnings:
Realized loss (gain)	—	—	(199,000)	(199,000)
Unrealized loss (gain)	(96,000)	(75,000)	(82,000)	(253,000)
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	—	—	1,930,000	1,930,000
Net transfers in and/or out of Level 3	—	—	—	—
Balance, June 30, 2010	1,986,000	1,764,000	2,861,000	6,611,000
Included in earnings:
Realized loss (gain)	—	(8,000)	—	(8,000)
Unrealized loss (gain)	(349,000)	(324,000)	(461,000)	(1,134,000)
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	—	—	—	—
Net transfers in and/or out of Level 3	—	—	—	—
Balance, September 30, 2010	1,637,000	1,432,000	2,400,000	5,469,000
Included in earnings:
Realized gain (loss)	—	—	—	—
Unrealized gain (loss)	(737,000)	(176,000)	(1,599,000)	(2,512,000)
Purchases, sales and other	—	—	—	—
Settlements and issuances — net	2,056,000	—	2,679,000	4,735,000
Net transfers in and/or out of Level 3	—	—	—	—
Balance, December 31, 2010	$2,956,000	$1,256,000	$3,480,000	$7,692,000

Note 10 — Related Party Transactions

In 2003 the Company purchased the software related to the PD2i Cardiac Analyzertm from one of its founding scientists, who is now an employee and a director. Terms of the Purchase and Royalty Agreement provide that $100,000 of the purchase price be deferred until the Company begins receiving revenue from the Analyzer. The Agreement further provides for an ongoing royalty to be paid to the scientist amounting to 10% of amounts received by the Company from any activities relating to the PD2i Cardiac Device for the life of the patents. Beginning in 2010 royalties were accrued as sales related to the PD2i Cardiac Device were made and some payments of such royalties were made during the year. The balance is included in the accompanying consolidated balance sheet as due to related party.

Additionally, on January 1, 2007 the Company entered into a Service Agreement (“Service Agreement”) with ALDA & Associates International, Inc. (“ALDA”), a consulting company owned and controlled by the Company’s Chief Executive and Financial Officer whereby three of the Company’s employees became employees of ALDA under a Professional Employer Organization (“PEO”) arrangement. This was subsequently increased to seven employees. The Service Agreement, which is a cost reimbursement only contract, provides for reimbursement of all of ALDA’s actual payroll and insurance related costs for these employees. Costs associated with the contract amounted to $909,000 and $1,599,000 for the years ended December 31, 2009 and 2010, respectively. See Note 16.

As discussed in Notes 4 and 5 the Company has certain bank loans. As a condition to making the loans, the bank received a two Certificates of Deposit valued at $300,000 from the Company’s Chief Executive and Financial Officer, David H. Fater, as standby collateral.

Note 11 — Income Taxes

For income tax purposes the Company has capitalized its losses (other than contract research and development) as start up costs. The startup costs will be amortized over a 15-year period when operations commence. The tax loss carry forward at December 31, 2010 amounts to $2,746,000 and begins to expire in 2023.

Significant components of the Company’s deferred tax assets are shown below. Certain reclassifications have been made to the 2009 components in the table as the derivative financial instruments relating to convertible debt issuances are considered equity. As such these create permanent differences and do not result in a future income tax expense or benefit to the Company.

A valuation allowance has been recognized to offset the deferred tax assets as of December 31, 2009 and 2010 as realization of such assets is uncertain.

	2009	2010
Deferred tax assets:
Tax loss carryforward	$788,000	$1,030,000
Start-up costs	10,671,000	12,687,000
General business credit carryforward	357,000	357,000
Equity-based compensation expense	991,000	1,012,000
Total deferred tax assets	12,807,000	15,086,000
Valuation allowance:
Beginning of year	(15,485,000)	(12,807,000)
Decrease (increase)	2,678,000	(2,279,000)
Ending balance	(12,807,000)	(15,086,000)
Net deferred tax assets	$—	$—

Pursuant to Sections 382 and 383 of the Internal Revenue Code, annual use of any of the Company’s net operating loss and credit carryforwards may be limited if cumulative changes in ownership of more than 50% occur during any three year period.

Note 13 — Leases

The Company is obligated under operating lease agreements for its office and administrative facilities. The leases expire in August and October 2011, and annual future minimum lease obligations as of December 31, 2010 total $82,000 in 2011.

Rent expense for the years ended December 31, 2009 and 2010 was $95,000 and $119,000, respectively.

Note 14 — Retirement plan

In December 2009 the Company established a defined contribution plan (“Plan”) to provide retirement benefits in return for services rendered. The Plan provides an individual account for each participant and has terms that specify how contributions to participant accounts are determined. Employees are eligible to participate in the Plan at time of hire as well as certain independent contractors at the discretion of management. The Plan provides for the Company to match employee contributions up to 4% of the employee’s salary and also provides for Company discretionary contributions of up to 6% of employee compensation. The Company made an initial grant to the Plan equal to 4% of each participant’s 2009 base compensation, resulting in Plan expense of $54,000 for 2009. There were no contributions to the Plan in 2010.

Note 15 — Commitments and Contingencies

From time to time the Company may become subject to threatened and/or asserted claims arising in the ordinary course of business. Management is not aware of any matters, either individually or in the aggregate, that are reasonably likely to have a material adverse effect on the Company’s financial condition, results of operations or liquidity.

The Company has employment agreements with its Chief Executive Officer, its Chief Medical Officer, its Chief Operating Officer and its scientists. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes.

Note 16 — Subsequent Events

The agreement with ALDA (see Note 10) was terminated effective January 1, 2011. All former ALDA employees are now Vicor employees, and the Company now administers its own compensation and benefits plans.

PART II

Information Not Required In Prospectus

Item 13.  Other Expenses of Issuance and Distribution

The following table sets forth the various costs and expenses to be incurred in connection with the issuance and distribution of the securities registered under this Registration Statement, other than underwriting discounts and commissions. All such expenses are estimates, except for the SEC registration fee and the FINRA filing fee. The following expenses will be borne solely by the Company.

SEC Registration Fee	$264
Printing and Engraving Expenses	$25,000
Legal Fees and Expenses	$150,000
Accounting Fees and Expenses	$20,000
Transfer Agent and Registrar Fees	$10,000
Miscellaneous Expenses	$15,000
Total	$220,264

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. Section 1 of Article VII of the Company’s bylaws provide for indemnification by the Company of its directors, officers, employees and agents to the fullest extent permitted by the DGCL.

Section 8 of the Company’s Amended and Restated Certification of Incorporation eliminates the liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under Delaware law. Under Section 102(b)(7) of the DGCL, a director shall not be exempt from liability for monetary damages for any liabilities arising (i) from any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

The Placement Agency Agreement (Exhibit 1.1) will provide for indemnification by the Placement Agents, the Company, its directors and officers, and by the Company, of the Placement Agents, for certain liabilities, including liabilities arising under the Securities Act of 1933, as amended (the “Act”), and affords certain rights of contribution with respect thereto.
Item 15.  Recent Sales of Unregistered Securities
The following is information furnished with regard to all securities sold by the Company within the past three years that were not registered under the Act.

Date of Sale	Securities/Transaction	Total OfferingPrice/Consideration	Purchasers
2008	Common Stock
January - December 2008	336,739 shares	Payments on the Notes* to extend the maturity date of the Notes.	Accredited Investors
April 2008	2,948,880 shares and warrants to purchase 3,194,620 shares at an exercise price of $1.00 per share, which warrants expire five years after the issue date.	Conversion of $1,228,000 principal amount of 10% Convertible Notes and a forbearance fee.	Accredited Investors
August 2008	30,000 shares	Services rendered	Employee
January - December 2008	13,104 shares	Guaranty of a loan	CEO
Series B Preferred Stock
March 2008	412,500 shares	Exchange of $330,000 principal amount of 2004 Notes	Accredited Investors
August 2008 - January 2009	357,210 shares and warrants to purchase 357,210 shares of common stock at an exercise price of $1.00 per share, which warrants expire five years after the issue date.	$357,210	Accredited Investors
January - August 2008	1,734,045 shares	Exchange of $1,227,326 principal amount of 12% Convertible Notes and $200,000 principal amount of 12% Convertible Notes	Accredited Investors
August 2008	115,000 shares and warrants to purchase 115,000 shares of common stock at an exercise price of $1.00 per share, which warrants expire five years after the issue date.	Satisfaction of trade payables of $102,000	Accredited Investors
January - December 2008	2,645,000 shares and warrants to purchase 2,645,000 shares of common stock at an exercise price of $1.00 per share, which warrants expire five years after the issue date.	$2,645,000	Accredited Investors
Notes
September 2008	Unsecured 10% Convertible Notes due on September 2008	Satisfaction of $100,000 account payable	Vendor
Options and Warrants
June 2008	42,500 options, at an exercise price of $0.55 per share, which expire ten years after the grant date.	Services rendered	Employees
August 2008	Warrants to purchase 11,719 shares of common stock at an exercise price of $0.64 per share, which expire five years after the issue date.	Fee in connection with the payment of the 12% Convertible Notes	Accredited Investors

Date of Sale	Securities/Transaction	Total OfferingPrice/Consideration	Purchasers
2009	Common Stock
January 2009	1,558,332 shares	Services rendered	Four Executive Officers
January 2009	87,167 shares	Director fees	Three Directors
January 2009	100,000 shares and warrants to purchase 39,000 shares of common stock an an exercise price of $1.00 per share, which warrants expire in five and a half years.	$25,000	Accredited Investors
January 2009	89,600 shares	$23,000	Accredited Investors
February 2009	240,00 shares and warrants to purchase 105,000 shares of common stock at an exercise price of $1.50 per share for 52,500 warrants and $1.00 per share for 52,500 warrants, which warrants expire in five years.	$96,000	Accredited Investors
March - April 2009	544,632 shares	Services rendered	Consultants
March - April 2009	45,000 shares	Extension of $300,000 Bridge Loans to the Company	Accredited Investor
April - June 2009	562,918 shares	Services rendered and cashless exercise of warrants	Accredited Investors
June 2009	247,357 shares	Services rendered	Accredited Investors
June - December 2009	2,285,002 shares	Conversion of $1,215,000 principal amount of 8% Convertible Notes	Accredited Investors
January - December 2009	14,196 shares	Guaranty of a loan	CEO
June 2009	7,500 shares and warrants to purchase 7,500 shares of common stock at an exercise price of $1.00 per share, which warrants expire in five years.	Services rendered	Consultant
Notes
May - September 2009	8% Convertible Notes, due two years after issue date, convertible into shares of common stock at any time. Perrin, Holder & Davenport Capital Corp. served as placement agent and received $196,775 and 395,550 shares of common stock.	$2,670,500	Accredited Investors
September - December 2009	Sales of 8% Subordinated Convertible Notes, due October 7, 2012, subordinated to the 8% Convertible Notes	$903,103	Accredited Investors

Date of Sale	Securities/Transaction	Total OfferingPrice/Consideration	Purchasers
Options and Warrants
	300,000 options with an exercise price of $0.90 per share, which expire ten years after grant date.	Director fees	Three Directors
June 2009	Repriced 120,000 warrants to modify their exercise price from $2.50 to $0.50 per share and repriced 25,000 warrants to modify their exercise price from $1.00 to $0.50 per share.	None	Accredited Investors
2010	Common Stock
January - December 2010	462,995 shares	Services rendered	Employees and consultants
January - November 2010	125,000 shares	Exercise of warrants at an exercise price of $0.01 per share.	Accredited Investor
May - October 2010	161,778 shares	Director fees	Three Directors
January - December 2010	10,556 shares	Guaranty of a loan	CEO
October - November 2010	460,938 shares	Fee in connection with the placement of 10% Convertible Promissory Notes	Accredited Investors
January - May 2010	3,318,515 shares	Conversion of outstanding 8% Convertible Notes	Accredited Investors
September 2010	417,416 shares	Conversion of Series A Convertible Cumulative preferred stock	Accredited Investor
September 2010	28,167 shares	Conversion of Series B Voting Junior Convertible Cumulative preferred stock	Accredited Investor
Options and Warrants
January - May 2010	675,000 optioons at exercise prices ranging from $0.51 per share to $0.71 per share, which expire seven years after the grant date.	Services rendered, issued pursuant to the Company's 2008 Stock Option Plan.	Employees and consultants
May 2010	200,000 options at exercise price of $0.80 per share, which expire seven years after the grant date.	Services rendered, issued pursuant to the Company's 2008 Stock Option Plan.	One Director
July 2010	100,000 warrants to purchase common stock at exercise price of $1.00 per share, which expire five years after grant date.	Services rendered	Consultant

Date of Sale	Securities/Transaction	Total OfferingPrice/Consideration	Purchasers
November 2010	400,000 options at exercise prices of $0.68 per share, which expire seven years after the grant date.	Services rendered, issued pursuant to the Company's 2008 Stock Option Plan.	Four Directors
January - May 2010	$2,144,000 of 8% Subordinated Convertible Notes and 3,123,500 warrants to purchase common stock at an exercise price of $1.00 per share, which expire in five years.	$2,144,000	Accredited Investors
October - November 2010	$2,804,000 of 10% ConvertiblePromissory Notes and 6,231,198 warrants to purchase common stock at an exercise price of $0.80 per share, which expire in four years.	$2,804,000	Accredited Investors
2011	Common Stock
January 2011	125,000 shares	Services rendered	Employee
January - April 2011	128,484 shares	Director fees	Four Directors
January - May 2011	215,193 shares	Services rendered	Eleven members of Scientific Advisory Board
April - June 2011	4,568,378 shares	Conversion of outstanding 10% Convertible Promissory Notes	Accredited Investors
January - June 2011	3,640 shares	Guaranty of a loan	CEO
January - June 2011	557,267 shares	Services rendered	Consultants
May - July 2011	59,750 shares	Exercise of warrants	Accredited Investors
Notes
April - May 2011	$350,000 of 15% Promissory Notes, including 150,000 shares of common stock	$350,000	Accredited Investors
Options and Warrants
January 2011	200,000 options at exercise price of $0.55 per share, which expire seven years after the grant date.	Services rendered, issued pursuant to the Company's 2008 Stock Option Plan.	Employee

*	Notes refers to the 10% Convertible Notes, the 12% Convertible Notes, the 15% Notes and the 2004 Notes.

The securities issued in the foregoing transactions were exempt from registration under Section 4(2) of the Securities Act of 1933, as amended (“Securities Act”) and/or Rule 506 promulgated thereunder as transactions by an issuer not involving a public offering. All of the investors were accredited investors or were sophisticated investors who had access to comprehensive information about the Company and represented their intention to acquire the securities for investment only and not with a view to distribute or sell the securities. The Company placed legends on the certificates stating that the securities were not registered under the Securities Act and set forth the restrictions on their transferability and sale. No general advertising or solicitation was used in selling the securities. Except as set forth in the table above, no commissions or underwriting fees were paid to any placement agents in connection with the sale or issuances of the securities. Additionally, the exchange/conversion of the 8% Convertible Notes, the 10% Convertible Notes and the 12% Convertible Notes into shares of common stock were exempt from registration under the provisions of Section 3(a)(9) of the Securities Act.

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

No.

2.1
Purchase and Royalty Agreement, by and between Vicor Technologies, Inc. and James E. Skinner, dated October 24, 2002 (incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

2.2
Asset Purchase Agreement, by and between Nonlinear Medicine, Inc. and Enhanced Cardiology, Inc., dated May 29, 2003 (incorporated by reference to Exhibit 2.2 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

2.3
First Amendment to the Purchase and Royalty Agreement, by and between Vicor Technologies, Inc. and James E. Skinner, dated July 24, 2003 (incorporated by reference to Exhibit 2.3 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

2.4
Second Amendment to the Purchase and Royalty Agreement, by and between Vicor Technologies, Inc. and James E. Skinner, dated September 18, 2003 (incorporated by reference to Exhibit 2.4 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

2.5
First Amendment to the Asset Purchase Agreement, by and between Nonlinear Medicine, Inc. and Enhanced Cardiology, Inc., dated September 18, 2003 (incorporated by reference to Exhibit 2.5 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

2.6
Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of July 28, 2006 (incorporated by reference to Annex A to the Registration Statement on Form S-4 filed with the SEC on December 6, 2006, File No. 333-139141).

2.7
First Amendment to the Agreement and Plan of Merger, by and among SRKP 6, Inc., Vicor Acquisition Corp., and Vicor Technologies, Inc., dated as of December 6, 2006 (incorporated by reference to Annex A to the Company's Registration Statement on Form S-4 filed with the SEC on December 6, 2006, File No. 333-139141).

3.1.1
Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

3.1.2
Certificate of Designations, Preferences and Rights of Series A 8.0% Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

3.1.3
Certificate of Designations, Preferences and Rights of Series B 8.0% Convertible Cumulative Preferred Stock (incorporated by reference to Exhibit 3.1.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 30, 2008 filed with the SEC on May 15, 2008 File No. 000-51475).

3.1.4
Second Amendment to the Company’s Certificate of Designation for Series B Preferred Stock filed with the Delaware Secretary of State on August 6, 2010 (incorporated by reference to Exhibit 3.2 in the Company’s Form 8-K filed with the SEC on August 11, 2010).

3.1.5	Certificate of Amendment of the Certificate of Incorporation of Vicor Technologies, Inc. filed with the Delaware Secretary of State on November 16, 2010.

3.2	Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

4.1	See Exhibits 3.1.1, 3.1.2, 3.1.3 and 3.2 for provisions of the Articles of Incorporation and Bylaws of the Company defining rights of holders of the Company's outstanding securities.

4.2	Form of common stock certificate.*

4.3	Form of Purchase Agreement between Vicor Technologies, Inc. and each investor signatory thereto.

5.1	Opinion of Akerman Senterfitt.*

10.1	Vicor Technologies, Inc. 2002 Stock Option Plan (incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+

10.2
Form of Participant Agreement for the 2002 Stock Option Plan (incorporated by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+

10.3
Executive Court Lease Agreement Boca Office, by and between RJL Company Limited Partnership and Vicor Technologies, Inc., dated July 6, 2006 (incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

10.4
Employment Agreement, by and between Vicor Technologies, Inc. and David H. Fater, dated June 1, 2002 (incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+

10.5
Amendment No. 1 to the Employment Agreement, by and between Vicor Technologies, Inc. and David H. Fater, dated October 24, 2003 (incorporated by reference to Exhibit 10.5 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).+

10.6
Employment Agreement, by and between Vicor Technologies, Inc. and Jerry M. Anchin, dated January 1, 2006 (incorporated by reference to Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2010, File No. 000-51475).+

10.7
Employment Agreement, by and between Vicor Technologies, Inc. and James E. Skinner, dated January 1, 2009 (incorporated by reference to Exhibit 10.3 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on May 11, 2010, File No. 000-51475).+

10.8
Employment Agreement dated January 1, 2010 between the Company and Daniel Weiss (incorporated by reference to Exhibit 10.8 of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009).+

10.9	Vicor Technologies, Inc. 2008 Stock Incentive Plan (incorporated by reference to Appendix A in the Company's definitive proxy statement filed with the SEC on May 15, 2008 (File No. 000-51475).+

10.10
Form of Registration Rights Agreement, between the Company and certain stockholders, dated March 30, 2007 (incorporated by reference to Exhibit 10.11 to the Company's Registration Statement on Form SB-2 filed with the SEC on May 14, 2007, File No. 333-142948).

10.11
Form of Registration Rights Agreement, between the Company, certain stockholders and WestPark Capital, Inc., dated March 30, 2007 (incorporated by reference to Exhibit 10.12 to the Company's Registration Statement on Form SB-2 filed with the SEC on May 14, 2007, File No. 333-142948).

10.12
Service Agreement dated January 1, 2007 by and between ALDA & Associates International, Inc. and Vicor Technologies, Inc. (incorporated by reference to Exhibit 10.2 in the Company's Quarterly Report on Form 10-QSB for the quarter ended March 30, 2007 filed with the SEC on May 15, 2007).

10.13
Consulting Agreement dated January 1, 2010 between Vicor Technologies Inc. and T.J. Bohannon, Inc (incorporated by reference to Exhibit 10.15 in the Company's Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 31, 2010).+

10.14
Form of 8% Subordinated Convertible Promissory Note (incorporated by reference to Exhibit 10.1 in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2010 filed with the SEC on May 11, 2010).

10.15
Form of Subscription Agreement dated October 8, 2010 between Vicor Technologies Inc. and each investor (incorporated by reference to Exhibit 10.1 in the Company’s Current Report on Form 8-K filed with the SEC on October 8, 2010).

10.16
Form of Convertible Note dated October 8, 2010 between Vicor Technologies, Inc. and each investor (incorporated by reference to Exhibit 10.2 in the Company’s Current Report on Form 8-K filed with the SEC on October 8, 2010).

10.17
Form of Warrant Agreement dated October 8, 2010 between Vicor Technologies, Inc. and each investor (incorporated by reference to Exhibit 10.3 in the Company’s Current Report on Form 8-K filed with the SEC on October 8, 2010).

10.18	Lease Agreement, dated March 16, 2010, between Vicor Technologies, Inc. and Beck Hospitality Inc. III

10.19	First Amendment to Lease Agreement, dated April , 2010, between Vicor Technologies, Inc. and Beck Hospitality Inc. III

10.20
Securities Purchase Agreement dated as of July 14, 2011 between Vicor Technologies, Inc. and Centaurian Fund. (previously filed as Exhibit 10.20 in the Company's Registration Statement on Form S-1, File No. 333-1757. filed with the SEC on July 22, 011).

10.21	Registration Rights Agreement dated as of July 14, 2011 between Vicor Technologies, Inc. and Centaurian Fund (previously filed as Exhibit 10.21 in the Company's Registration Statement on Form S-1, File No. 333-1757. filed with the SEC on July 22, 011).

14.1
Code of Ethics (incorporated by reference to Exhibit 14.1 in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 31, 2008, as amended on April 3, 2008).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company's Current Report on Form 8-K filed with the SEC on April 5, 2007, File No. 000-51475).

23.1	Consent of Daszkal Bolton, Independent Registered Public Accounting Firm.*

+	Management Compensation Plan or Arrangement.

*	Filed herewith.

**	To be filed by amendment.

(b) Financial Statement Schedules

None.

Item 17.  Undertakings

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or a controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2)        The undersigned registrant hereby undertakes that:

(a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement at the time it was declared effective.

(b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of Boca Raton, State of Florida on August 8, 2011.

VICOR TECHNOLOGIES, INC.

By:	/s/ David H. Fater	By:	/s/ Thomas J. Bohannon
Name:	David H. Fater	Name:	Thomas J. Bohannon
Title:	Chief Executive Officer	Title:	Chief Financial Officer
	(principal executive officer)		(principal financial officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David H. Fater and Thomas J. Bohannon and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all (1) amendments (including post-effective amendments) to this registration statement and (2) any subsequent registration statements, and any and all amendments thereto (including post-effective amendments), relating to the transactions contemplated by this registration statement filed pursuant to 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them individually, full power and authority to do and perform each and every act and thing requisite or necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or each of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David H. Fater	Chief Executive Officer	August 8, 2011
David H. Fater	and Director (principal executive
officer)

/s/ Thomas J. Bohannon	Chief Financial Officer (principal	August 8, 2011
Thomas J. Bohannon	financial officer)

/s/ James E. Skinner, Ph.D.	Vice President Research and Science and	August 8, 2011
James E. Skinner, Ph.D.	Director

/s/ Jerry M. Anchin, Ph.D.	Vice President Product Development and	August 8, 2011
Jerry M. Anchin, Ph.D.	Physician Training and Director

/s/ Joseph C. Franchetti	Director	August 8, 2011
Joseph C. Franchetti

/s/ Frederick M. Hudson	Director	August 8, 2011
Frederick M. Hudson

/s/ Ronald A. Malone	Director	August 8, 2011
Ronald A. Malone

/s/ Frank B. Wheeler	Director	August 8, 2011
Frank B. Wheeler